Exhibit 2.1

EXECUTION VERSION

TRANSACTION AGREEMENT

BY AND BETWEEN

BORGWARNER INC.

(A DELAWARE CORPORATION)

AND

DELPHI TECHNOLOGIES PLC

(A PUBLIC LIMITED COMPANY INCORPORATED UNDER THE LAWS OF THE BAILIWICK OF JERSEY),

JANUARY 28, 2020

i

ii

Annex I	Index of Defined Terms
Annex II	Form of Scheme of Arrangement

iii

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”), dated as of January 28, 2020, is by and between BorgWarner Inc., a Delaware corporation (“Buyer”), and Delphi Technologies PLC, a public limited company incorporated under the Laws of the Bailiwick of Jersey (“Company” and, together with Buyer, the “Parties”).

WITNESSETH:

WHEREAS, the Parties intend that the Company Ordinary Shares be acquired by Buyer on the terms and subject to the conditions set out in this Agreement (the “Transaction”), pursuant to the Scheme of Arrangement, the Offer or the Merger (as the case may be);

WHEREAS, the Board of Directors of Company has (i) unanimously determined that the Transaction and the Scheme of Arrangement are in the best interests of Company and the Company Shareholders, and declared it advisable to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transaction and the Scheme of Arrangement, and (iii) resolved to recommend the approval of the Scheme of Arrangement at the Scheme Meeting and the passing of the Company Shareholder Resolutions by the Company Shareholders;

WHEREAS, the Board of Directors of Buyer has (i) unanimously determined that the Transaction is in the best interests of Buyer and the Buyer Shareholders, and declared it advisable to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transaction and the Scheme of Arrangement; and

WHEREAS, Company and Buyer desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Company and Buyer agree as follows:

ARTICLE I

THE TRANSACTION

Section 1.1 The Transaction. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Laws of the Bailiwick of Jersey, the Companies Law, and the terms of the Scheme of Arrangement: (i) all the Company Ordinary Shares then outstanding shall be transferred from the Company Shareholders to Buyer (or a Subsidiary of Buyer designated by Buyer prior to the filing of the Scheme of Arrangement with the Court); and (ii) Buyer shall issue New Buyer Shares and cause New Buyer Shares to be delivered to the Company Shareholders. The Company Ordinary Shares will be acquired with full title guarantee, free from all Liens (other than those arising under generally applicable securities Laws) and together with all rights at the Effective Time or thereafter attached thereto, including the right to receive and retain all dividends and other distributions (if any).

Section 1.2 Closing. The closing of the Transaction (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP at 425 Lexington Avenue, New York, New York, 10017 on a date to be agreed upon by Buyer and Company that is no later than the fifth business day following the date on which the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) occurs, or at such other place, date and time as Company and Buyer may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.” The Closing shall be deemed to have occurred as of 12:01 a.m. New York time on the Closing Date.

Section 1.3 Effective Time. On the Closing Date, the Scheme of Arrangement shall become effective at such time as an act of the Royal Court of Jersey (the “Court”) sanctioning the Scheme of Arrangement (such order, the “Court Order”) has been delivered to the Registrar of Companies in Jersey (such date and time is hereinafter referred to as the “Effective Time”).

ARTICLE II

TRANSFER OF COMPANY ORDINARY SHARES; ISSUANCE OF NEW BUYER SHARES

Section 2.1 Transfer of Company Ordinary Shares. At the Effective Time, all Company Ordinary Shares then outstanding shall be transferred from the Company Shareholders in accordance with the provisions of the Scheme of Arrangement, Section 1.1, this Section 2.1 and Section 2.2, and the Company Shareholders shall cease to have any rights with respect to the Company Ordinary Shares, except their rights under the Scheme of Arrangement, including the right to receive the Consideration. At the Effective Time, or as promptly as reasonably practicable thereafter, Company’s Register of Members will be updated in accordance with the provisions of the Scheme of Arrangement to reflect the transfer of the Company Ordinary Shares under the Scheme of Arrangement.

Section 2.2 Consideration; Issuance of New Buyer Shares.

(a) Consideration. Subject to and in consideration for the transfer of the Company Ordinary Shares pursuant to Section 2.1, on the Closing Date, Buyer shall, under the Scheme of Arrangement and subject to the terms and conditions thereof and subject to Section 2.2(b), Section 2.3 and Section 2.7, for each Company Ordinary Share subject to the Scheme of Arrangement, issue 0.4534 (as may be adjusted pursuant to Section 2.2(b), the “Exchange Ratio”) of New Buyer Shares (the “Share Consideration”, and together with the Fractional Share Consideration, the “Consideration”) duly authorized, validly issued, and credited as fully paid, non-assessable and free from all Liens, in each case, to the relevant Company Shareholders.

(b) Share Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Company Ordinary Shares or shares of Buyer Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, share split, reverse share split, combination or exchange of shares, or a stock dividend shall be declared with a record date within such period, or any similar event shall have occurred, then the Exchange Ratio shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 2.2(b) shall be construed to permit Company or Buyer to take any action with respect to its securities that is prohibited by Section 5.1 or the other terms of this Agreement.

(c) Exchange Procedures.

(i) Prior to the Closing, Buyer shall (A) select a nationally recognized bank or trust company reasonably acceptable to Company to act as exchange agent for the payment of the Consideration (“Exchange Agent”) and (B) enter into an exchange agent agreement, in form and substance reasonably acceptable to Company, with such Exchange Agent. On the Closing Date, Buyer shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of Company Shareholders, (1) certificates or, at Buyer’s option, evidence of shares in book-entry form, representing the aggregate Share Consideration and (2) cash in an amount equal to the aggregate Fractional Share Consideration. All shares and cash deposited with the Exchange Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Exchange Fund”.

(ii) As promptly as reasonably practicable after the Effective Time, and in any event within three business days after the Effective Time, Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Ordinary Shares (the “Certificates”) or non-certificated Company Ordinary Shares represented by book-entry (the “Book-Entry Shares”) that is entitled to receive the Consideration pursuant to Section 2.2(a) (i) a letter of transmittal, which shall specify, in the case of certificated Company Ordinary Shares, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as Buyer and Exchange Agent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the Consideration. Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Company or Buyer, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Consideration pursuant to the provisions of this Article II for each Company Ordinary Share formerly represented by such Certificate or Book-Entry Share, to be delivered within ten business days following the later to occur of (x) the Effective Time or (y) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition precedent to payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Buyer that such Tax either has been paid or is not required to be paid. Payment of the Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Consideration as contemplated by this Article II, without interest thereon. Any portion of the Exchange Fund which has not been transferred to the holders of Company Ordinary Shares within twelve months of the Effective Time shall be delivered to Buyer or its designee(s) promptly upon request by Buyer, it being understood that no such delivery shall affect any legal right that a Company Shareholder may have to receive the Consideration. None of Buyer, Company or the Exchange Agent or any of their respective affiliates or agents shall be liable to any person in respect of any Consideration (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(d) The Parties’ obligations in relation to the issuance of the New Buyer Shares will be as set out more specifically in the Scheme of Arrangement.

(e) At the Effective Time, the stock transfer books of Company shall be closed and thereafter there shall be no further registration of transfers of Company Ordinary Shares on the records of Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Company Ordinary Shares formerly represented thereby except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Buyer for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(f) In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof (such affidavit to be in a form reasonably satisfactory to Buyer and the Exchange Agent), the Consideration payable in respect thereof pursuant to Section 2.2(a) hereof, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.7; provided, however, that Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such reasonable and customary amount as Buyer may direct as indemnity against any claim that may be made against Buyer and its Subsidiaries or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

Section 2.3 Company Long Term Incentive Awards.

(a) Company Restricted Stock Units. Except with respect to the Existing RSU Awards set forth on Section 2.3(a) of the Company Disclosure Schedule, which schedule may be updated by Buyer prior to the Closing to list additional Existing RSU Awards (the “Scheduled RSU Awards”), each Existing RSU Award, whether vested or unvested, shall, as of immediately prior to the Effective Time, automatically and without any action on the part of the holder thereof, be cancelled and converted on the same terms and conditions (including applicable vesting conditions) applicable to such Existing RSU Award under the applicable Company Stock Plan and Award Agreement in effect immediately prior to the Closing into an award of restricted stock units of Buyer covering a number of shares of Buyer Common Stock, rounded up or down to the nearest whole share, determined by multiplying the number of Company Ordinary Shares subject to such Existing RSU Award immediately prior to Closing by the Exchange Ratio (such restricted stock unit of Buyer, a “Converted RSU Award”); provided, that, each such Converted RSU Award shall immediately become fully vested upon any “Qualifying Termination” as defined in the Award Agreements of the holder thereof. Each Scheduled RSU Award, whether vested or unvested, shall, as of immediately prior to the Effective Time, automatically and without any action on the part of the holder thereof, be cancelled and converted into the right to receive, for each restricted stock unit subject to such Scheduled RSU Award, an amount of cash equal to the Cash Value.

(b) Company Performance-Based Restricted Stock Units. Except with respect to the Existing PSU Awards set forth on Section 2.3(b) of the Company Disclosure Schedule, which schedule may be updated by Buyer prior to the Closing to list additional Existing PSU Awards (the “Scheduled PSU Awards”), each Existing PSU Award, whether vested or unvested, shall, as of immediately prior to the Effective Time, automatically and without any action on the part of the holder thereof, be cancelled and converted into an award of restricted stock units of Buyer covering a number of shares of Buyer Common Stock, rounded up or down to the nearest whole share, determined by multiplying (i) the number of Company Ordinary Shares subject to such Existing PSU Award immediately prior to the Closing, with performance deemed to have been achieved (for the sole purpose of determining the number of Company Ordinary Shares subject to such Existing PSU Award) at the greater of (A) the value of the performance units subject to such Existing PSU Award based on the level of attainment of the applicable performance goal as of the Effective Time, as determined by the compensation committee of the Company Board of Directors in its reasonable judgment (such value with respect to an Existing PSU Award, the “Achieved PSU Number”)), and (B) the target number of Ordinary Shares subject to such Existing PSU Award, by (ii) the Exchange Ratio (such restricted stock unit of Buyer, a “Converted PSU Award”). Each Converted PSU Award shall (i) be subject to the same time-based vesting conditions that applied to the Existing PSU Award immediately prior to Closing and shall not be subject to any performance-based vesting conditions and (ii) in all other respects be subject to substantially the same terms and conditions applicable to the Existing PSU Award under the applicable Company Stock Plan and Award Agreement governing such Existing PSU Award as in effect immediately prior to Closing; provided, that, each such Converted PSU Award shall immediately become fully vested upon any “Qualifying Termination” of employment as defined in the Award Agreements of the holder thereof. Each Scheduled PSU Award, whether vested or unvested, shall, as of immediately prior to the Effective Time, automatically and without any action on the part of the holder thereof, be cancelled and converted into the right to receive, for each restricted stock unit subject to such Scheduled PSU Award (which, for this purpose, shall be a number equal to the greater of the Achieved PSU Number and the target number of Ordinary Shares subject to the Scheduled PSU Award) an amount of cash equal to the Cash Value.

(c) Company Share Options. Each Existing Option, whether vested or unvested, shall, as of the Effective Time, automatically and without any action on the part of the holder thereof be cancelled and of no further force or effect as of the Effective Time and automatically converted into the right to receive an amount of cash equal to the product of (i) the excess, if any, of the Cash Value over the exercise price per Company Ordinary Share of such Existing Option multiplied by (ii) the total number of Company Ordinary Shares subject to such Existing Option. For the avoidance of doubt, where the exercise price per Company Ordinary Share of any Existing Option equals or exceeds the Cash Value, such Existing Option shall be cancelled without any payment therefore.

(d) Company Director Units. Each Existing DU Award shall, in accordance with the terms and conditions applicable to such Existing DU Award under the applicable Company Stock Plan and Award Agreement in effect immediately prior to Closing, (i) vest as of the Effective Time and (ii) automatically and without any action on the part of the holder thereof, be cancelled and converted into the right to receive, for each restricted stock unit subject to such Existing DU Award, an amount of cash equal to the Cash Value.

(e) Company and Buyer shall each take, or procure the taking of, all action necessary, as applicable, to provide for the treatment of the Existing RSU Awards, Existing PSU Awards, Existing Options and Existing DU Awards (collectively, the “Company Equity Awards”) as set forth in the foregoing provisions of this Section 2.3, including the adoption by the Company Stock Plan Committee of resolutions determining that each Converted RSU Award and Converted PSU Award satisfies the conditions set forth in the applicable Award Agreement of a “Replacement Award” (as defined in the applicable Award Agreement).

(f) Buyer shall, or shall cause Company to, pay all amounts payable pursuant to this Section 2.3 as promptly as reasonably practicable (but in any event no later than 5 Business Days) after the Effective Time; provided that, to the extent any such amounts relate to an Existing RSU Award, Existing PSU Award or Existing DU Award that is nonqualified deferred compensation subject to Section 409A of the Code, the Buyer shall, or shall cause Company to, pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Existing RSU Award, Existing PSU Award, or Existing DU Award that will not trigger a tax or penalty under Section 409A of the Code.

(g) As of the Effective Time, Buyer shall assume all of the Company Stock Plans, including (i) all of the obligations of Company with respect to the Company Equity Awards and (ii) with respect to any amount of shares (as adjusted pursuant to the Exchange Ratio) that remain (or may again become) available for future issuance thereunder (“Remaining Stock Plan Shares”), subject to any limitations under applicable Law or any applicable securities exchange listing requirements. In addition, as promptly as reasonably practicable following the Closing Date (but in no event more than five (5) business days following the Closing Date), Buyer shall file with the SEC one or more appropriate registration statements with respect to all shares of Buyer Common Stock that may be issued in connection with the Converted RSU Awards, Converted PSU Awards and Remaining Stock Plan Shares and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Converted RSU Awards, Converted PSU Awards and Remaining Stock Plan Shares remain outstanding.

Section 2.4 Withholding Rights. Buyer, Company, any of their respective affiliates, and any other person shall be entitled to deduct and withhold from any consideration or other amount otherwise payable pursuant to this Agreement or the Scheme of Arrangement such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder, or any other applicable state, local or national Tax Law applicable in any jurisdiction; provided, that Buyer, Company, or any of their respective affiliates, if applicable, will provide reasonable advance notice of any such withholding or deduction and shall work with the other Party in good faith to reduce or eliminate such deduction or withholding. To the extent that amounts are so withheld and duly and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Section 2.5 Company and Buyer Actions Prior to and at Closing.

(a) On or prior to the Closing Date, Company shall procure that a meeting of the Board of Directors of Company (or a duly authorized committee thereof) is held at which resolutions are passed (conditional upon the delivery of the Court Order to the Registrar of Companies in Jersey and effective as of the Effective Time) approving:

(i) the transfer to Buyer of the Company Ordinary Shares provided to be transferred under the Scheme of Arrangement and the registration as a member of such person(s) in accordance with the Scheme of Arrangement in respect of such Company Ordinary Shares;

(ii) the removal or resignation of the directors of Company; and

(iii) the appointment of such persons as Buyer shall determine (acting reasonably) as the directors of Company.

(b) On or prior to the Closing Date, Buyer shall procure that a meeting of the Board of Directors of Buyer (or a duly authorized committee thereof) is held at which resolutions are passed, conditional upon the delivery of the Court Order to the Registrar of Companies in Jersey (and effective as of the Effective Time), approving (i) the issuance, in accordance with and subject to the terms and conditions of Section 2.2 and the Scheme of Arrangement, to holders of the Company Ordinary Shares of the number of New Buyer Shares provided for in the Scheme of Arrangement, and (ii) the payment of the Fractional Share Consideration.

(c) On the Closing Date, Company shall:

(i) deliver the Court Order to the Registrar of Companies in Jersey with a copy to Buyer;

(ii) deliver to Buyer a certified copy of the resolutions referred to in Section 2.5(a);

(iii) deliver to Buyer a letter of resignation (or evidence of removal) from each director who resigns (or is removed) in accordance with Section 2.5(a)(ii); and

(iv) deliver to Buyer all Certificates received by Company in respect of the Company Ordinary Shares (if any) transferred to Buyer in accordance with the Scheme of Arrangement; provided that to the extent any such Certificates are received after the Closing Date, delivery to Buyer shall be made as promptly as reasonably practicable thereafter.

(d) On the Closing Date, Buyer shall deliver to Company a certified copy of the resolutions referred to in Section 2.5(b).

Section 2.6 Further Assurances. If at any time before or after the Effective Time, Buyer or Company reasonably believes that any further instruments, deeds, documents, conveyances, assignments or assurances (including any consents, notices or permits) are reasonably necessary or desirable to consummate the Transaction or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Buyer and Company and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Transaction and to carry out the intent and purposes of this Agreement.

Section 2.7 No Fractional Shares.

(a) No fractional shares of New Buyer Shares shall be issued to holders of Company Ordinary Shares in connection with the Scheme of Arrangement and no certificates for any such fractional shares shall be issued.

(b) All fractional shares to which a single record holder of Company Ordinary Shares would be entitled shall be aggregated, and calculations shall be rounded to three decimal places. In lieu of any such fractional shares, each holder of Company Ordinary Shares who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest and subject to any required Tax withholding, as provided for in Section 2.4, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of New Buyer Shares to which such holder would otherwise have been entitled but for this Section 2.7 and (ii) an amount equal to the Closing Volume-Weighted Average Price (the “Fractional Share Consideration”). The Parties acknowledge that payment of the net proceeds from the sale of the fractional shares of New Buyer Shares was not separately bargained-for consideration but merely represents mechanical rounding off for purposes of avoiding the expense and inconvenience to Buyer that would otherwise be caused by the issuance of fractional shares of New Buyer Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed (a) in the Company SEC Documents filed or furnished prior to the date hereof but on or after January 1, 2018 (without giving effect to any amendment to any such Company SEC Document filed on or after the date hereof and excluding (i) any disclosures set forth in any such Company SEC Document in any risk factor section, (ii) any disclosure in any section relating to forward-looking statements and (iii) any other statements that are predictive or forward-looking in nature other than historical facts included therein), or (b) in the disclosure schedule delivered by Company to Buyer immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), Company represents and warrants to Buyer as follows:

Section 3.1 Qualification, Organization, Subsidiaries, Capitalization.

(a) Company is a public limited company duly incorporated and validly existing under the Laws of the Bailiwick of Jersey and has the requisite corporate power and authority to enter into and perform this Agreement. Company has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have a Company Material Adverse Effect. Each of Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its respective jurisdiction of organization and has the requisite capacity, power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing as a foreign entity (where such concept is recognized under applicable Law) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Company has made available to Buyer, prior to the date hereof, true and complete copies of Company’s articles of association (the “Company Articles of Association”). Company is not in violation, in any material respect, of the Company Articles of Association. None of Company’s “significant subsidiaries” as of the date hereof, as such term is defined in Regulation S-X promulgated by the U.S. Securities and Exchange Commission (“SEC”), as identified in Section 3.1(b) of the Company Disclosure Schedule (the “Company Material Subsidiaries”), is in violation, in any material respect, of any of its articles of association, certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents, in each case as amended to and in effect as of the date hereof (collectively and, together with the Company Articles of Association, the “Company Organizational Documents”).

(c) As of the close of business on January 24, 2020, (i) 86,071,640 Company Ordinary Shares were issued and outstanding, and (ii) up to 7,000,140 Company Ordinary Shares were available for issuance under the Company Long-Term Incentive Plan, of which amount (A) no Company Ordinary Shares may be issued upon the exercise of Existing Options, (B) 678,923 Company Ordinary Shares were subject to Existing RSU Awards, (C) 879,249 Company Ordinary Shares were subject to Existing PSU Awards (assuming target performance of any applicable performance vesting conditions) and (D) 70,924 Company Ordinary Shares were subject to Existing DU Awards. In addition, as of the close of business on January 24, 2020, 1,006,077 Company Ordinary Shares may be issued upon the exercise of Existing Options awarded pursuant to Company Stock Plans. All outstanding Company Ordinary Shares are, and all such Company Ordinary Shares that may be issued prior to the Effective Time, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in this Section 3.1(c), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities, Rights Plans, Rights or other similar rights, agreements or commitments to which Company or any of its Subsidiaries is a party (A) obligating (or, in connection with a Rights Plan, empowering the Board of Directors of) Company or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any equity interests of Company or any Subsidiary of Company or securities convertible into or exchangeable for such equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (3) redeem or otherwise acquire any such equity interests, or (4) make any payment to any person the value of which is derived from or calculated based on the value of any equity security issued by Company or any of its Subsidiaries or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by Company or its Subsidiaries. With respect to each grant of Company Equity Awards, each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act, the Securities Act and all other applicable Laws, including the rules of the NYSE.

(d) Section 3.1(d) of the Company Disclosure Schedule sets forth all outstanding indebtedness for borrowed money (including guarantees, but for the avoidance of doubt, excluding finance leases, real property leases, and other similar obligations) of Company and any of its Subsidiaries and the aggregate principal amount thereof as of January 24, 2020 (excluding any indebtedness for borrowed money with respect to Company’s customer receivables programs and factoring arrangements in the ordinary course of business). Neither Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the Company Shareholders on any matter.

(e) There are no voting trusts or other agreements to which Company or any of its Subsidiaries is a party with respect to the voting or registration of the equity interests of Company or any of its Subsidiaries.

(f) No Subsidiary of Company owns any equity interests of Company, and Company or a Subsidiary of Company owns, directly or indirectly, all of the issued and outstanding equity interests of each Subsidiary of Company, free and clear of any preemptive rights and any Liens other than Company Permitted Liens, and all of such equity interests are duly authorized, validly issued, fully paid and nonassessable (where such concept is applicable and recognized under applicable Law) and free of preemptive rights. Except for equity interests in Company’s Subsidiaries, neither Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person). Except for any obligations pursuant to this Agreement, neither Company nor any of its Subsidiaries has any obligation to acquire any equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Neither Company nor any of its Subsidiaries has any obligation, other than pursuant to the Company Stock Plans, to repurchase, redeem or otherwise acquire any equity interests of Company or any such Subsidiary.

(g) The Company Material Subsidiaries identified in Section 3.1(b) of the Company Disclosure Schedule include each “significant subsidiary,” as such term is defined in Regulation S-X promulgated by the SEC, of Company as of the date hereof.

Section 3.2 Company Authority Relative to this Agreement; No Violation.

(a) Company has the requisite corporate power and authority to execute and deliver this Agreement and each other document to be entered into by Company in connection with the transactions contemplated hereby (together with this Agreement, the “Company Transaction Documents”) and, subject to Section 3.2(b), upon receipt of the Company Shareholder Approval and the Court Order, will have the requisite corporate power and authority to consummate the transactions contemplated hereby and thereby, including the Transaction. The execution, delivery and performance of this Agreement and the other Company Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Company and, except for the Company Shareholder Approval and the filing of the required documents and other actions in connection with the Scheme of Arrangement with, and subject to receipt of the required sanctioning of the Scheme of Arrangement by, the Court, no other corporate action on the part of Company or vote of the Company Shareholders is necessary to authorize the execution and delivery by Company of this Agreement and the other Company Transaction Documents and the consummation of the Transaction. The Board of Directors of Company has duly and validly adopted resolutions

(i) approving and declaring advisable this Agreement, including the Transaction, the Scheme of Arrangement and the other transactions contemplated hereby, (ii) declaring that it is in the best interests of the Company Shareholders that Company enter into this Agreement and consummate the Transaction, the Scheme of Arrangement and the other transactions contemplated hereby on the terms and subject to the conditions set forth herein, and (iii) directing that an application be made to the Court pursuant to the Scheme of Arrangement. The Board of Directors of Company has further resolved that it will, subject to Section 5.3, recommend that the Company Shareholders vote in favor of all the resolutions comprising the Company Shareholder Approval at duly held meetings of such shareholders for such purposes (such recommendation referred to herein as the “Company Board Recommendation”). None of the aforementioned resolutions, as of the date hereof, have been rescinded, modified or withdrawn in any way. Each of the Company Transaction Documents has been duly and validly executed and delivered by Company and, assuming each such Company Transaction Document has been duly authorized, executed and delivered by each other counterparty thereto, each of the Company Transaction Documents constitutes the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforcement may be subject to (A) the effect of bankruptcy, insolvency, reorganization, receivership, administration, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Enforceability Exceptions”).

(b) Other than in connection with or in compliance with (i) the Companies Law, (ii) the U.S. Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder (the “Exchange Act”), (iii) the U.S. Securities Act of 1933, and the rules and regulations promulgated thereunder (the “Securities Act”), (iv) the rules and regulations of the New York Stock Exchange (“NYSE”), (v) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder (the “HSR Act”), and the antitrust, competition, foreign investment or similar Laws outside of the United States set forth in Section 3.2(b) of the Company Disclosure Schedule and (vi) the approvals set forth in Section 3.2(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), and, subject to the accuracy of the representations and warranties of Buyer in Section 4.2(b), no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, or notice to, any United States, state of the United States or non-United States governmental or regulatory agency, commission, court, body, entity or authority, other market administrator, international treaty or standards organization, or national, regional or state organization (each, a “Governmental Entity”) is necessary, under applicable Law, for the execution, delivery and performance of this Agreement or the consummation by Company of the transactions contemplated hereby, except for such authorizations, consents, Orders, licenses, permits, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution, delivery and performance by Company of this Agreement do not, and (assuming the Company Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, suspension, limitation or impairment of any right of Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a material benefit under any Company Material Contract binding upon Company or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) (other than Company Permitted Liens and any Liens created in connection with any action taken by Buyer or its affiliates), in each case, upon any of the properties or assets of Company or any of its Subsidiaries or any contract to which Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii), for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellations, accelerations, or Liens as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.3 Reports and Financial Statements.

(a) Company and each of its Subsidiaries has timely filed with or furnished to the SEC all reports, schedules, forms, statements and other documents required to be filed or furnished by it since January 1, 2018 (all such documents and reports filed or furnished by Company or any of its Subsidiaries, the “Company SEC Documents”) and Company has filed prior to the date hereof all material returns, particulars, resolutions and documents required to be filed or to be delivered on behalf of Company with the Registrar of Companies in Jersey. As of their respective dates of filing or, in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, their respective dates of effectiveness, or, if amended prior to the date hereof, as of the date of the last amended filing, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Company SEC Documents as of a later date (but before the date hereof) will be deemed to modify information as of an earlier date.

(b) The consolidated financial statements (including all related notes and schedules thereto) of Company included in the Company SEC Documents (i) fairly present in all material respects the consolidated financial position of Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and any other adjustments described therein), (ii) were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) are in accordance, in all material respects with, the books and records of Company and its consolidated Subsidiaries and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act, the Securities Act and the Companies Law.

(c) There are no outstanding or unresolved comments from, or unresolved issues raised by, the staff of the SEC relating to the Company SEC Documents. Company has heretofore made available to Buyer true, correct and complete copies of all written correspondence between Company and the SEC occurring since January 1, 2019. None of the Company SEC Documents is, to the knowledge of Company, the subject of ongoing SEC review, and no enforcement action has been initiated against Company relating to disclosures contained in or omitted from any Company SEC Document.

(d) Neither Company nor any of its Subsidiaries is a party to, nor does it have any binding commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Company or any of its Subsidiaries in Company’s financial statements or other Company SEC Documents.

Section 3.4 Internal Controls and Procedures. Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Company’s management has completed an assessment of the effectiveness of Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2018, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Company has disclosed to Company’s auditors and the audit committee of the Board of Directors of Company (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably expected to adversely affect in any material respect Company’s ability to record, process, summarize and report financial information and (ii) any fraud that is reasonably expected to adversely affect in any material respect Company’s financial reporting that involves management or other employees who have a significant role in Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Buyer prior to the date hereof.

Section 3.5 No Undisclosed Liabilities. There are no liabilities or obligations of Company or any of its Subsidiaries, whether known or unknown and whether accrued, absolute, determined or contingent, except for (i) liabilities or obligations disclosed or reserved against in the most recent balance sheet included in the Company Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement (the “Latest Balance Sheet”), (ii) liabilities or obligations incurred in accordance with or in connection with this Agreement or the transactions contemplated hereby, (iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet, (iv) liabilities or obligations that have been discharged or paid in full, (v) liabilities arising under the executory portion of any Contract to which Company or any of its Subsidiaries is a party (other than liabilities arising in connection with a breach of any such Contract) or (vi) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6 Compliance with Law; Permits.

(a) Company and its Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable international, federal, state, local or foreign law, statute, ordinance, rule, regulation, convention, treaty, judgment, Order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except in each case where such non-compliance, default or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2018, neither Company nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law (or above policy), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, concessions, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, financial assurance instruments, qualifications and registrations and Orders of all applicable Governmental Entities, and all rights under any Company Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have or to have filed such Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Company and each of its Subsidiaries is in compliance with the terms and requirements of all material Company Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 Absence of Certain Changes or Events.

(a) From December 31, 2018 through the date of this Agreement, except in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby, the businesses of Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice, except when such conduct outside the ordinary course of business has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Since December 31, 2018, there has not been any event, change, effect, development, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Environmental Laws and Regulations. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) there are, to the knowledge of Company, no investigations, actions, suits, proceedings (whether administrative or judicial) pending or threatened in writing against Company or any of its Subsidiaries or any person or entity whose liability Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law, alleging non-compliance with or other liability under any Environmental Law, (ii) Company and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2018 have been, in compliance with all Environmental Laws (which compliance includes the possession by Company and each of its Subsidiaries of all Company Permits required under applicable Environmental Laws to conduct their respective business and operations, and compliance with the terms and conditions thereof), (iii) there have been no Releases at any location of Hazardous Materials by Company or any of its Subsidiaries, or, to Company’s knowledge, as a result of any operations or activities of Company or any of its Subsidiaries or their contractors or third-party operators, that would reasonably be expected to give rise to any fine, penalty, remediation, investigation, obligation or liability of any kind to Company or its Subsidiaries, (iv) none of Company and its Subsidiaries is subject to any Order, or any indemnity obligation with respect to the liability of any other person, that would reasonably be expected to result in obligations or liabilities under applicable Environmental Laws or concerning any Releases of Hazardous Materials and (v) none of Company and its Subsidiaries has received any unresolved claim, notice, complaint or request for information from a Governmental Entity or any other person relating to actual or alleged noncompliance by Company or its Subsidiaries with or liability of Company or its Subsidiaries under applicable Environmental Laws (including any such liability or obligation arising under, retained or assumed by Company or its Subsidiaries by contract or by operation of law).

Section 3.9 Investigations; Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there is no known investigation or review pending (or, to Company’s knowledge, threatened) by any Governmental Entity with respect to Company or any of its Subsidiaries, (ii) there are no claims, actions, suits, known investigations, arbitrations or administrative or other proceedings, or any subpoenas, civil investigative demands or other requests for information, relating to potential violations of Law pending (or, to Company’s knowledge, threatened) against or affecting Company or any of its Subsidiaries, or any of their respective properties and (iii) there are no Orders, injunctions, judgments or decrees of, or before, any Governmental Entity pending (or, to Company’s knowledge, threatened to be imposed) against Company or any of its Subsidiaries that imposes any ongoing obligation or restriction on Company or any of its Subsidiaries.

Section 3.10 Investment Company. None of Company or any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, and the rules and regulations promulgated thereunder.

Section 3.11 Intellectual Property.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of all of the registered and applied for patents, trademarks, copyrights and domain names owned by Company or any of its Subsidiaries (collectively, the “Company Registered IP”). All items of material Company Registered IP are subsisting, unexpired (other than natural expirations at the end of a statutory term), and to Company’s knowledge, valid and enforceable.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either Company or a Subsidiary of Company exclusively own all worldwide (v) trademarks, trade names, service marks, service names, logos, assumed names, corporate and d/b/a names, domain names and other indicia of origin (together with their associated goodwill), (w) copyrights, (x) patents, (y) trade secrets and other intellectual property rights, and (z) all registrations, applications, renewals, continuations, divisionals, reissues, re-examinations and foreign counterparts (as applicable) of any of the foregoing (collectively, the “Company Intellectual Property”) that it owns or purports to own, free and clear of Liens other than Company Permitted Liens, and no third party has ownership rights or license rights to improvements made by Company in the Company Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to Company’s knowledge, threatened claims by any person alleging infringement, misappropriation or other violation by Company or any of its Subsidiaries of any intellectual property rights of any person, (ii) the conduct of the business of Company and its Subsidiaries does not infringe, misappropriate or otherwise violate, and has not since January 1, 2018, infringed, misappropriated or otherwise violated, any intellectual property rights of any person, (iii) neither Company nor any of its Subsidiaries has made any claim of a violation, infringement or misappropriation by others of Company’s or any its Subsidiaries’ rights to or in connection with Company Intellectual Property and (iv) to Company’s knowledge, no person is infringing, misappropriating or otherwise violating, and has not since January 1, 2018, infringed, misappropriated or otherwise violated, any Company Intellectual Property.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company and its Subsidiaries have (i) implemented commercially reasonable measures, consistent with industry standards, to protect the confidentiality, integrity and security of the Company IT Assets (and all data stored therein or processed thereby); (ii) implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices and (iii) complied with their own policies with respect to privacy and data security. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect there have been no violations, breaches, unauthorized use, access to or outages of the Company IT Assets (or any data stored therein or processed thereby).

Section 3.12 Properties.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company and its Subsidiaries have good and defensible title to all real property owned by Company or any of its Subsidiaries and good and valid leasehold interest to all real property which is leased, subleased, licensed or otherwise occupied by Company or any of its Subsidiaries (such leased, subleased, licensed, or otherwise occupied real property, the “Company Leased Real Property”), in each case free and clear of all Liens (other than Company Permitted Liens).

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company and its Subsidiaries have good and defensible title to, or have valid rights to lease or otherwise use, all items of personal property that are material to the respective businesses of Company and its Subsidiaries, in each case free and clear of all Liens (other than Company Permitted Liens).

Section 3.13 Tax Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are true, complete and accurate.

(ii) Company and each of its Subsidiaries have adequately accrued and reserved for Taxes not yet due or owing in accordance with GAAP.

(iii) Company and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them or that Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, shareholder or third party (in each case, whether or not shown on any Tax Return), except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP, on the most recent financial statements of Company and its Subsidiaries.

(iv) No Tax Return of Company or any of its Subsidiaries is the subject of an audit, examination investigation or other proceeding; there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of Company or any of its Subsidiaries; and no assessment of Tax has been proposed in writing against Company or any of its Subsidiaries or any of its assets or properties that has not been fully settled or resolved.

(v) No power of attorney has been granted with respect to any Tax of Company or any of its Subsidiaries which will be in force after Closing.

(vi) Neither Company nor any of its Subsidiaries is the beneficiary of any waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return, the assessment or collection thereof by any relevant Tax authority or the payment of any Tax by Company or any of its Subsidiaries, which waiver or extension is currently in effect.

(vii) Neither Company nor any of its Subsidiaries has any liability for the Taxes of any person (other than Taxes of Company or its Subsidiaries) (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. tax Law), (B) as a transferee or successor or (C) by Contract (other than customary Tax indemnifications contained in ordinary course commercial agreements or arrangements that are not primarily related to Taxes).

(viii) Neither Company nor any of its Subsidiaries has any liability pursuant to any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among such party and any of its wholly owned Subsidiaries and other than as customary Tax indemnifications contained in ordinary course commercial agreements or arrangements that are not primarily related to Taxes).

(ix) Neither Company nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under state, local or non-U.S. tax Law, and neither Company nor any of its Subsidiaries is subject to any private ruling issued by any Governmental Entity in respect of Taxes.

(x) There are no Liens for Taxes on any asset of Company or its Subsidiaries, except for Company Permitted Liens.

(xi) No written claim has been received by Company or any of its Subsidiaries from a Governmental Entity in a jurisdiction where such entity does not file Tax Returns that it is or may be subject to taxation by such jurisdiction.

(xii) Neither Company nor any of its Subsidiaries has been a party to a transaction that is a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Tax Law.

(xiii) Within the past two years, neither Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (or a similar provision of state, local or non-U.S. tax Law).

(xiv) Neither Company nor any of its Subsidiaries have taken or omitted to take any actions that could reasonably be expected to adversely affect the tax free status of the spin-off transaction that occurred on the Spin-Off Date.

Section 3.14 Employment and Labor Matters.

(a) Neither Company nor any of its Subsidiaries is a party to or bound by any Collective Bargaining Agreement with respect to employees or workers of Company or any of its Subsidiaries (each, a “Company Employee”), other than those nationwide, industry wide or similar Collective Bargaining Agreements that Company or any of its Subsidiaries may be deemed to be a party to or bound by as a result of doing business in a particular jurisdiction.

(b) No notice to or approval from or any consultation with any trade union, works council, staff association, employee organizing entity or other body representing Company Employees is required in connection with Company entering into this Agreement or completing the Transaction and no Collective Bargaining Agreement to which Company is a party requires any particular process to be followed in connection with Company entering into this Agreement or completing the Transaction. Company has delivered to Buyer a complete and accurate list of all labor organizations recognized by Company in any way for bargaining, information or consultation purposes and/or which represent any Company Employee with respect to their employment with Company or any of its Subsidiaries.

(c) There are no outstanding applications for recognition or information and consultation rights with respect to Company Employees. To Company’s knowledge, there are no activities or proceedings of any labor or trade union, staff association or other body to organize any Company Employee. No Collective Bargaining Agreement is being negotiated by Company or, to Company’s knowledge, any of its Subsidiaries with respect to any Company Employees.

(d) Since December 31, 2018, there has been no actual, or to Company’s knowledge, threatened unfair labor practice charges, grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing or other labor disputes against Company or any of its Subsidiaries involving Company Employees that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) Company and its Subsidiaries are, and have been since December 31, 2018, in compliance with all Laws regarding employment and employment practices, the engagement of workers (including but not limited to in respect of immigration and right to work, safety and health and equal opportunity), terms and conditions of employment/engagement and wages, benefits and hours (including classification of employees) and other Laws in respect of any reduction in force, including notice, information and consultation requirements, and (ii) since December 31, 2018, Company and its Subsidiaries have fully and timely paid all wages, salaries, wage premiums, prevailing wages, commissions, bonuses, fees, holidays and other compensation that has come due and payable to current and former Company Employees and independent contractors under applicable Law, contract, or policy.

(f) Since December 31, 2018, Company and its Subsidiaries each has promptly, thoroughly and impartially investigated all allegations of workplace discrimination and sexual harassment allegations against any of their employees with a title of Vice President or higher or directors which has been reported to Company or its Subsidiaries, and neither Company nor its Subsidiaries reasonably expects to incur any material liability with respect to any such allegation.

(g) Since December 31, 2018, neither Company nor any Subsidiaries have established (i) any redundancy plans or other collective plans and there are no such undertakings that would continue with respect to Company or any of its Subsidiaries after the consummation of the Transaction in this respect, or (ii) any unilateral employer undertakings and collective agreements relating to any obligation of continued employment.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no material outstanding assessments, penalties, fines, Liens, charges, surcharges, or other related amounts due or owing by Company pursuant to any workplace safety and insurance/workers’ compensation Laws, (ii) Company has not been reassessed in any material respect under such Laws since December 31, 2018, and (iii) Company has not received any claims under such Laws.

Section 3.15 Employee Benefit Plans.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth a correct and complete list of each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means any (i) “employee pension benefit plan” (as defined in Section 3(2) of ERISA), (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or (iii) plan, program, agreement, policy or arrangement providing for compensation, employment, benefits, retirement benefits, profit-sharing, deferred compensation, stock option, phantom stock, stock appreciation, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, long service award, vacation, bonus, commissions, incentive, medical, retiree medical, vision, dental or other health benefits, life insurance or death benefits, disability benefits, any other employee benefit, fringe benefit or post-employment or retirement benefit, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA (whether or not subject to ERISA), in each case (x) sponsored, maintained or administered by Company or any Subsidiary, (y) to which Company or any Subsidiary contributes or is obligated to contribute for the benefit of any current or former employees, directors, consultants or independent contractors or their dependents or (z) with respect to which Company or any of its Subsidiaries has or could reasonably be expected to have any obligation or liability, contingent or otherwise. With respect to each Company Benefit Plan set forth on Section 3.15(a) of the Company Disclosure Schedule, Company has made available to Buyer complete and correct copies of the following, to the extent applicable: (i) all documents constituting the Company Benefit Plan, including the plan document and all amendments or, if any Company Benefit Plan is not in writing, a written description of the material terms of such Company Benefit Plan; (ii) each trust, insurance, annuity, guarantee or other funding contract related thereto; (iii) the most recent actuarial valuation report; (iv) the most recent summary plan description, including any summary of material modifications required under ERISA with respect to such Company Benefit Plan; (v) the most recent financial statements; (vi) the most recent IRS determination or opinion letter, if any, issued by the IRS with respect to any such Company Benefit Plan that is intended to qualify under Section 401(a) of the Code; (vii) the most recent annual reports for such Company Benefit Plan or any trust holding assets thereof, that are required to be filed with any Governmental Entity under applicable Law, including all reports on Form 5500 that are required under ERISA or the Code (and all schedules, financial statements and audit reports attached thereto); (viii) all group insurance contracts, any stop-loss, excess or similar insurance policy pertaining to the Company Benefit Plan; and (ix) for retirement benefit plans, details of the number of participants and employer and employee contribution rates; provided, however, that to the extent any such materials have not been made available to Buyer as of the date hereof, Company shall, provide copies of such materials as promptly as reasonably practicable and in no event later than four weeks after the date hereof. Notwithstanding the foregoing, (i) with respect to each Company Benefit Plan set forth on Section 3.15(a) of the Company Disclosure Schedule maintained primarily for the benefit of employees in the United States that is an “employee benefit plan” (as such term is defined under Section 3(3) of ERISA), the Delphi Diesel Systems Pension Scheme and the Delphi Lockheed Automotive Limited Pension Plan, Company has made available to Buyer complete and correct copies of the following, to the extent applicable: (x) all documents constituting the Company Benefit Plan, including the plan document and all amendments or, if any Company Benefit Plan is not in writing, a written description of the material terms of such Company Benefit Plan and (y) the most recent IRS determination or opinion letter, if any, issued by the IRS with respect to any such Company Benefit Plan that is intended to qualify under Section 401(a) of the Code and (ii) Company has made available to Buyer complete and correct copies of all material documents relating to the transfer of all of the assets and liabilities from Delco Electronics Overseas Corporation Pension Plan, The Delphi Diesel Systems Pension Scheme and the Delphi Lockheed Automotive Limited Pension Plan to The Delphi Technologies Pension Scheme (the “UK Pensions Transfer”), including the merger deed dated December 4, 2019 (as amended), the contribution agreement dated December 4, 2019 and applicable actuarial certificates.

(b) Company has made available to Buyer a complete and correct list of Company Equity Awards outstanding as of the close of business on January 24, 2020, which includes, with respect to each such Company Equity Award, as applicable, the: (i) grant date; (ii) type of award; (iii) exercise price; (iv) number of Company Ordinary Shares underlying such award and (v) expiration date. The exercise price of each Company Ordinary Share that was granted subject to an Existing Option that was granted with an exercise price that was not less than the fair market value of a Company Ordinary Share on the date of grant.

(c) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Plan”) has received a determination or opinion letter from the U.S. Internal Revenue Service to the effect that such plan is so qualified, and nothing has occurred that would be reasonably expected to materially adversely affect the qualification of any such Company Benefit Plan.

(d) No Company Benefit Plan is (i) a benefit plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code (a “U.S. Defined Benefit Plan”) or (ii) a defined benefit pension plan that is governed by local Law that is substantially similar to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code. Neither Company nor any of its Subsidiaries has since the Spin-Off Date (i) incurred any actual or contingent liability with respect to any U.S. Defined Benefit Plan, or (ii) has any obligation or liability, whether actual or contingent, with respect to any such plan that was sponsored, maintained or contributed to at any time since the Spin-Off Date to the date of this Agreement by any entity that was during such period an ERISA Affiliate of Company or any of its Subsidiaries.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each Company Benefit Plan, (i) no reportable event, as defined in Section 4043 of ERISA, no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, and no accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code has occurred, and (ii) all contributions and premiums required to have been made under the terms of any such Company Benefit Plan have been timely made.

(f) None of Company or any of its Subsidiaries maintains, contributes to or is obligated to contribute to any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control that is subject to Title IV of ERISA (a “Multiple Employer Plan”), and none of Company or any of its Subsidiaries has since the Spin-Off Date incurred any undischarged liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal from such plan. Neither Company nor any of its Subsidiaries has since the Spin-Off Date (i) incurred any actual or contingent liability with respect to any Multiemployer Plan, or (ii) has any obligation or liability, whether actual or contingent, with respect to any such plan that was sponsored, maintained or contributed to at any time since the Spin-Off Date to the date of this Agreement by any entity that was during such period an ERISA Affiliate of Company or any of its Subsidiaries.

(g) Neither Company nor any of its Subsidiaries (nor, where applicable, any of their respective employees, directors or associates) have been issued with a restoration order, a contribution notice or financial support direction (or a warning notice, improvement notice or any other fine, penalty or notice of exercise or proposed or threatened exercise of any of its powers) by the UK Pensions Regulator in relation to any Company Benefit Plan or other occupational pension arrangement subject to the UK Pensions Act 2004 and, to Company’s knowledge, no facts or circumstances exist under which would reasonably be expected to give rise to any such notice, direction, fine or penalty. No person with which Company or any of its Subsidiaries is connected or associated with, participates (or, in the last six years, has participated) or has any material liability as an employer (or former employer) in a UK occupational pension scheme other than (i) the Company Benefit Plans set forth on Section 3.15(a) of the Company Disclosure Schedule, or (ii) a money purchase scheme (as defined in Section 181 of the UK Pension Schemes Act 1993). For the purposes of this paragraph, “connected” and “associate” are to be interpreted in accordance with Sections 249 and 435, respectively, of the UK Insolvency Act 1986.

(h) There is no material Action (including any investigation, audit or other administrative proceeding) by the U.S. Department of Labor, the PBGC, the U.S. Internal Revenue Service or any other Governmental Entity or by any plan participant or beneficiary pending, or to Company’s knowledge, threatened, relating to the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans (other than routine claims for benefits) nor to Company’s knowledge are there facts or circumstances that exist that would reasonably be expected to give rise to any such Actions.

(i) Except as set forth on Section 3.15(i) of the Company Disclosure Schedule, no Company Benefit Plan provides for any post-employment or post-retirement medical or life insurance benefits for retired, former or current directors or employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or any applicable Law except as would not result in material liability to Company and its Subsidiaries, taken as a whole. Neither Company nor any of its Subsidiaries sponsors, maintains or contributes to any “multiple employer welfare arrangement” within the meaning of Section 3(4) of ERISA.

(j) Company is not party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Sections 409A, 457A, or 4999 of the Code or equivalent local Law.

(k) The consummation of the Transaction and the transactions contemplated by this Agreement will not, either alone or in combination with another event (i) entitle any current or former employee, director, consultant or officer of Company or any of its Subsidiaries to severance pay, unemployment compensation or other compensatory payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any such employee, director, consultant or officer, (iii) except as provided in Section 2.3, result in an obligation to fund or in an increase in any contributions payable to, or an acceleration of the timing of payment of any contributions to, or result in an increase in liabilities in or create or accelerate any obligation to or in relation to, any Company Benefit Plan, or (iv) result in the termination of, or allow any other party to terminate, any Company Benefit Plan.

(l) The consummation of this Transaction and the transactions contemplated by this Agreement will not, either alone or in combination with another event, result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) of Company that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(m) Each Company Benefit Plan has, and Company and its Subsidiaries have, in relation to the Company Benefit Plans, at all times complied with all applicable Laws, regulations and requirements applicable to the Company Benefit Plans and the trusts, powers and provisions of the Company Benefit Plan documentation, except where such non-compliance, default or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Company and its Subsidiaries have at all times complied with their obligations in relation to automatic enrolment arising under the UK Pensions Act 2008, except where such non-compliance, default or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Company and its Subsidiaries have, and to Company’s knowledge each applicable Company Benefit Plan has, at all times complied with all applicable Laws, regulations and requirements in connection with the UK Pensions Transfer, the trusts, powers and provisions of the applicable Company Benefit Plan documentation so far as relevant to the UK Pensions Transfer and the provisions of the documentation implementing the UK Pensions Transfer, except where such non-compliance, default or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To Company’s knowledge, the UK Pensions Transfer will complete on January 31, 2020.

(n) No person has ever become employed in the United Kingdom or any EU member state by Company or any of its Subsidiaries as a result of a transfer under the Transfer of Undertakings (Protection of Employment) Regulations 2006 (or its predecessor regulation) where such person was, prior to the transfer, a member of a UK occupational pension scheme or any EU member state occupational pension scheme that provided any benefits other than on old age, invalidity or death, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(o) Section 3.15(o) of the Company Disclosure Schedules sets forth a correct and complete list of each material Non-U.S. Company Benefit Plan. “Non-U.S. Company Benefit Plans” shall mean each Company Benefit Plan that is (i) provided primarily for the benefit of one or more current or former employees, directors, consultants or independent contractors (or their dependents) whose services are (or were at the time the individual was providing active services) primarily provided outside of the United States or (ii) maintained subject to the Laws of any jurisdiction outside of the United States. With respect to the Non-U.S. Company Benefit Plans set forth on Section 3.15(o) of the Company Disclosure Schedules: (A) such Non-U.S. Company Benefit Plan has obtained from the Governmental Entity having jurisdiction with respect to such Non-U.S. Company Benefit Plan any required determinations that such Non-U.S. Company Benefit Plan is in compliance with the applicable Laws of the relevant jurisdiction if such determinations are required in order to give effect to such Non-U.S. Company Benefit Plan; (B) if such Non-U.S. Company Benefit Plan is intended to qualify for special tax treatment, such Non-U.S. Company Benefit Plan meets all requirements for such treatment in all material respects; (C) if such Non-U.S. Company Benefit Plan is required under applicable Laws to maintain a separate fund of assets, full and timely (inclusive of any valid extension) payment has been made of all amounts required of Company and its Subsidiaries under the terms of such Non-U.S. Company Benefit Plan and applicable Law in all material respects; and (D) if such Non-U.S. Company Benefit Plan is required to be book-reserved, such Non-U.S. Company Benefit Plan is book reserved, as appropriate, to the extent so required by applicable Laws and GAAP in all material respects.

Section 3.16 Insurance. Company and its Subsidiaries maintain insurance in such amounts and against such risks substantially as Company believes to be customary for the business conducted by Company and its Subsidiaries as of the date hereof. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all insurance policies maintained by or on behalf of Company or any of its Subsidiaries as of the date of this Agreement are in full force and effect and are valid and enforceable, and all premiums due on such policies have been paid by Company or its Subsidiaries, as applicable, and (ii) Company and its Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of Company or any of its Subsidiaries as of the date of this Agreement, and neither Company nor any of its Subsidiaries is in breach or default under, or has taken any action that could permit termination or material modification of, any material insurance policies.

Section 3.17 Opinion of Financial Advisor. The Board of Directors of Company has received the opinion letter of Goldman Sachs International, dated as of the date of this Agreement, that, as of such date and subject to certain assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio is fair from a financial point of view to the holders (other than Buyer and its affiliates) of Company Ordinary Shares. Company shall, following the execution of this Agreement by all Parties, furnish an accurate, complete and confidential copy of said opinion letter to Buyer solely for informational purposes.

Section 3.18 Material Contracts.

(a) Except for this Agreement, the Company Benefit Plans, agreements filed as exhibits to the Company SEC Documents or as set forth on the applicable subsection of Section 3.18(a) of the Company Disclosure Schedule, as of the date hereof, neither Company nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract that (A) imposes any restriction on the right or ability of Company or any of its Subsidiaries to compete with any other person or in any geographic area or acquire or dispose of the securities of another person, or (B) contains an exclusivity or other clause that restricts the operations of the business of Company and its Subsidiaries in a material manner;

(iii) any mortgage, credit agreement, note, debenture, indenture, security agreement, pledge, or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness of Company or any of its Subsidiaries in an amount in excess of $5,000,000, except any transaction among Company and its wholly owned Subsidiaries or among Company’s wholly owned Subsidiaries;

(iv) any executory Contract that provides for the acquisition or disposition of assets, rights or properties with a value in excess of $5,000,000, except any transaction among Company and its wholly owned Subsidiaries or among Company’s wholly owned Subsidiaries;

(v) any material joint venture, partnership or limited liability company agreement or other similar material Contract relating to the formation, creation, operation, management or control of any material joint venture, partnership or limited liability company, other than any such Contract solely between Company and its Subsidiaries or among Company’s Subsidiaries;

(vi) any Contract expressly limiting or restricting the ability of Company or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(vii) any Contract that obligates Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any person other than (A) any loan or capital contribution to, or investment in, (x) Company or one of its Subsidiaries or (y) any person (other than an officer, director or employee of Company or any of its Subsidiaries unrelated to business travel and other business-related expenses in the ordinary course of business) that is less than $500,000 (with respect to capital contributions and investments) or $100,000 (with respect to loans) to such person, (B) extensions of credit to customers in the ordinary course of business and consistent with customary trade terms, or (C) advancement obligations under any indemnification agreement entered into by Company or any of its Subsidiaries;

(viii) any Contract pursuant to which Company or any of its Subsidiaries made aggregate payments of more than $20,000,000 during the 12-month period ended December 31, 2019, except (x) for any such Contract that may be cancelled by Company or any of its Subsidiaries upon notice of 90 days or less or (y) for leases, subleases, licenses and occupancy agreements that relate to the Company Leased Real Property;

(ix) any Contract pursuant to which Company or any of its Subsidiaries generated annual revenues of more than $40,000,000 during the 12-month period ended December 31, 2019;

(x) any Contract that includes any affiliate of Company as a counterparty or third party beneficiary and that would be required to be disclosed under Item 404 of Regulation S-K of the SEC;

(xi) any Contract that contains “earn out” or other contingent payment obligations, that are reasonably expected to result in payments after the date hereof by Company or any of its Subsidiaries in excess of $2,500,000;

(xii) any lease, sublease, license or occupancy agreement with respect to a Company Leased Real Property under which Company or any of its Subsidiaries is a lessee or sublessee and for which the annual base rental payments during the 12-month period ended December 31, 2019 exceeded $1,750,000, or by the terms of such lease or sublease, are reasonably expected to exceed $1,750,000 during the next 12 months; and

(xiii) any Contract relating to material Company Intellectual Property or a material Company IT Asset, excluding (A) non-exclusive licenses to commercially available software with annual expenditures of less than $1,000,000 or (B) non-exclusive rights granted to customers and others in the ordinary course of business.

All Contracts of the types referred to in clauses (i) through (xiii) above are referred to herein as “Company Material Contracts.” As used herein, “Contract” shall mean any agreement, contract, purchase order, award letter, license, obligation, promise, understanding or undertaking (whether written or oral) that is legally binding.

(b) Company has delivered or made available to Buyer true and complete copies of all Company Material Contracts.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither Company nor any Subsidiary of Company is in breach of or default under the terms of any Company Material Contract, (ii) to Company’s knowledge, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract and (iii) each Company Material Contract is a valid and binding obligation of Company or the Subsidiary of Company that is party thereto and, to Company’s knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions.

Section 3.19 Key Customer Programs and Businesses.

(a) Section 3.19 of the Company Disclosure Schedule lists (A) the top 15 awarded customer programs by booked revenue as of December 31, 2019 for the power electronics business of Company and its Subsidiaries, each of which is documented pursuant to a written Contract in effect as of the date of this Agreement, and (B) the top 20 awarded customer programs by booked revenue as of December 31, 2019 for the gas direct injection business of Company and its Subsidiaries, each of which is documented pursuant to a written Contract in effect as of the date of this Agreement (collectively, the “Key Company Customer Programs”, and the applicable customers for such Key Company Customer Programs, the “Key Company Customers”). Since December 31, 2018, no Key Company Customer (x) has terminated, suspended, cancelled or materially and adversely modified or, to Company’s knowledge, threatened in writing to terminate, suspend, cancel or materially and adversely modify, its business relationship with Company and/or any of its Subsidiaries in connection with, or the terms of, a Key Company Customer Program, (y) has provided written notice to Company and/or any of its Subsidiaries of a material breach by Company or any of its Subsidiaries of any Contract related to a Key Customer Program, or (z) provided written notice to Company and/or any of its Subsidiaries that it intends to terminate, suspend, cancel or materially and adversely modify its business relationship with Company and/or its Subsidiaries in connection with, or the terms of, a Key Company Customer Program. As of the date of this Agreement, there are no unresolved material claims or disputes pending between Company and/or any of its Subsidiaries, on the one hand, and any Key Company Customer, on the other hand, with respect to any Key Company Customer Program or any Contract related thereto.

(b) All of the Company Registered IP related to the power electronics and gas direct injection businesses of Company and its Subsidiaries are subsisting, unexpired and, to Company’s knowledge, valid and enforceable.

Section 3.20 Finders or Brokers. Except for Goldman Sachs International, neither Company nor any of Company’s Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to or may receive any fee or any commission in connection with or upon consummation of the Transaction. Company has heretofore made available to Buyer a true and complete copy of Company’s engagement letter with Goldman Sachs International.

Section 3.21 Anti-Bribery. Since the Spin-Off Date, neither (a) Company, nor any of its Subsidiaries, nor any director, officer, or (b) to the knowledge of Company, employee of Company or any of its Subsidiaries, any Representative while acting for or on behalf of any of the foregoing, has directly or to the knowledge of Company, indirectly (i) made, accepted, promised, or authorized the giving of any unlawful payment to/from any foreign or domestic government officials or employees or to/from any foreign or domestic political parties or campaigns, or to/from any private third parties, in violation of any provisions of any applicable anti-bribery Laws, including without limitation the U.S. Foreign Corrupt Practices Act of 1977, and the rules and regulations thereunder (collectively, the “FCPA”) or the UK Bribery Act 2010 (the “Bribery Act”), or (ii) taken any action or engaged in any conduct, activity or practice for or on behalf of Company or any of its Subsidiaries that would otherwise constitute a violation of or an offence under any applicable anti-bribery Laws, including the FCPA and the Bribery Act, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. Since the Spin-Off Date, Company maintains policies and procedures that are reasonably designed to ensure compliance with anti-bribery Laws. Neither Company nor any of its Subsidiaries, nor any director, officer or, to the knowledge of Company, employee of Company or any Subsidiary of Company, are, or since the Spin-Off Date have been, subject to any actual, pending, or threatened civil, criminal, or administrative actions or governmental investigations, inquiries or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Company or any Subsidiary of Company relating to alleged violations of applicable anti-bribery Laws, including the FCPA and the Bribery Act.

Section 3.22 Export Controls and Sanctions.

(a) Neither (i) Company, any of its Subsidiaries, nor any employee, officer, or director of Company, nor to Company’s knowledge, any of its Subsidiaries nor any Representative of any of the foregoing, (A) is currently or has been since the Spin-Off Date the target of Trade Sanctions (including by being designated on the list of Specially Designated Nationals and Blocked Persons or on any other sanctions list maintained by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury or direct or indirect ownership or control by one or more designated parties), or is or has been since the Spin-Off Date operating, organized or resident in a country or territory that itself is the target of Trade Sanctions (currently, the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria and Venezuela) in violation of Trade Sanctions; or (B) has, directly or, to the knowledge of Company, indirectly, participated since the Spin-Off Date in any prohibited or unlawful transaction or dealing involving a person or entity that is the target of Trade Sanctions, or with any person or entity operating, organized, or resident in a country or territory that is the target of Trade Sanctions.

(b) Since the Spin-Off Date, each of Company and Company’s Subsidiaries (i) has conducted its business in compliance with all applicable Trade Sanctions and Export Control Laws in all material respects; and (ii) have obtained, and are in compliance in all material respects with, all required export and import licenses, license exceptions and other consents, notices, approvals, orders, permits, authorizations, declarations, classifications and filings with any Governmental Entity required for the import, export and re-export of products, software and technology Company maintains and enforces policies and procedures that are reasonably designed to ensure compliance with applicable Trade Sanctions and Export Control Laws.

Section 3.23 Derivatives. Section 3.23 of the Company Disclosure Schedule contains a complete and correct schedule of all material Derivative Transactions entered into by Company or any of its Subsidiaries or for the account of any of their respective customers as of the date hereof.

Section 3.24 Takeover Statutes. There are no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state or other anti-takeover Laws and regulations applicable to Company, the Company Ordinary Shares, the Transaction or any other transactions contemplated by this Agreement.

Section 3.25 Information Supplied. The information supplied or to be supplied by Company for inclusion in the Proxy Statement (including, for the avoidance of any doubt, the Scheme Document) will not, at the time the Proxy Statement is first mailed to the Company Shareholders and at the time of the Scheme Meeting and the Company GM to be held in connection with the Transaction, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Company with respect to statements made or incorporated by reference therein based on information supplied by Buyer in writing expressly for inclusion therein. Company shall use its reasonable best efforts to cause the Proxy Statement (excluding any portion thereof based on information supplied by Buyer in writing expressly for inclusion therein, with respect to which no representation or warranty is made by Company) to comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and any applicable provisions of the Companies Law, and the Scheme of Arrangement to comply in all material respects with the provisions of the Companies Law.

Section 3.26 No Additional Representations.

(a) Company acknowledges that Buyer does not make any representation or warranty as to any matter whatsoever except as expressly set forth in Article IV or in any certificate delivered by Buyer to Company in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that Buyer makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to Company, any of its affiliates or any of their respective officers, directors, employees or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Buyer and its Subsidiaries or (ii) the future business and operations of Buyer and its Subsidiaries, and Company has not relied on such information or any other representations or warranties not set forth in Article IV.

(b) Company has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, estimates, projections and prospects of Buyer and its Subsidiaries and acknowledges that Company has been provided access for such purposes. Except for the representations and warranties expressly set forth in Article IV or in any certificate delivered to Company by Buyer in accordance with the terms hereof, in entering into this Agreement, Company has relied solely upon its independent investigation and analysis of Buyer and Buyer’s Subsidiaries, and Company acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Buyer, its Subsidiaries, or any of their respective affiliates, shareholders, controlling persons or Representatives that are not expressly set forth in Article IV or in any certificate delivered to Company by Buyer, whether or not such representations, warranties or statements were made in writing or orally. Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV or in any certificate delivered by Buyer to Company (i) Buyer does not make, and has not made, any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated hereby and Company is not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by Buyer to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty may not be relied upon by Company as having been authorized by Buyer and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Company, any of its affiliates or any of their respective officers, directors, employees or Representatives are not and shall not be deemed to be or include representations or warranties of Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed (a) in the Buyer SEC Documents filed or furnished prior to the date hereof but on or after January 1, 2018 (without giving effect to any amendment to any such Buyer SEC Document filed on or after the date hereof and excluding (i) any disclosures set forth in any such Buyer SEC Document in any risk factor section, (ii) any disclosure in any section relating to forward-looking statements and (iii) any other statements that are predictive or forward-looking in nature other than historical facts included therein), or (b) in the disclosure schedule delivered by Buyer to Company immediately prior to the execution of this Agreement (the “Buyer Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), Buyer represents and warrants to Company as follows:

Section 4.1 Qualification, Organization, Subsidiaries, Capitalization.

(a) Buyer is a corporation duly organized and validly existing under the Laws of Delaware and has the requisite corporate power and authority to enter into and perform this Agreement. Buyer has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have a Buyer Material Adverse Effect. Each of Buyer’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its respective jurisdiction of organization and has the requisite capacity, power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Each of Buyer and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing as a foreign entity (where such concept is recognized under applicable Law) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) Buyer has made available to Company, prior to the date hereof, true and complete copies of the certificate of incorporation and bylaws of Buyer (the “Buyer Governing Documents”). Buyer is not in violation, in any material respect, of the Buyer Governing Documents. None of Buyer’s “significant subsidiaries” as of the date hereof, as such term is defined in Regulation S-X promulgated by the SEC, as identified in Section 4.1(g) of the Buyer Disclosure Schedule (the “Buyer Material Subsidiaries”), is in violation, in any material respect, of any of its articles of association, certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents, in each case as amended to and in effect as of the date hereof (collectively and, together with the Buyer Governing Documents, the “Buyer Organizational Documents”).

(c) As of the close of business on January 24, 2020, (i) 206,409,586 shares of Buyer Common Stock were issued and outstanding, (ii) 39,977,471 shares of Buyer Common Stock were held in treasury, (iii) 1,056,358 non-vested shares of Buyer Common Stock were outstanding and subject to potential forfeiture under the Buyer Stock Plans, and (iv) up to 5,984,977 shares of Buyer Common Stock were available for future issuance under the Buyer Stock Plans, of which amount (A) no shares of Buyer Common Stock were subject to outstanding option awards under the Buyer Stock Plans, (B) 480,268 shares of Buyer Common Stock were subject to outstanding performance unit awards under the Buyer Stock Plans and 603,661 shares of Buyer Common Stock were subject to outstanding restricted stock unit awards under the Buyer Stock Plans. All outstanding shares of Buyer Common Stock are, and all such shares of Buyer Common Stock that may be issued prior to the Effective Time and the New Buyer Shares, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in this Section 4.1(c) (and other than the shares of Buyer Common Stock issuable pursuant to the terms of awards issued under the Buyer Stock Plans (collectively, “Buyer Equity Awards”)), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which Buyer or any of its Subsidiaries is a party (A) obligating Buyer or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any equity interests of Buyer or any Subsidiary of Buyer or securities convertible into or exchangeable for such equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (3) redeem or otherwise acquire any such equity interests, or (4) make any payment to any person the value of which is derived from or calculated based on the value of any equity security issued by Buyer or any of its Subsidiaries or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by Buyer or its Subsidiaries. With respect to each grant of Buyer Equity Awards, each such grant was made in accordance with the terms of the applicable Buyer Stock Plan, the Exchange Act, the Securities Act and all other applicable Laws, including the rules of the NYSE.

(d) Neither Buyer nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the Buyer Shareholders on any matter.

(e) There are no voting trusts or other agreements to which Buyer or any of its Subsidiaries is a party with respect to the voting or registration of the equity interests of Buyer or any of its Subsidiaries.

(f) No Subsidiary of Buyer owns any equity interests of Buyer, and Buyer or a Subsidiary of Buyer owns, directly or indirectly, all of the issued and outstanding equity interests of each Subsidiary of Buyer, free and clear of any preemptive rights and any Liens other than Buyer Permitted Liens, and all of such equity interests are duly authorized, validly issued, fully paid and nonassessable (where such concept is applicable and recognized under applicable Law) and free of preemptive rights. Except for equity interests in Buyer’s Subsidiaries, neither Buyer nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person). Except for any obligations pursuant to this Agreement, neither Buyer nor any of its Subsidiaries has any obligation to acquire any equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Neither Buyer nor any of its Subsidiaries has any obligation, other than pursuant to the Buyer Stock Plans, to repurchase, redeem or otherwise acquire any equity interests of Buyer or any such Subsidiary.

(g) The Buyer Material Subsidiaries identified in Section 4.1(g) of the Buyer Disclosure Schedule include each “significant subsidiary,” as such term is defined in Regulation S-X promulgated by the SEC, of Buyer as of the date hereof.

Section 4.2 Authority Relative to this Agreement; No Violation.

(a) Buyer has the requisite corporate power and authority to execute and deliver this Agreement and each other document to be entered into by Buyer in connection with the transactions contemplated hereby (together with this Agreement, the “Buyer Transaction Documents”) and, subject to Section 4.2(b), to consummate the transactions contemplated hereby and thereby, including the Transaction. The execution, delivery and performance of this Agreement and the other Buyer Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Buyer and no other company action on the part of Buyer is necessary to authorize the execution and delivery by Buyer of this Agreement and the other Buyer Transaction Documents and the consummation of the Transaction. The Board of Directors of Buyer has duly and validly adopted resolutions (i) approving and declaring advisable this Agreement and the other Buyer Transaction Documents, including the Transaction, the Scheme of Arrangement and the other transactions contemplated hereby and thereby, and (ii) declaring that it is in the best interests of the Buyer Shareholders that Buyer enter into this Agreement and the other Buyer Transaction Documents and consummate the Transaction, the Scheme of Arrangement and the other transactions contemplated hereby and thereby on the terms and subject to the conditions set forth herein and therein. None of the aforementioned resolutions, as of the date hereof, have been rescinded, modified or withdrawn in any way. Each of the Buyer Transaction Documents has been duly and validly executed and delivered by Buyer and, assuming each such Buyer Transaction Document has been duly authorized, executed and delivered by each other counterparty thereto, each of the Buyer Transaction Documents constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be subject to (A) the effect of bankruptcy, insolvency, reorganization, receivership, administration, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (B) the Enforceability Exceptions.

(b) Other than in connection with or in compliance with (i) the Exchange Act, (ii) the Securities Act, (iii) the rules and regulations of the NYSE, (iv) the HSR Act and any antitrust, competition, foreign investment or similar Laws outside of the United States set forth in Section 3.2(b) of the Company Disclosure Schedule and (v) the approvals set forth in Section 4.2(b) of the Buyer Disclosure Schedule (collectively, the “Buyer Approvals”), and, subject to the accuracy of the representations and warranties of Company in Section 3.2(b), no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, or notice to, any Governmental Entity is necessary, under applicable Law, for the execution, delivery and performance of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except for such authorizations, consents, Orders, licenses, permits, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(c) The execution, delivery and performance by Buyer of this Agreement do not, and (assuming the Buyer Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, suspension, limitation or impairment of any right of Buyer or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Buyer or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien (other than Buyer Permitted Liens and any Liens created in connection with any action taken by Company or its affiliates), in each case, upon any of the properties or assets of Buyer or any of its Subsidiaries or any contract to which Buyer or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, (ii) conflict with or result in any violation of any provision of the Buyer Organizational Documents or (iii) conflict with or violate any applicable

Laws, except in the case of clauses (i) and (iii) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellations, accelerations, or Liens as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.3 Reports and Financial Statements.

(a) Buyer and each of its Subsidiaries has timely filed with or furnished to the SEC all reports, schedules, forms, statements and other documents required to be filed or furnished by it since January 1, 2018 (all such documents and reports filed or furnished by Buyer or any of its Subsidiaries, the “Buyer SEC Documents”). As of their respective dates of filing or, in the case of Buyer SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, their respective dates of effectiveness, or, if amended prior to the date hereof, as of the date of the last amended filing, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Buyer SEC Documents as of a later date (but before the date hereof) will be deemed to modify information as of an earlier date.

(b) The consolidated financial statements (including all related notes and schedules thereto) of Buyer included in the Buyer SEC Documents, (i) fairly present in all material respects the consolidated financial position of Buyer and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and any other adjustments described therein), (ii) were prepared in conformity with GAAP (except, in the case of the unaudited statements, as permitted by applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) are in accordance, in all material respects with, the books and records of Buyer and its consolidated Subsidiaries and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

(c) There are no outstanding or unresolved comments from, or unresolved issues raised by, the staff of the SEC relating to the Buyer SEC Documents. None of the Buyer SEC Documents is, to the knowledge of Buyer, the subject of ongoing SEC review, and no enforcement action has been initiated against Buyer relating to disclosures contained in or omitted from any Buyer SEC Document.

(d) Neither Buyer nor any of its Subsidiaries is a party to, nor does it have any binding commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among Buyer or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Buyer or any of its Subsidiaries in Buyer’s financial statements or other Buyer SEC Documents.

Section 4.4 Internal Controls and Procedures. Buyer has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Buyer’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Buyer in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Buyer’s management has completed an assessment of the effectiveness of Buyer’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2018, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof management of Buyer has disclosed to Buyer’s auditors and the audit committee of the Board of Directors of Buyer (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably expected to adversely affect in any material respect Buyer’s ability to record, process, summarize and report financial information and (ii) any fraud that is reasonably expected to adversely affect in any material respect Buyer’s financial reporting that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Company prior to the date hereof.

Section 4.5 No Undisclosed Liabilities. There are no liabilities or obligations of Buyer or any of its Subsidiaries, whether known or unknown and whether accrued, absolute, determined or contingent, except for (i) liabilities or obligations disclosed or reserved against for in the most recent balance sheets included in the Buyer Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement (the “Buyer Latest Balance Sheet”), (ii) liabilities or obligations incurred in accordance with or in connection with this Agreement or the transactions contemplated hereby, (iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Buyer Latest Balance Sheet, (iv) liabilities or obligations that have been discharged or paid in full, (v) liabilities arising under the executory portion of any Contract to which Buyer or any of its Subsidiaries is a party (other than liabilities arising in connection with a breach of any such Contract) or (vi) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.6 Compliance with Law; Permits.

(a) Buyer and its Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Since January 1, 2018, neither Buyer nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) Buyer and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, concessions, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, financial assurance instruments, qualifications and registrations and Orders of all applicable Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for Buyer and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Buyer Permits” and, together with the Company Permits, the “Permits”), except where the failure to have or to have filed such Buyer Permits would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. All Buyer Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Buyer and each of its Subsidiaries is in compliance with the terms and requirements of all material Buyer Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.7 Absence of Certain Changes or Events.

(a) From December 31, 2018 through the date of this Agreement, except in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby, the businesses of Buyer and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice, except when such conduct outside the ordinary course of business has not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) Since December 31, 2018, there has not been any event, change, effect, development, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.8 Environmental Laws and Regulations. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect (i) there are, to the knowledge of Buyer, no investigations, actions, suits, proceedings (whether administrative or judicial) pending or threatened in writing against Buyer or any of its Subsidiaries or any person or entity whose liability Buyer or any of its Subsidiaries has retained or assumed either contractually or by operation of law, alleging non-compliance with or other liability under any Environmental Law, (ii) Buyer and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2018 have been, in compliance with all Environmental Laws (which compliance includes the possession by Buyer and each of its Subsidiaries of all Buyer Permits required under applicable Environmental Laws to conduct their respective business and operations, and compliance with the terms and conditions thereof), (iii) there have been no Releases at any location of Hazardous Materials by Buyer or any of its Subsidiaries, or, to Buyer’s knowledge, as a result of any operations or activities of Buyer or any of its Subsidiaries or their contractors or third-party operators, that would reasonably be expected to give rise to any fine, penalty, remediation, investigation, obligation or liability of any kind to Buyer or its Subsidiaries, (iv) none of Buyer and its Subsidiaries is subject to any Order, or any indemnity obligation with respect to the liability of any other person that would reasonably be expected to result in obligations or liabilities under applicable Environmental Laws or concerning any Releases of Hazardous Materials and (v) none of Buyer and its Subsidiaries has received any unresolved claim, notice, complaint or request for information from a Governmental Entity or any other person relating to actual or alleged noncompliance by Buyer or its Subsidiaries with or liability of Buyer or its Subsidiaries under applicable Environmental Laws (including any such liability or obligation arising under, retained or assumed by Buyer or its Subsidiaries by contract or by operation of law).

Section 4.9 Investigations; Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, (i) there is no investigation or review pending (or, to Buyer’s knowledge, threatened) by any Governmental Entity with respect to Buyer or any of its Subsidiaries, (ii) there are no claims, actions, suits, investigations, arbitrations or administrative or other proceedings, or any subpoenas, civil investigative demands or other requests for information, relating to potential violations of Law pending (or, to Buyer’s knowledge, threatened) against or affecting Buyer or any of its Subsidiaries, or any of their respective properties and (iii) there are no Orders, injunctions, judgments or decrees of, or before, any Governmental Entity pending (or, to Buyer’s knowledge, threatened to be imposed) against Buyer or any of its Subsidiaries that imposes any ongoing obligation or restriction on Buyer or any of its Subsidiaries.

Section 4.10 Investment Company. None of Buyer or any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, and the rules and regulations promulgated thereunder.

Section 4.11 Intellectual Property.

(a) Section 4.11(a) of the Buyer Disclosure Schedule sets forth a correct and complete list of all of the registered and applied for patents, trademarks, copyrights and domain names owned by the Buyer or any of its Subsidiaries (collectively, the “Buyer Registered IP”). All items of material Buyer Registered IP are subsisting, unexpired (other than natural expirations at the end of a statutory term), and to Buyer’s knowledge, valid and enforceable.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, either Buyer or a Subsidiary of Buyer exclusively own all worldwide (v) trademarks, trade names, service marks, service names, logos, assumed names, corporate and d/b/a names, domain names, and other indicia of origin (together with their associated goodwill), (w) copyrights, (x) patents, (y) trade secrets and other intellectual property rights, and (z) all registrations, applications, renewals, continuations, divisionals, reissues, re-examinations and foreign counterparts (as applicable) of any of the foregoing (collectively, the “Buyer Intellectual Property”) that it owns or purports to own, free and clear of Liens other than Buyer Permitted Liens, and no third party has ownership rights or license rights to improvements made by Buyer in the Buyer Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, (i) there are no pending or, to Buyer’s knowledge, threatened claims by any person alleging infringement, misappropriation or other violation by Buyer or any of its Subsidiaries of any intellectual property rights of any person, (ii) the conduct of the business of Buyer and its Subsidiaries does not infringe, misappropriate or otherwise violate, and has not since January 1, 2018, infringed, misappropriated or otherwise violated, any intellectual property rights of any person, (iii) neither Buyer nor any of its Subsidiaries has made any claim of a violation, infringement or misappropriation by others of Buyer’s or any its Subsidiaries’ rights to or in connection with Buyer Intellectual Property and (iv) to Buyer’s knowledge, no person is infringing, misappropriating or otherwise violating, and has not since January 1, 2018, infringed, misappropriated or otherwise violated, any Buyer Intellectual Property.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, Buyer and its Subsidiaries have implemented (i) commercially reasonable measures, consistent with industry standards, to protect the confidentiality, integrity and security of the Buyer IT Assets (and all data stored therein or processed thereby); and (ii) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices; and (iii) complied with their own policies with respect to privacy and data security. Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect there have been no violations, breaches, unauthorized use, access to or outages of the Buyer IT Assets (or any data stored therein or processed thereby).

Section 4.12 Properties.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, Buyer and its Subsidiaries have good and defensible title to all real property owned by Buyer or any of its Subsidiaries and good and valid leasehold interest to all real property which is leased, subleased, licensed or otherwise occupied by Buyer or any of its Subsidiaries, in each case free and clear of all Liens (other than Buyer Permitted Liens).

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, Buyer and its Subsidiaries have good and defensible title to, or have valid rights to lease or otherwise use, all items of personal property that are material to the respective businesses of Buyer and its Subsidiaries, in each case free and clear of all Liens (other than Buyer Permitted Liens).

Section 4.13 Tax Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect:

(i) Buyer and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are true, complete and accurate.

(ii) Buyer and each of its Subsidiaries have adequately accrued and reserved for Taxes not yet due or owing in accordance with GAAP.

(iii) Buyer and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them or that Buyer or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, shareholder or third party (in each case, whether or not shown on any Tax Return), except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP, on the most recent financial statements of Buyer and its Subsidiaries.

(iv) No Tax Return of Buyer or any of its Subsidiaries is the subject of an audit, examination investigation or other proceeding; there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of Buyer or any of its Subsidiaries; and no assessment of Tax has been proposed in writing against Buyer or any of its Subsidiaries or any of its assets or properties that has not been fully settled or resolved.

(v) Neither Buyer nor any of its Subsidiaries is the beneficiary of any waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return, the assessment or collection thereof by any relevant Tax authority or the payment of any Tax by Buyer or any of its Subsidiaries, which waiver or extension is currently in effect.

(vi) Neither Buyer nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under state, local or non-U.S. tax Law, and neither Buyer nor any of its Subsidiaries is subject to any private ruling issued by any Governmental Entity in respect of Taxes.

(vii) There are no Liens for Taxes on any asset of Buyer or its Subsidiaries, except for Buyer Permitted Liens.

(viii) No written claim has been received by Buyer or any of its Subsidiaries from a Governmental Entity in a jurisdiction where such entity does not file Tax Returns that it is or may be subject to taxation by such jurisdiction.

(ix) Neither Buyer nor any of its Subsidiaries has been a party to a transaction that is a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Tax Law.

(x) Within the past two years, neither Buyer nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (or a similar provision of state, local or non-U.S. tax Law).

Section 4.14 Employment and Labor Matters.

(a) Neither Buyer nor any of its Subsidiaries is a party to or bound by any Collective Bargaining Agreement with respect to employees or workers of Buyer or any of its Subsidiaries (each, an “Buyer Employee”), other than those nationwide, industry wide or similar Collective Bargaining Agreements that Buyer or any of its Subsidiaries may be deemed to be a party to or bound by as a result of doing business in a particular jurisdiction.

(b) No notice to or approval from or any consultation with any trade union, works council, staff association, employee organizing entity or other body representing Buyer Employees is required in connection with Buyer entering into this Agreement or completing the Transaction and no Collective Bargaining Agreement to which Buyer is a party requires any particular process to be followed in connection with Buyer entering into this Agreement or completing the Transaction. Buyer has delivered to Company a complete and accurate list of all labor organizations recognized by Buyer in any way for bargaining, information or consultation purposes and/or which represent any Buyer Employee with respect to their employment with Buyer or any of its Subsidiaries.

(c) There are no outstanding applications for recognition or information and consultation rights with respect to Buyer Employees. To Buyer’s knowledge, there are no activities or proceedings of any labor or trade union, staff association or other body to organize any Buyer Employee. No Collective Bargaining Agreement is being negotiated by Buyer or, to Buyer’s knowledge, any of its Subsidiaries with respect to any Buyer Employees.

(d) Since December 31, 2018, there has been no actual, or to Buyer’s knowledge, threatened unfair labor practice charges, grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing or other labor disputes against Buyer or any of its Subsidiaries involving Buyer Employees that would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(e) Except where such non-compliance, default or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, (i) Buyer and its Subsidiaries are, and have been since December 31, 2018, in compliance with all Laws regarding employment and employment practices, the engagement of workers (including but not limited to in respect of immigration and right to work, safety and health and equal opportunity), terms and conditions of employment/engagement and wages, benefits and hours (including classification of employees) and other Laws in respect of any reduction in force, including notice, information and consultation requirements and (ii) since December 31, 2018, Buyer and its Subsidiaries have fully and timely paid all wages, salaries, wage premiums, prevailing wages, commissions, bonuses, fees, holidays and other compensation that has come due and payable to current and former Buyer Employees and independent contractors under applicable Law, contract, or policy.

(f) Since December 31, 2018, Buyer and its Subsidiaries each has promptly, thoroughly and impartially investigated all allegations of workplace discrimination and sexual harassment allegations against any of their employees with a title of Vice President or higher or directors which has been reported to Buyer or its Subsidiaries, and neither Buyer nor its Subsidiaries reasonably expects to incur any material liability with respect to any such allegation.

(g) Since December 31, 2018, neither Buyer nor any Subsidiaries have established (i) any redundancy plans or other collective plans and there are no such undertakings that would continue with respect to Buyer or any of its Subsidiaries after the consummation of the Transaction in this respect, or (ii) any unilateral employer undertakings and collective agreements relating to any obligation of continued employment.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, (i) there are no material outstanding assessments, penalties, fines, Liens, charges, surcharges, or other related amounts due or owing by Buyer pursuant to any workplace safety and insurance/workers’ compensation Laws, (ii) Buyer has not been reassessed in any material respect under such Laws since December 31, 2018, and (iii) Buyer has not received any claims under such Laws.

Section 4.15 Employee Benefit Plans.

(a) Section 4.15(a) of the Buyer Disclosure Schedule sets forth a correct and complete list of each material Buyer Benefit Plan. For purposes of this Agreement, “Buyer Benefit Plan” means any (i) “employee pension benefit plan” (as defined in Section 3(2) of ERISA), (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or (iii) plan, program, agreement, policy or arrangement providing for compensation, employment, benefits, retirement benefits, profit-sharing, deferred compensation, stock option, phantom stock, stock appreciation, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, long service award, vacation, bonus, commissions, incentive, medical, retiree medical, vision, dental or other health benefits, life insurance or death benefits, disability benefits, any other employee benefit, fringe benefit or post-employment or retirement benefit, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA (whether or not subject to ERISA), in each case (x) sponsored, maintained or administered by Buyer or any Subsidiary, (y) to which Buyer or any Subsidiary contributes or is obligated to contribute for the benefit of any current or former employees, directors, consultants or independent contractors or (z) with respect to which Buyer or any of its Subsidiaries has or could reasonably be expected to have any obligation or liability, contingent or otherwise. With respect to each Buyer Benefit Plan set forth on Section 4.15(a) of the Buyer Disclosure Schedule, Buyer has made available to Company the following, to the extent applicable: (i) all documents constituting the Buyer Benefit Plan, including the plan document and all amendments or, if any Buyer Benefit Plan is not in writing, a written description of the material terms of such Buyer Benefit Plan; (ii) each trust, insurance, annuity or other funding contract related thereto; (iii) the most recent actuarial valuation report; (iv) the most recent summary plan description, including any summary of material modifications required under ERISA with respect to such Buyer Benefit Plan; (v) the most recent financial statements; (vi) the most recent IRS determination or opinion letter, if any, issued by the IRS with respect to any such Buyer Benefit Plan that is intended to qualify under Section 401(a) of the Code; (vii) the most recent annual reports for such Buyer Benefit Plan or any trust holding assets thereof, that are required to be filed with any Governmental Entity under applicable Law, including all reports on Form 5500 that are required under ERISA or the Code (and all schedules, financial statements and audit reports attached thereto); and (viii) all group insurance contracts, any stop-loss, excess or similar insurance policy pertaining to the Buyer Benefit Plan; provided, however, that to the extent any such materials have not been made available to Company as of the date hereof, Buyer shall provide copies of such materials as promptly as reasonably practicable and in no event later than four weeks after the date hereof.

(b) Each Buyer Benefit Plan that is intended to be a Qualified Plan has received a determination or opinion letter from the U.S. Internal Revenue Service to the effect that such plan is so qualified, and nothing has occurred that would be reasonably expected to materially adversely affect the qualification of any such Buyer Benefit Plan.

(c) Except as set forth on Section 4.15(c) of the Buyer Disclosure Schedule, no Buyer Benefit Plan is (i) a U.S. Defined Benefit Plan, or (ii) a defined benefit pension plan that is governed by local Law that is substantially similar to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code. Neither Buyer nor any of its Subsidiaries has since the Spin-Off Date (i) incurred any actual or contingent liability with respect to any U.S. Defined Benefit Plan or (ii) has any obligation or liability, whether actual or contingent, with respect to any such plan that was sponsored, maintained or contributed to at any time since the Spin-Off Date by any entity that was during such period an ERISA Affiliate of Buyer or any of its Subsidiaries.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, with respect to each Buyer Benefit Plan, (i) no reportable event, as defined in Section 4043 of ERISA, no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, and no accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred, and (ii) all contributions required to have been made under the terms of any such Buyer Benefit Plan have been timely made.

(e) None of Buyer or any of its Subsidiaries maintains, contributes to or is obligated to contribute to a Multiemployer Plan or a Multiple Employer Plan, and none of Buyer or any of its Subsidiaries has since the Spin-Off Date incurred any undischarged liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal from such plan. Neither Buyer nor any of its Subsidiaries has, since the Spin-Off Date, (i) incurred any actual or contingent liability with respect to any Multiemployer Plan or (ii) has any obligation or liability, whether actual or contingent, with respect to any such plan that was sponsored, maintained or contributed to at any time since the Spin-Off Date through the date of this Agreement by any entity that was during such period an ERISA Affiliate of Buyer or any of its Subsidiaries.

(f) Neither Buyer nor any of its Subsidiaries (nor, where applicable, any of their respective employees, directors or associates) have been issued with a restoration order, a contribution notice or financial support direction (or a warning notice, improvement notice or any other fine, penalty or notice of exercise or proposed or threatened exercise of any of its powers) by the UK Pensions Regulator in relation to any Buyer Benefit Plan or other occupational pension arrangement subject to the UK Pensions Act 2004 and, to Buyer’s knowledge, no facts or circumstances exist under which would reasonably be expected to give rise to any such notice, direction, fine or penalty. No person with which Buyer or any of its Subsidiaries is connected or associated with, participates (or, in the last six years, has participated) or has any material liability as an employer (or former employer) in a UK occupational pension scheme other than (i) the Buyer Benefit Plans set forth on Section 4.15(a) of the Buyer Disclosure Schedule, or (ii) a money purchase scheme (as defined in Section 181 of the UK Pension Schemes Act 1993). For the purposes of this paragraph, “connected” and “associate” are to be interpreted in accordance with Sections 249 and 435, respectively, of the UK Insolvency Act 1986.

(g) There is no material Action (including any investigation, audit or other administrative proceeding) by the U.S. Department of Labor, the PBGC, the U.S. Internal Revenue Service or any other Governmental Entity or by any plan participant or beneficiary pending, or to Buyer’s knowledge, threatened, relating to the Buyer Benefit Plans, any fiduciaries thereof with respect to their duties to the Buyer Benefit Plans or the assets of any of the trusts under any of the Buyer Benefit Plans (other than routine claims for benefits) nor to Buyer’s knowledge are there facts or circumstances that exist that would reasonably be expected to give rise to any such Actions.

(h) Except as set forth on Section 4.15(h) of the Buyer Disclosure Schedule, no Buyer Benefit Plan provides for any post-employment or post-retirement medical or life insurance benefits for retired, former or current directors or employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or any comparable U.S. state Law except as would not result in material liability to Buyer and its Subsidiaries, taken as a whole. Neither Buyer nor any of its Subsidiaries sponsors, maintains or contributes to any “multiple employer welfare arrangement” within the meaning of Section 3(4) of ERISA.

(i) Each Buyer Benefit Plan has, and Buyer and its Subsidiaries have, in relation to the Buyer Benefit Plans, at all times complied with all applicable Laws, regulations and requirements applicable to the Buyer Benefit Plans and the trusts, powers and provisions of the Buyer Benefit Plan documentation, except where such non-compliance, default or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Buyer and its Subsidiaries have at all times complied with their obligations in relation to automatic enrolment arising under the UK Pensions Act 2008, except where such non-compliance, default or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(j) No person has ever become employed in the United Kingdom or any EU member state by Buyer or any of its Subsidiaries as a result of a transfer under the Transfer of Undertakings (Protection of Employment) Regulations 2006 (or its predecessor regulation) where such person was, prior to the transfer, a member of a UK occupational pension scheme or any EU member state occupational pension scheme that provided any benefits other than on old age, invalidity or death, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(k) Section 4.15(k) of the Buyer Disclosure Schedules sets forth a correct and complete list of each material Non-U.S. Buyer Benefit Plan. “Non-U.S. Buyer Benefit Plan” shall mean each Buyer Benefit Plan that is (i) provided primarily for the benefit of one or more current or former employees, directors, consultants or independent contractors (or their dependents) whose services are (or were at the time the individual was providing active services) primarily provided outside of the United States or (ii) maintained subject to the Laws of any jurisdiction outside of the United States. With respect to the Non-U.S. Buyer Benefit Plans set forth on Section 4.15(k) of the Buyer Disclosure Schedules: (i) such Non-U.S. Buyer Benefit Plan has obtained from the Governmental Entity having jurisdiction with respect to such Non-U.S. Buyer Benefit Plan any required determinations that such Non-U.S. Buyer Benefit Plan is in material compliance with the applicable Laws of the relevant jurisdiction if such determinations are required in order to give effect to such Non-U.S. Buyer Benefit Plan; (ii) if such Non-U.S. Buyer Benefit Plan is intended to qualify for special tax treatment, such Non-U.S. Buyer Benefit Plan meets all requirements for such treatment in all material respects; (iii) if such Non-U.S. Buyer Benefit Plan is required under applicable Laws to maintain a separate fund of assets, full and timely (inclusive of any valid extension) payment has been made of all material amounts required of Buyer and its Subsidiaries under the terms of such Non-U.S. Buyer Benefit Plan and applicable Law in all material respects; and (iv) if such Non-U.S. Buyer Benefit Plan is required to be book-reserved, such Non-U.S. Buyer Benefit Plan is book reserved, as appropriate, to the extent so required by applicable Laws and GAAP in all material respects.

Section 4.16 Insurance. Buyer and its Subsidiaries maintain insurance in such amounts and against such risks substantially as Buyer believes to be customary for the business conducted by Buyer and its Subsidiaries as of the date hereof. Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, (i) all insurance policies maintained by or on behalf of Buyer or any of its Subsidiaries as of the date of this Agreement are in full force and effect and are valid and enforceable, and all premiums due on such policies have been paid by Buyer or its Subsidiaries, as applicable, and (ii) Buyer and its Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of Buyer or any of its Subsidiaries as of the date of this Agreement, and neither Buyer nor any of its Subsidiaries is in breach or default under, or has taken any action that could permit termination or material modification of, any material insurance policies.

Section 4.17 Intentionally Omitted.

Section 4.18 Material Contracts.

(a) Except for this Agreement, the Buyer Benefit Plans, agreements filed as exhibits to the Buyer SEC Documents or as set forth on the applicable subsection of Section 4.18(a) of the Buyer Disclosure Schedule, as of the date hereof, neither Buyer nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC). All such “material contracts” are referred to herein as “Buyer Material Contracts.”

(b) Buyer has delivered or made available to Company true and complete copies of all Buyer Material Contracts.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, (i) neither Buyer nor any Subsidiary of Buyer is in breach of or default under the terms of any Buyer Material Contract, (ii) to Buyer’s knowledge, no other party to any Buyer Material Contract is in breach of or default under the terms of any Buyer Material Contract and (iii) each Buyer Material Contract is a valid and binding obligation of Buyer or the Subsidiary of Buyer that is party thereto and, to Buyer’s knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions.

Section 4.19 Finders or Brokers. Except for Rockefeller Financial LLC, neither Buyer nor any of Buyer’s Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to or may receive any fee or any commission in connection with or upon consummation of the Transaction, other than any investment banker, broker or finder whose fees will be paid by Buyer. Buyer has heretofore made available to Company a true and complete copy of Buyer’s engagement letter with Rockefeller Financial LLC.

Section 4.20 Anti-Bribery. Within the past two years, neither (a) Buyer, any of its Subsidiaries, nor any director, officer, or employee of Buyer or (b) to the knowledge of Buyer any of its Subsidiaries nor any Representative while acting for or on behalf of any of the foregoing, has directly or to the knowledge of Buyer, indirectly (i) made, accepted, promised, or authorized the giving of any unlawful payment to/from any foreign or domestic government officials or employees or to/from any foreign or domestic political parties or campaigns, or to/from any private third parties in violation of any provisions of any applicable anti-bribery Laws, including without limitation the FCPA or the Bribery Act, or (ii) taken any action or engaged in any conduct, activity or practice for or on behalf of Buyer or any of its Subsidiaries that would otherwise constitute a violation of or an offence under any applicable anti-bribery Laws, including the FCPA and the Bribery Act, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. Buyer maintains policies and procedures that are reasonably designed to ensure compliance with anti-bribery Laws. Neither Buyer nor any of its Subsidiaries, nor any director, officer or, to the knowledge of Buyer, employee of Buyer or any Subsidiary of Buyer, are, or in the past two years have been, subject to any actual, pending, or, threatened civil, criminal, or administrative actions or governmental investigations, inquiries or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Buyer or any Subsidiary of Buyer relating to alleged violations of applicable anti-bribery Laws, including the FCPA and the Bribery Act.

Section 4.21 Export Controls and Sanctions.

(a) Neither (i) Buyer, any of its Subsidiaries, or any employee, officer, or director of Buyer, nor to Buyer’s knowledge, any of its Subsidiaries nor any Representative of any of the foregoing, (A) is currently or has been within the past two years the target of Trade Sanctions (including by being designated on the list of Specially Designated Nationals and Blocked Persons or on any other sanctions list maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury or direct or indirect ownership or control by one or more designated parties), or is or has been within the past two years operating, organized or resident in a country or territory that itself is the target of Trade Sanctions (currently, the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria and Venezuela) in violation of Trade Sanction; or (B) has, directly or, to the knowledge of Buyer, indirectly, participated in the past two years in any prohibited or unlawful transaction or dealing involving a person or entity that is the target of Trade Sanctions, or with any person or entity operating, organized, or resident in a country or territory that is the target of Trade Sanctions.

(b) In the past two years, each of Buyer and Buyer’s Subsidiaries (i) has conducted its business in compliance with all applicable Trade Sanctions and Export Control Laws in all material respects; and (ii) have obtained, and are in compliance in all material respects with, all required export and import licenses, license exceptions and other consents, notices, approvals, orders, permits, authorizations, declarations, classifications and filings with any Governmental Entity required for the import, export and re-export of products, software and technology Buyer maintains and enforces policies and procedures that are reasonably designed to ensure, compliance with applicable Trade Sanctions and Export Control Laws.

Section 4.22 Derivatives. Section 4.22 of the Buyer Disclosure Schedule contains a complete and correct schedule of all material Derivative Transactions entered into by Buyer or any of its Subsidiaries or for the account of any of their respective customers as of the date hereof.

Section 4.23 Takeover Statutes. There are no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state or other anti-takeover Laws and regulations applicable to Buyer, the Buyer Common Stock, the Transaction or any other transactions contemplated by this Agreement.

Section 4.24 Information Supplied. The information supplied or to be supplied by Buyer in writing for inclusion in the Proxy Statement (including, for the avoidance of any doubt, the Scheme Document) will not, at the time the Proxy Statement is first mailed to the Company Shareholders and at the time of any meeting of Buyer Shareholders to be held in connection with the issuance of the New Buyer Shares, the Scheme Meeting and the Company GM to be held in connection with the Transaction, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Buyer with respect to statements made or incorporated by reference therein based on information supplied by Company in writing expressly for inclusion therein.

Section 4.25 Sufficiency of Funds. Buyer has, and on the Closing Date will have sufficient cash, available lines of credit or other sources of immediately available and cleared funds to (a) make all cash payments contemplated to be made by Buyer under this Agreement in connection with the Transaction, including the Fractional Share Consideration, (b) repay, prepay or discharge the principal of and interest on, and all other indebtedness and other amounts outstanding pursuant to, the Company Credit Agreement, if applicable and (c) pay all fees and expenses required to be paid by Buyer and Company in connection with the Transaction. Notwithstanding anything set forth in this Agreement to the contrary, Buyer agrees and affirms that it is not a condition to the Closing or to any of its obligations under this Agreement (including its obligations to consummate the transactions contemplated hereby) that Buyer obtain any financing for, or related to, any of the transactions contemplated by this Agreement.

Section 4.26 No Additional Representations.

(a) Buyer acknowledges that Company does not make any representation or warranty as to any matter whatsoever except as expressly set forth in Article III or in any certificate delivered by Company to Buyer in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that Company makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to Buyer, any of its affiliates or any of their respective officers, directors, employees or

Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Company and its Subsidiaries or (ii) the future business and operations of Company and its Subsidiaries, and Buyer has not relied on such information or any other representations or warranties not set forth in Article III.

(b) Buyer has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, estimates, projections and prospects of Company and its Subsidiaries and acknowledges that Buyer has been provided access for such purposes. Except for the representations and warranties expressly set forth in Article III or in any certificate delivered to Buyer by Company in accordance with the terms hereof, in entering into this Agreement, Buyer has relied solely upon its independent investigation and analysis of Company and Company’s Subsidiaries, and Buyer acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Company, its Subsidiaries, or any of their respective affiliates, shareholders, controlling persons or Representatives that are not expressly set forth in Article III or in any certificate delivered to Buyer by Company, whether or not such representations, warranties or statements were made in writing or orally. Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III or in any certificate delivered by Company to Buyer (i) Company does not make, and has not made, any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated hereby and Buyer is not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by Company to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty may not be relied upon by Buyer as having been authorized by Company and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Buyer, any of its affiliates or any of their respective officers, directors, employees or Representatives are not and shall not be deemed to be or include representations or warranties of Company.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business.

(a) From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be required by the regulations or requirements of any stock exchange or regulatory organization applicable to Company and its Subsidiaries and Buyer and its Subsidiaries, as applicable, (iii) with the prior written consent of Company or Buyer with respect to the business of Buyer and its Subsidiaries and Company and its Subsidiaries, respectively (such consent not to be unreasonably withheld, conditioned or delayed), (iv) as may be expressly contemplated or required by this Agreement, (v) in the case of Company, as contemplated by the Restructuring Plan or (vi) as set forth in Section 5.1(b) of the Company Disclosure Schedule or Section 5.1(c) of the Buyer Disclosure Schedule, as applicable, each of Company and Buyer covenants and agrees that the business of Company and its Subsidiaries and of Buyer and its Subsidiaries, respectively, shall be conducted in the ordinary course of business consistent with past practice, and Company and its Subsidiaries and Buyer and its Subsidiaries shall use, and Company and Buyer shall cause their respective Subsidiaries to use, commercially reasonable efforts to (A) preserve intact their respective present lines of business and business organization, (B) maintain their respective rights, franchises and Permits, and (C) preserve their respective relationships and goodwill with customers and suppliers and keep available the services of its current officers and Key Employees.

(b) Company agrees with Buyer, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law, (ii) as may be required by the regulations or requirements of any stock exchange or regulatory organization applicable to Company and its Subsidiaries, (iii) with the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), (iv) as may be expressly contemplated or required by this Agreement (including with respect to the Scheme of Arrangement), (v) as set forth in the Restructuring Plan or (vi) as set forth in Section 5.1(b) of the Company Disclosure Schedule, Company:

(i) shall not amend or modify its articles of association, and shall not permit any of its Subsidiaries to adopt any amendments or modifications to its articles of association, certificate of incorporation or bylaws or similar applicable organizational documents, other than, in the case of wholly owned Subsidiaries, in connection with internal restructurings among such Subsidiaries;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for (A) any such transaction by a wholly owned Subsidiary which remains a wholly owned Subsidiary after consummation of such transaction, (B) issuances of Company Ordinary Shares under the Company Stock Plans, to the extent permitted by subsection (viii) below or in respect of the exercise, vesting or settlement of any Company Equity Awards, outstanding on the date of this Agreement or granted in accordance with the terms of this Agreement, or (C) the vesting of Company Ordinary Shares or for withholding of Taxes with respect to any Company Equity Awards to the extent provided by the terms of the award agreements;

(iii) shall not, and shall not permit any of its Subsidiaries that is not directly or indirectly wholly owned to, authorize, make, declare or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Company or its Subsidiaries), except (A) dividends or distributions by any Subsidiaries only to Company or to any wholly owned Subsidiary of Company in the ordinary course of business consistent with past practice and (B) dividends or distributions by any non-wholly owned Subsidiary or joint venture that are consistent with past practice or required under such entity’s organizational documents in effect on the date of this Agreement;

(iv) shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Transaction and other than any liquidations, dissolutions, mergers, consolidations, restructurings or reorganizations solely among Company and its Subsidiaries or among Company’s Subsidiaries;

(v) shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person with a value in excess of $1,000,000 in the aggregate, except (A) as made in connection with any transaction among

(x) Company and its wholly owned Subsidiaries or (y) Company’s wholly owned Subsidiaries, (B) any officer, director or employee of Company or any of its Subsidiaries related to business travel and other business-related expenses in the ordinary course of business, (C) extensions of credit to customers in the ordinary course of business and consistent with customary trade terms, or (D) advancement obligations under any indemnification agreement entered into by Company or any of its Subsidiaries; provided, however, that Company shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transaction;

(vi) shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, abandon, transfer, exchange or swap, or otherwise dispose of or encumber (including pursuant to a sale-leaseback arrangement) any properties, rights or non-cash assets with a value in excess of $5,000,000 (provided, however, that the reference to “$5,000,000” in this clause (vi) shall be deemed to be a reference to “$3,000,000” for any sale-leaseback transaction), except (A) sales, transfers and dispositions of obsolete, surplus or worthless assets, (B) sales of inventory in the ordinary course of business, (C) non-exclusive licenses in the ordinary course of business or (D) sales, leases, transfers or other dispositions made in connection with any transaction among Company and its wholly owned Subsidiaries or among Company’s wholly owned Subsidiaries;

(vii) shall not, and shall not permit any of its Subsidiaries to, authorize any capital expenditures, except for capital expenditures (A) made during fiscal year 2020, which in the aggregate do not exceed 110% of the pro-rated aggregate (based on the period elapsed since January 1, 2020) amount specified in Company’s 2020 budget made available to Buyer prior to the execution of this Agreement (“2020 Budget”), (B) made during fiscal year 2021, which in each fiscal quarter of fiscal year 2021, do not exceed 27.5% of the aggregate amount of the 2020 Budget or (C) made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages, operational incidents or otherwise;

(viii) except as required by applicable Law, by the terms of any Collective Bargaining Agreement or under the terms of any Benefit Plan set forth on Section 3.15(a) of the Company Disclosure Schedules, shall not, and shall not permit any of its Subsidiaries to, (A) except as expressly required pursuant to the terms of any legally binding Benefit Plan maintained for the benefit of an employee working outside of the United States that, as of the date of this Agreement, was not available to the Company to be set forth on Section 3.15(a) of the Company Disclosure Schedules (a “Non-U.S. Benefit Arrangement”), enter into, establish, adopt, materially amend or modify, or terminate any Collective Bargaining Agreement or material Benefit Plan, (B) except to the extent required pursuant to a Non-U.S. Benefit Arrangement, increase the compensation or severance entitlements of any of the current or former directors or officers of Company, or executives who are eligible to receive annual equity awards under Company’s Long-Term Incentive Plan (“Company Executives”), (C) except to the extent required pursuant to a Non-U.S. Benefit Arrangement, pay or award, or commit to pay or award, any bonuses or incentive compensation to any director of Company or Company Executive, (D) except to the extent required pursuant to a Non-U.S. Benefit Arrangement, enter into any new or modify any existing bonus or transaction bonus, employment, severance, termination, retention or change in control agreement with any current or former directors of Company or Company Executives, (E) except to the extent required pursuant to a Non-U.S. Benefit Arrangement, accelerate the time of payment or vesting of any rights or benefits under any material Benefit Plan, including those set forth on Section 3.15(a) of the Company Disclosure Schedule, (F) fund any rabbi trust or similar arrangement with respect to any material Benefit Plan, including those set forth on Section 3.15(a) of the Company Disclosure Schedule, (G) materially amend any awards under the Company Stock Plans (which amendments, even if made in the ordinary course of business shall not contain any terms or conditions providing for automatic vesting or acceleration in connection with the consummation of the transactions contemplated by this Agreement), (H) make any grants under the Company Stock Plans other than ordinary course annual grants as part of the annual grant process in February 2020, (I) change the manner in which contributions to Benefit Plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, (J) hire or terminate the employment or services of (other than for cause) any Company Executive or individual who would be a Company Executive if hired, or (K) waive any post-employment restrictive covenant with any of the current or former directors, executive officers of Company or Company Executives, except in connection with the replacement thereof in a manner consistent with this Agreement;

(ix) shall not, and shall not permit any of its Subsidiaries to, materially (A) change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or other applicable accounting standards, SEC rule or policy or applicable Law, or (B) fail to comply with its policies with respect to privacy or data security, except as required by applicable Law;

(x) shall not, and shall not permit any of its Subsidiaries to, establish any Rights Plan or grant any Rights or to issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of its capital stock or other equity ownership interest in Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or equity ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, equity ownership interest or convertible or exchangeable securities, other than (A) issuances of Company Ordinary Shares under the Company Stock Plans, to the extent not prohibited by subsection (viii) above or in respect of the exercise, vesting or settlement of any Company Equity Awards outstanding on the date of this Agreement or granted in accordance with the terms of this Agreement, (B) the vesting of Company Ordinary Shares or for withholding of Taxes with respect to any Company Equity Awards to the extent provided by the terms of such awards, or (C) for transactions among Company and its wholly owned Subsidiaries or among Company’s wholly owned Subsidiaries;

(xi) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares, except for (A) transactions among Company and its Subsidiaries or among Company’s wholly owned Subsidiaries or (B) repurchases of Company Ordinary Shares for withholding of Taxes or payment of the exercise price with respect to any Company Equity Awards to the extent provided by the terms of such awards;

(xii) shall not, and shall not permit any of its Subsidiaries to, incur, assume or guarantee any indebtedness for borrowed money, except for (A) borrowings under the Company Credit Agreement that do not exceed a balance of $5,000,000 in the aggregate, (B) indebtedness among Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries, and (C) any guarantees by Company of indebtedness of Subsidiaries or guarantees by any of its Subsidiaries of indebtedness of Company or any other Subsidiary of Company, which indebtedness is incurred or assumed in compliance with this Section 5.1(b);

(xiii) shall not, and shall not permit any of its Subsidiaries to, (A) other than in the ordinary course of business consistent with past practice or with respect to any Company Material Contract set forth on Section 3.18(a)(vii) of the Company Disclosure Schedule, modify or amend in any material respect, terminate or waive any material rights under any Company Material Contract, (B) other than in the ordinary course of business consistent with past practice, modify or amend in any material respect, or terminate or waive any material rights under, any material Permit, or (C) other than in the ordinary course of business consistent with past practice, enter into any new contract which would be a Company Material Contract or which would reasonably be expected to, after the Effective Time, restrict or limit in any material respect Buyer or any of its affiliates from engaging in any business or competing in any geographic location with any person;

(xiv) shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises (A) that do not result in payments by Company or its Subsidiaries of more than $500,000 individually or $2,000,000 in the aggregate or (B) that are set forth on Section 5.1(b)(xiv)(B) of the Company Disclosure Schedule and, in all cases, do not obligate it or any of its Subsidiaries to take any material action (other than make a payment) or impose any material restrictions on its business or the business of any of its Subsidiaries;

(xv) shall not, and shall not permit any of its Subsidiaries to, make, change or revoke any material Tax election; take any actions that would adversely impact the tax-free nature of Company’s spin-off transaction that occurred on the Spin-Off Date, except as would not be material; take any actions that would compromise the material income tax incentives currently received by Company or its Subsidiaries; change any accounting period or method with respect to Taxes; file any materially amended material Tax Return; settle or compromise any material Tax proceeding; change its country of Tax residence; or surrender any claim for a material refund of Taxes;

(xvi) except as otherwise permitted by this Agreement (including any financing permitted by this Section 5.1(b)) or for transactions between Company and its Subsidiaries or among Company’s Subsidiaries, shall not and shall not permit any of its Subsidiaries to, prepay, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness or guarantees thereof of Company or its Subsidiaries, other than (1) at stated maturity or (2) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such indebtedness or guarantees thereof may be entitled), in each case in accordance with the terms of the instrument governing such indebtedness;

(xvii) shall not change its payment policies with suppliers in order to delay or postpone making payments beyond their due date, other than in the ordinary course of business consistent with past practices; and

(xviii) shall not, and shall not permit any of its Subsidiaries to, agree, authorize, or consent in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to sub-clauses (i) through (xvii) of this clause (b).

(c) Buyer agrees with Company, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Buyer and its Subsidiaries, (ii) with the prior written consent of Company (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as may be expressly contemplated or required by this Agreement (including with respect to the Scheme of Arrangement) or (iv) as set forth in Section 5.1(c) of the Buyer Disclosure Schedule, Buyer:

(i) shall not amend or modify its certificate of incorporation or bylaws, and shall not permit any of its Subsidiaries to adopt any amendments or modifications to its articles of association, certificate of incorporation or bylaws or similar applicable organizational documents, other than, (i) in the case of wholly owned Subsidiaries, in connection with internal restructurings among such Subsidiaries or (ii) in the case of Subsidiaries, where such amendment or modification would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Transaction;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary which remains a wholly owned Subsidiary after consummation of such transaction;

(iii) shall not, and shall not permit any of its Subsidiaries that is not directly or indirectly wholly owned to, authorize, make, declare or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Buyer or its Subsidiaries), except (A) dividends or distributions by any Subsidiaries only to Buyer or to any wholly owned Subsidiary of Buyer in the ordinary course of business consistent with past practice, (B) dividends or distributions by any non-wholly owned Subsidiary or joint venture that are consistent with past practice or required under such entity’s organizational documents in effect on the date of this Agreement and (C) regular quarterly cash dividends in respect of shares of Buyer Common Stock in an amount not to exceed $0.17 per share paid in the ordinary course (with record and payment dates consistent with the record and payment dates applicable to the applicable quarterly cash dividend in the year prior to the date hereof);

(iv) shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Transaction and other than any liquidations, dissolutions, mergers, consolidations, restructurings or reorganizations solely among Buyer and its Subsidiaries or among Buyer’s Subsidiaries;

(v) shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make loans, advances or capital contributions to, or investments in, any other person, that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transaction; and

(vi) shall not, and shall not permit any of its Subsidiaries to, agree, authorize or consent, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to sub-clauses (i) through (v) of this Section 5.1(c).

(d) Prior to the Closing, (i) Company shall cooperate in good faith with Buyer to identify the patents on Section 5.1(d) of the Company Disclosure Schedule (the “Material Patents”), and (ii) once identified, confirm that Company or one of its Subsidiaries is the sole owner of record with the relevant agency or registrar of such Material Patents or, if such confirmation cannot be obtained, use best efforts to procure that Company or one of its Subsidiaries is recorded as the sole owner of record of a material portion of the Material Patents (taking into account the Material Patents for which confirmation has already been obtained) with the relevant agency or registrar prior to the Closing.

Section 5.2 Access.

(a) For purposes of furthering the transactions contemplated hereby, Company shall afford, and shall cause its Subsidiaries to afford, Buyer and its Representatives reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, and upon reasonable advance request provided in writing to Company, to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating, environmental and other data and information regarding Company and its Subsidiaries as Buyer may reasonably request. Notwithstanding the foregoing, Company and its Subsidiaries shall not be required to afford such access if it would unreasonably disrupt the operations of Company or any of its Subsidiaries, would cause a material violation of any agreement to which Company or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to Company or any of its Subsidiaries, would constitute a violation of any applicable Law, or would constitute any invasive, subsurface or any other testing, sampling or analysis at any property or facility (commonly known as a Phase II).

(b) The Parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the confidentiality and non-disclosure agreement, dated as of August 20, 2019, between Company and Buyer (as may be amended from time to time, the “Confidentiality Agreement”), the term of which is hereby extended until the earlier to occur of (x) the Effective Time and (y) the first anniversary following the Termination Date.

Section 5.3 No Solicitation.

(a) Except as expressly permitted by this Section 5.3, Company shall, shall cause each of its controlled affiliates and its and their respective officers, directors and employees to, and shall use reasonable best efforts to cause its and their respective agents, financial advisors, investment bankers, attorneys, accountants and other representatives (a person’s officers, directors, employees, agents, financial advisors, investment bankers, attorneys, accountants and other representatives being collectively its “Representatives”) to: (i) immediately cease any solicitation, knowing encouragement, discussion or negotiation with any person that is ongoing with respect to or would reasonably be expected to lead to an Acquisition Proposal, and promptly (and, in any event, within five business days of the date of this Agreement) (x) other than with respect to Buyer and its Representatives, terminate access to any virtual data room established for or used in connection with any actual or potential Acquisition Proposal and (y) instruct (to the extent it has contractual authority to do so and has not already done so prior to the date of this Agreement) or otherwise request, any person that has executed a confidentiality or non-disclosure agreement within the 12-month period prior to the date of this Agreement in connection with any actual or potential Acquisition Proposal to return or destroy all such non-public information or documents or material incorporating non-public information in the possession of such person or its Representatives and (ii) until the Effective Time or, if earlier, the Termination Date, not, directly or indirectly, (1) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (2) engage in or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, an Acquisition Proposal (in each case, other than (x) solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 5.3 and to limit its conversation or other communication exclusively to such referral or (y) to seek to clarify and understand the terms and conditions of any Acquisition Proposal (or amended proposal) solely to determine if such proposal constitutes or would reasonably be expected to lead to a Superior Proposal), or (3) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent, agreement, commitment or agreement in principle (whether written or oral, binding or nonbinding) with respect to an Acquisition Proposal, other than an Acceptable Confidentiality Agreement. Except in the event that the Company Board of Directors has determined in good faith after consultation with Company’s outside legal counsel that the failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of the Company Board of Directors under applicable Law, Company and its Subsidiaries shall not release any third party from, or waive, amend or modify any provision of, or grant permission under any standstill provision in any agreement to which Company or any of its Subsidiaries is a party. Company shall, and shall cause its Subsidiaries to, enforce any such standstill provisions.

(b) Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time from and after the date of this Agreement and prior to obtaining the Company Shareholder Approval, Company or any of its Subsidiaries, or any of its or their Representatives, directly or indirectly receives a bona fide, unsolicited written Acquisition Proposal from any person that did not result from a material breach of Section 5.3(a), and if the Board of Directors of Company determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then Company and any of its Subsidiaries, and any of its or their Representatives, may, directly or indirectly, (i) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to Company and its Subsidiaries, and afford access to the business, properties, assets, employees, officers, contracts, books and records of Company and its Subsidiaries, to the person who has made such Acquisition Proposal and its Representatives and potential sources of financing; provided that Company shall substantially concurrently with the delivery to such person provide to Buyer any non-public information concerning Company or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided or made available to Buyer, and (ii) engage in or otherwise participate in discussions or negotiations with the person making such Acquisition Proposal and its Representatives and potential sources of financing regarding such Acquisition Proposal.

(c) Company shall promptly notify Buyer, in writing, after receipt by Company or any of its Subsidiaries, or any of its or their Representatives, of any Acquisition Proposal, including of the identity of the person making the Acquisition Proposal and the material terms and conditions thereof, and shall promptly provide unredacted copies to Buyer of any written proposals, indications of interest, and/or draft agreements relating to such Acquisition Proposal. Company shall keep Buyer reasonably informed, on a prompt basis, as to the status of (including changes to any material terms of, and any other material developments with respect to) such Acquisition Proposal (including by promptly providing to Buyer unredacted copies of any additional or revised written proposals, indications of interest, and/or draft agreements relating to such Acquisition Proposal). Company agrees that it and its Subsidiaries will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits Company from engaging in discussions with Buyer or providing any information to Buyer in accordance with this Section 5.3.

(d) Except as expressly permitted by this Section 5.3(d) or Section 5.3(e), or where required in order to implement the Transaction by way of an Offer made in accordance with Section 5.16, neither the Board of Directors of Company nor any committee thereof shall (i) withhold, withdraw or modify in a manner adverse to Buyer the Company Board Recommendation or fail to make the Company Board Recommendation in accordance with Section 5.4(l) (or, in the period prior to publication of the Scheme Document, publicly change, withdraw or modify its intention and expectation that it will give such recommendation), (ii) following the date that an Acquisition Proposal (or any material change thereto) has been made public, fail to reiterate the Company Board Recommendation (or, in the period prior to publication of the Scheme Document, fail to publicly reiterate its intention and expectation that it will give the Company Board Recommendation) within 10 business days after a written request by Buyer; provided, that Buyer may make such request no more than once after an Acquisition Proposal (or, in the event of one or more material changes thereto, after any such material change) has been made public, (iii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, to Company Shareholders an Acquisition Proposal, or (iv) fail to publicly recommend against a publicly announced Acquisition Proposal (it being understood that a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act is permitted and does not constitute an Adverse Recommendation Change, and it being further understood that the Board of Directors of Company may refrain from taking a position with respect to such Acquisition Proposal until the close of business as of the tenth business day after the commencement of such Acquisition Proposal pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered an Adverse Recommendation Change) (any action described in this Section 5.3(d) being referred to as a “Adverse Recommendation Change”). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Shareholder Approval is obtained:

(i) the Board of Directors of Company may make an Adverse Recommendation Change or authorize Company to terminate this Agreement to enter into a definitive agreement with respect to an Acquisition Proposal, in each case, if, after receiving a bona fide, unsolicited Acquisition Proposal that did not result from a material breach of Section 5.3(a), the Board of Directors of Company has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that (A) such Acquisition Proposal constitutes a Superior Proposal and (B) in light of such Acquisition Proposal, the failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of the Board of Directors of Company under applicable Law; provided, however, that, prior to making such Adverse Recommendation Change or effecting such termination, (1) Company has given Buyer at least four business days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal) and has contemporaneously provided to Buyer a copy of the Superior Proposal, a copy of any proposed transaction agreements with the person making such Superior Proposal and a copy of any financing commitments relating thereto that have been provided to Company (or, if not provided in writing to Company, a written summary of the material terms thereof to the extent known by Company), (2) Company has negotiated, and has caused its Representatives to negotiate, in good faith with Buyer during such notice period, to the extent Buyer wishes to negotiate, to enable Buyer to propose revisions to the terms of this Agreement such that it would cause such Acquisition Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the Board of Directors of Company shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Buyer, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal if the revisions proposed by Buyer were to be given effect, and (4) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, Company shall, in each case, have delivered to Buyer an additional notice consistent with that described in clause (1) above of this proviso and a new notice period under clause (1) of this proviso shall commence (except that the four business day notice period referred to in clause (1) above of this proviso shall instead be equal to two business days) during which time Company shall be required to comply with the requirements of this Section 5.3(d)(i) anew with respect to such additional notice, including clauses (1) through (4) above of this proviso; and provided further that Company has complied in all material respects with its obligations under this Section 5.3(d); and

(ii) the Board of Directors of Company may make an Adverse Recommendation Change in response to an Intervening Event if the Board of Directors of Company has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of the Board of Directors of Company under applicable Law; provided, however, that, prior to making such Adverse Recommendation Change, (1) Company has given Buyer at least four business days’ prior written notice of its intention to take such action (which notice shall specify the basis for such Adverse Recommendation Change, including a description of the facts and circumstances relating to such Intervening Event), (2) Company has negotiated, and has caused its Representatives to negotiate, in good faith with Buyer during such notice period, to the extent Buyer wishes to negotiate, to enable Buyer to propose revisions to the terms of this Agreement such that it would obviate the need to make an Adverse Recommendation Change in response to such Intervening Event and (3) following the end of such notice period, the Board of Directors of Company shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Buyer, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that the failure to make such Adverse Recommendation Change would nevertheless be reasonably likely to constitute a breach of the fiduciary duties of the Board of Directors of Company under applicable Law.

(e) Nothing contained in this Section 5.3 shall prohibit Company or the Board of Directors of Company from (x) taking and disclosing to the Company Shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any “stop, look and listen” communication or any other similar disclosure to the Company Shareholders pursuant to the Exchange Act or (y) making any disclosure to the Company Shareholders if, in the reasonable determination in good faith of the Board of Directors of Company, after consultation with outside legal counsel, the failure to make such disclosure would be reasonably likely to constitute a breach of their fiduciary duties under applicable Law or that such disclosure is otherwise required by applicable Law.

(f) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions as to confidentiality and non-use that are no less restrictive in any material respect to the third party executing such agreement than those applicable to Buyer that are contained in the Confidentiality Agreement; provided that (i) such confidentiality agreement shall not prohibit compliance by Company with any of the provisions of this Section 5.3 and (ii) Company offers to waive the standstill restrictions in the Confidentiality Agreement concurrently with executing any such confidentiality agreement that does not contain standstill restrictions.

(ii) “Acquisition Proposal” means (A) any proposal or offer for or with respect to a merger, consolidation, business combination, recapitalization, binding share exchange, joint venture, scheme of arrangement or other similar transaction involving Company or any of its Subsidiaries with respect to assets that, taken together, constitute more than 20% of Company’s consolidated assets, (B) any proposal or offer (including tender or exchange offers) to acquire in any manner, directly or indirectly, in one or more transactions, more than 20% of the outstanding Company Ordinary Shares or securities of Company representing more than 20% of the voting power of Company or (C) any proposal or offer to acquire in any manner (including the acquisition of equity securities in any Subsidiary of Company), directly or indirectly, in one or more transactions, assets or businesses of Company or its Subsidiaries, including pursuant to a joint venture, representing more than 20% of the consolidated assets, revenues or net income of Company, in each case, other than the Transaction.

(iii) “Intervening Event” means a change, effect, event, development, condition or occurrence that materially affects Company and its Subsidiaries, taken as a whole, and that (i) was not known by, and was not reasonably foreseeable by, the Board of Directors of Company as of the date of this Agreement and (ii) does not relate to any Acquisition Proposal; provided, that in no event shall any of the following events constitute an Intervening Event: (1) any change, in and of itself, in the trading price or trading volume of the Company Ordinary Shares or Buyer Common Stock, or any change in credit ratings or ratings outlook, in and of itself, for Buyer or Company or any of their respective Subsidiaries (but not including, in each case, the underlying causes), (2) the fact, in and of itself, that Buyer or Company exceeds or fails to meet or exceed analyst earnings projections, earnings guidance or internal financial forecasts (but not including, in each case, the underlying causes thereof); and (3) compliance with or performance under this Agreement or the transactions contemplated by this Agreement.

(iv) “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal (A) that if consummated would result in (x) a third party acquiring, directly or indirectly, more than 50% of the outstanding Company Ordinary Shares or more than 50% of the assets of Company and its Subsidiaries, taken as a whole, or (y) the shareholders of Company immediately prior to such transaction ceasing to own, directly or indirectly, at least 50% of the equity interests in the acquiring, surviving or parent company resulting from such transaction, (B) that the Board of Directors of Company determines in good faith, after consultation with its outside financial advisor and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Acquisition Proposal and (C) that the Board of Directors of Company determines in good faith, after consultation with its outside financial advisor and outside legal counsel (taking into account any changes to this Agreement proposed by Buyer in response to such Acquisition Proposal, and all financial, legal, regulatory and other aspects of such Acquisition Proposal, including all conditions contained therein and the person making such proposal, and this Agreement), is more favorable from a financial point of view to the Company Shareholders than the Transaction.

Section 5.4 Responsibilities of Company in Respect of the Scheme of Arrangement.

Company shall:

(a) take each of the actions listed in Section 5.4(a) of the Company Disclosure Schedule;

(b) prepare as promptly as reasonably practicable following the date hereof the shareholder document incorporating the Scheme of Arrangement (the “Scheme Document”), which may be included in the Proxy Statement, in accordance with applicable Laws, and all other documentation reasonably necessary to effect the Scheme of Arrangement and to convene the Company GM and Scheme Meeting;

(c) consult with Buyer as to the form and content of the Scheme Document and, solely to the extent the Scheme Document reflects (i) terms that are inconsistent with the terms of this Agreement (including any obligations of Buyer) or (ii) disclosures about Buyer (including communications or other actions by Buyer) leading to execution of this Agreement, seek the approval of Buyer (such approval not to be unreasonably withheld, conditioned or delayed) (provided, that the terms of the Scheme of Arrangement shall be in all material respects in the form set out in Annex II subject to any amendment that the Parties agree in accordance with Section 5.7(b)); provided further, that in no event shall Company’s obligations pursuant to this Section 5.4(c)(ii) prevent Company from complying with applicable Law;

(d) afford Buyer reasonably sufficient time to review the Scheme Document in order to provide comments and take into consideration in good faith all comments reasonably proposed by Buyer;

(e) not finalize or post the Scheme Document to the Company Shareholders without providing advance notice to Buyer;

(f) provide Buyer with drafts of the forms of proxy for use by the Company Shareholders at the Company GM and the Scheme Meeting (the “Forms of Proxy”), all the necessary evidence and pleadings in relation to the Scheme of Arrangement (the “Court Documentation”) and any supplemental circular or document required to be published or submitted to the Court in connection with the Scheme of Arrangement or any variation or amendment to the Scheme of Arrangement (a “Scheme Supplemental Document”), in each case prepared in accordance with applicable Laws and customary practice;

(g) afford Buyer reasonably sufficient time to review all such documents detailed in clause (e) above and take into consideration in good faith all comments reasonably proposed by Buyer;

(h) for the purpose of implementing the Scheme of Arrangement (but not for the purposes of representing Company before the Court), instruct a UK barrister (of senior counsel standing) and provide Buyer and its advisers with the opportunity to attend any meetings with such barrister to discuss matters pertaining to the Scheme of Arrangement and any issues arising in connection with it (except to the extent the barrister is to advise on matters relating to the fiduciary duties of the directors of Company or otherwise in circumstances where a conflict has arisen between the interests of Company and Buyer);

(i) as promptly as reasonably practicable, notify Buyer of any matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Scheme Document or the Court Documentation; provided that any failure to comply with this Section 5.4(i) shall not constitute a breach or failure to perform by Company with respect to the conditions set forth in Article VI, or give rise to any right of termination under Article VII;

(j) as promptly as reasonably practicable, make all necessary applications to the Court in connection with the implementation of the Scheme of Arrangement (including applying to the Court for leave to convene the Scheme Meeting and settling with the Court the Scheme Document, the Forms of Proxy and any Scheme Supplemental Document and taking such other steps as may be required or desirable in connection with such applications, in each case as promptly as reasonably practicable), and use its reasonable best efforts so as to ensure that the hearing of such proceedings occurs as promptly as practicable in order to facilitate the dispatch of the Scheme Document and any Scheme Supplemental Document and seek such directions of the Court as it considers necessary or desirable in connection with the Scheme Meeting;

(k) procure the publication of any advertisements required by applicable Law and dispatch of the Scheme Document, the Forms of Proxy and any Scheme Supplemental Document to Company Shareholders on the Register of Members of Company on the record date as agreed with the Court, as promptly as reasonably practicable after the approval of the Court to dispatch the documents being obtained, and thereafter shall publish and/or post such other documents and information (the form of which shall be agreed between the Parties) as the Court may approve or direct from time to time in connection with the implementation of the Scheme of Arrangement in accordance with applicable Law as promptly as reasonably practicable after the approval of the Court to publish or post such documents being obtained;

(l) unless the Board of Directors of Company has effected an Adverse Recommendation Change pursuant to and in accordance with Section 5.3, procure that the Scheme Document includes the Company Board Recommendation;

(m) include in the Scheme Document a notice convening the Company GM to be held immediately following the Scheme Meeting to consider and, if thought fit, approve the Company Shareholder Resolutions and convene the Scheme Meeting and the Company GM, subject to the approval of the Court, for the date that is at least 21 and no more than 30 clear days after the dispatch of the Scheme Document (not counting the day notice of the Scheme Meeting is deemed received and the day of the Scheme Meeting itself) (subject only to Section 5.5);

(n) call, convene, hold and conduct the Scheme Meeting and the Company GM in compliance with this Agreement, the Company Articles of Association and applicable Laws and permit up to four representatives of Buyer and/or its financial and legal advisers to attend and observe the Scheme Meeting and the Company GM;

(o) prior to the Scheme Meeting, keep Buyer informed on a regular basis in the two weeks prior to the Scheme Meeting of the number of valid proxy votes received in respect of resolutions to be proposed at the Scheme Meeting and/or the Company GM (with the number of valid proxy votes for and against being separately identified in respect of each resolution), and in any event provide such number as promptly as reasonably practicable following a request by Buyer or its Representatives, but not more than one time per day;

(p) except as required by applicable Law or the Court or pursuant to Section 5.7(a), not postpone or adjourn the Scheme Meeting and/or the Company GM; provided, however, that Company may, without the consent of Buyer and only in accordance with the Company Articles of Association and applicable Law, adjourn or postpone the Scheme Meeting and/or the Company GM (i) in the case of adjournment, if requested by the Company Shareholders (on a poll) to do so, provided that the adjournment resolution was not proposed or instigated by or on behalf of Company, (ii) to the extent reasonably necessary to ensure that any required supplement or amendment to the Scheme Document is provided to the Company Shareholders or to permit dissemination of information which is material to the Company Shareholders voting at the Scheme Meeting and/or the Company GM, but only for so long as the Board of Directors of Company has determined in good faith that such action is reasonably necessary or advisable to give the Company Shareholders sufficient time to evaluate any such disclosure or information so provided or disseminated, or (iii) if, as of the time for which the Scheme Meeting or the Company GM is scheduled (as set forth in the Scheme Document), there are insufficient Company Ordinary Shares or Company Shareholders represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Scheme Meeting or the Company GM, but only until a meeting can be held at which there is a sufficient number of Company Ordinary Shares or Company Shareholders represented to constitute a quorum or (B) to obtain the Company Shareholder Approval, but only until a meeting can be held at which there is a sufficient number of votes of the Company Shareholders to obtain the Company Shareholder Approval;

(q) not withdraw the Scheme of Arrangement or allow it to lapse without the prior written consent of Buyer;

(r) following the Scheme Meeting and Company GM, assuming the Scheme of Arrangement and Company Shareholder Resolutions are duly passed (including by the requisite majorities required under Article 125(2) of the Companies Law in the case of the Scheme Meeting) and all other Conditions are satisfied or waived where applicable (with the exception of the condition set out in Section 6.1(b)), take all necessary steps on the part of Company to prepare and issue, serve and lodge all such court documents as are required to seek the sanction of the Court to the Scheme of Arrangement as promptly as reasonably practicable thereafter;

(s) give such undertakings as are required by the Court in connection with the Scheme of Arrangement as are reasonably and commercially necessary or desirable to implement the Scheme of Arrangement;

(t) as promptly as reasonably practicable after the Court Order is made, or is otherwise compatible with Section 1.2 and Section 1.3, deliver the Court Order to the Registrar of Companies in Jersey;

(u) promptly provide Buyer with a certified copy of the resolutions passed at the Scheme Meeting, the Company Shareholder Resolutions and of each order of the Court (including the Court Order) once obtained; and

(v) subject to the foregoing, take any other action reasonably necessary to make the Scheme of Arrangement effective as provided for or contemplated by this Agreement (it being acknowledged that this requirement shall not extend, in the event of an Adverse Recommendation Change, to obliging Company to convene or reconvene either the Scheme Meeting or the Company GM or conduct any proxy solicitation).

Section 5.5 Responsibilities of Buyer in Respect of the Scheme of Arrangement.

(a) Buyer shall:

(i) instruct a Jersey advocate to appear on its behalf at the Court hearing to request the convening of the Scheme Meeting and the Court hearing to sanction the Scheme of Arrangement and undertake to the Court to be bound by the terms of the Scheme of Arrangement (including the issuance of the New Buyer Shares pursuant thereto) insofar as it relates to Buyer, provided that this shall not oblige Buyer to waive any of the Conditions or treat them as satisfied;

(ii) subject to the terms of this Agreement, afford all such cooperation and assistance as may reasonably be requested of it by Company in respect of the preparation and verification of any document required for the implementation of the Scheme of Arrangement, including the provision to Company of such information and confirmations relating to it, its Subsidiaries and any of its or their respective directors or employees as Company may reasonably request (including for the purposes of preparing the Scheme Document or any Scheme Supplemental Document) and to do so in a timely manner;

(iii) review and provide comments (if any) in a reasonably timely manner on all such documentation submitted to it; and

(iv) as promptly as reasonably practicable, notify Company of any matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Scheme Document or the Court Documentation; provided that any failure to comply with this Section 5.5(a)(iv) shall not constitute a breach or failure to perform by Buyer with respect to the conditions set forth in Article VI, or give rise to any right of termination under Article VII.

Section 5.6 Proxy Statement. Subject to Section 5.4, as promptly as reasonably practicable following the date of this Agreement, Company shall (with the assistance and cooperation of Buyer as reasonably requested by Company) take all action reasonably necessary to prepare, in accordance with applicable Law and the Company Organizational Documents, as applicable, proxy materials which shall constitute the Scheme Document and the proxy statement relating to the Scheme Meeting and the Company GM for the purpose of passing the Company Shareholder Resolutions (such proxy materials and proxy statement, as amended or supplemented from time to time, the “Proxy Statement”). Unless the Company Board of Directors shall have made an Adverse Recommendation Change, Company shall use its reasonable best efforts to solicit or cause to be solicited from its shareholders (including through a proxy solicitation firm), in accordance with applicable Law and the rules and regulations of the NYSE, proxies to secure the Company Shareholder Approval and take all other reasonable actions necessary or advisable to secure the Company Shareholder Approval. Buyer shall take any action required to be taken under any applicable state or provincial securities Laws in connection with the issuance of the New Buyer Shares in the Transaction. Buyer and Company shall furnish all information concerning Buyer and Company, respectively, as may be reasonably requested in connection with the Proxy Statement (or any supplement required thereto) and any such action as aforesaid. Other than in the case of an Adverse Recommendation Change pursuant to Section 5.3, no filing of, or amendment or supplement to, the Proxy Statement will be made by either Party without providing the other Party a reasonable opportunity to review and comment thereon (which comments shall be considered in good faith). Each Party will advise the other Party promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other Party with copies of any written communication from the SEC or any state securities commission with respect thereto. Each of Company and Buyer shall ensure that the information provided by it for inclusion in the Proxy Statement (and any supplement required thereto) at the time of mailing thereof and at the time of the Scheme Meeting and the Company GM will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and Company will ensure that the Proxy Statement (and any supplement required thereto) at the time of mailing thereof and at the time of the Scheme Meeting and the Company GM will (with the assistance and cooperation of Buyer as reasonably requested by Company) comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and any applicable provisions of the Companies Law.

Section 5.7 Mutual Provisions in Relation to the Scheme of Arrangement and the Meetings.

(a) Notwithstanding anything to the contrary in this Agreement, Buyer and Company shall cooperate to schedule and convene the Scheme Meeting and Company GM for the same date, it being understood and agreed that, if prior to any scheduled meeting date, the Board of Directors of Company determines that failure to make an Adverse Recommendation Change would be reasonably likely to constitute a breach of its fiduciary duties under applicable Law, such Board of Directors shall be permitted to adjourn or postpone the Scheme Meeting or the Company GM (including any postponements or adjournments thereof), as applicable, for up to ten business days. In connection with the Scheme Meeting, Company shall take the actions set forth on Section 5.7(a) of the Company Disclosure Schedule.

(b) If Buyer or Company acting reasonably considers that an amendment should be made to the provisions of the Scheme of Arrangement or the Scheme Document in order to implement the Transaction in as efficient a manner as practicable or otherwise either prior to or after consideration by the Court, it may notify the other Party and the Parties shall be obliged to consider and negotiate, acting reasonably and in good faith, such amendment (provided, that no Party shall be required to consider and negotiate in good faith any amendment that would materially and adversely affect it, its shareholders or the likelihood of consummation of the Transaction and each Party recognizes that any amendments may require the recommencement of the Court approval process and/or a new notice of the Scheme Meeting to be sent).

Section 5.8 Reasonable Best Efforts; Regulatory Approvals.

(a) Prior to the Closing, Company and Buyer shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transaction and enable the Closing to occur as promptly as practicable (and in any event prior to the End Date), including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transaction and the provision of information in connection therewith, (ii) the satisfaction of the conditions to consummating the Transaction, (iii) subject to Section 5.8(b), taking all actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information and documentary material required under the HSR Act or other antitrust, competition, foreign investment or similar Laws outside of the United States) required to be obtained or made by Company, Buyer or any of their respective Subsidiaries or affiliates in connection with the Transaction or the taking of any action contemplated by this Agreement, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transaction and to fully carry out the purposes of this Agreement. Additionally, Company and Buyer shall use reasonable best efforts to fulfill all conditions precedent to the Transaction and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any such Governmental Entity necessary to be obtained prior to Closing. In furtherance and not in limitation of the other covenants contained in this Section 5.8, to the extent that any third party notices, consents, approvals or waivers under, or the transfers of, any Contracts or Permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Transaction (including Permits required pursuant to Environmental Laws), each of the Parties shall give or cause their respective Subsidiaries to give any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain such third party consents, approvals or waivers and to effect such transfers, and the Parties shall provide regular updates to each other regarding the status of such efforts.

(b) In furtherance and not in limitation of the other covenants contained in this Section 5.8 (but subject to the limitations set forth in this Section 5.8(b)), each of Buyer and Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use their reasonable best efforts, to take or cause to be taken any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve objections, if any, that any Relevant Authority may assert under the HSR Act and any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or reduction of competition (collectively, “Antitrust Laws”) or that regulates foreign investment (“Foreign Investment Laws”) as set forth in Section 5.8(b) of the Company Disclosure Schedules, with respect to this Agreement, and to avoid or eliminate each and every impediment under any Antitrust Law or Foreign Investment Law that may be asserted by any Relevant Authority with respect to this Agreement and the transactions contemplated hereby, in each case, so as to enable the Closing to occur as promptly as practicable (and in any event prior to the End Date), which shall include each of the following actions to the extent required: (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, license, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of Buyer, Company or any of their respective Subsidiaries or any equity interest in any joint venture held by Buyer, Company or any of their respective Subsidiaries (ii) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of Buyer, Company or any of their respective Subsidiaries, and (iii) otherwise taking or committing to take any action that would limit Buyer’s or Company’s (or their respective Subsidiaries’) freedom of action with respect to, or their respective ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of Buyer, Company or any of their respective Subsidiaries or any equity interest in any joint venture held by Buyer, Company or any of their respective Subsidiaries, in each of clauses (i) through (iii), as may be required in order to obtain all approvals and consents required directly or indirectly under any Antitrust Law or Foreign Investment Laws, or to avoid the commencement of any action or proceeding to prohibit the Closing of the Transaction under any Antitrust Law or Foreign

Investment Laws, or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the Closing or that would reasonably be expected to delay the Closing beyond the End Date. Notwithstanding anything in this Section 5.8 or otherwise in this Agreement to the contrary, (A) Company shall not take any of the actions described in the foregoing sentence without the prior written approval of Buyer (for the avoidance of doubt, without limitation of Buyer’s obligations hereunder), and (B) neither Buyer nor Company shall be required to take, or agree to take, any actions under this Section 5.8 unless (x) such action or agreement would not reasonably be expected to, individually or in the aggregate, result in a Substantial Detriment and (y) the effectiveness of such agreement or action is conditioned upon the Closing. In addition, Buyer shall defend through litigation on the merits any claim, action, or proceeding asserted, whether judicial or administrative, by any Governmental Entity or any other person in order to avoid entry of, or to have vacated or terminated, any Order that would prevent the consummation of the Transaction prior to the End Date. For purposes of this Section 5.8(b), “Substantial Detriment” means a Company Material Adverse Effect treating for this purpose the effects of all actions required by this Section 5.8(b) wherever imposed (whether on Buyer, Company, and/or any of their respective Subsidiaries), as if they affected a company the size of, and having the financial and operating metrics of, Company. For the avoidance of doubt, “reasonable best efforts” for purposes of this Section 5.8(b) shall include the taking of the actions specified in clauses (i) through (iii) above, subject to the limitations in the second sentence of this Section 5.8(b).

(c) Except as prohibited by applicable Law, Company and Buyer shall each keep the other apprised of the status of matters relating to the completion of the Transaction and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity set forth in Section 5.8(b) of the Company Disclosure Schedules and undertaken pursuant to the provisions of this Section 5.8. In that regard, prior to the Closing, each Party shall promptly consult with one another with respect to, and, except as prohibited by applicable Law, promptly provide any necessary information with respect to (and, in the case of correspondence, provide the other Party (or its counsel) copies of), all filings made by such Party with any Governmental Entity or any other information supplied by such Party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Transaction. Each Party shall promptly inform the other Party, and if in writing, furnish the other Party (or its counsel) with copies of (or, in the case of oral communications, advise the other Party (or its counsel) orally of), any communication from any Governmental Entity regarding the Transaction, and permit the other Party to review and discuss in advance, and consider in good faith the views and comments of the other Party in connection with, any proposed communication with any such Governmental Entity. If any Party or any Representative of such Party receives a request for additional information or documentary material, or other request for information, from any Governmental Entity with respect to the Transaction, then such Party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other Party, an appropriate response to such request. Neither Party shall participate in any meeting or teleconference with any Governmental Entity where material issues are reasonably expected to be discussed in connection with this Agreement and the Transaction unless, so long as reasonably practicable and permitted by applicable Law, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat. Each Party shall furnish the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Transaction, and furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity; provided, however, that each Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive materials provided pursuant to this Section 5.8 as “outside counsel only,” and provided further that materials may be redacted (i) to remove references concerning the valuation of Company or Buyer and the Transaction or other confidential information, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege concerns.

(d) Company and Buyer shall use reasonable best efforts to (i) file, as promptly as practicable, but in any event no later than fifteen (15) business days after the date of this Agreement, all notifications required under the HSR Act; and (ii) make the other required foreign filings set forth on Section 5.8(d) of the Company Disclosure Schedules as promptly as practicable.

(e) Notwithstanding anything to the contrary contained herein, the Parties agree that they shall discuss the strategy for all filings, notifications, submissions and communications in connection with any filing, notice, petition, statement, registration, submission of information, application or similar filing subject to this Section 5.8; provided, however, that, subject to Company’s consultation and participation rights described in Section 5.8(c), (i) Buyer shall devise such strategy for obtaining clearances required with respect to any Antitrust Laws or Foreign Investment Laws after considering in good faith all comments and advice of the Company, and (ii) Buyer shall take the lead in all meetings, negotiations, and communications with any Governmental Entity in connection with obtaining such clearances required under any Antitrust Laws or Foreign Investment Laws. For avoidance of doubt, if there are multiple alternative remedies which may result in obtaining regulatory clearance with respect to any of the filings set forth on Section 5.8(d) of the Company Disclosure Schedule in accordance with Buyer’s obligations pursuant to Section 5.8(b), then Buyer shall have sole discretion over which alternative(s) to initially propose.

Section 5.9 Takeover Statutes. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination” statute or regulation or other similar state or other anti-takeover Laws and regulations may become, or may purport to be, applicable to the Transaction or any other transactions contemplated hereby, each of Company and Buyer shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise take reasonable actions to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.10 Public Announcements. Company and Buyer shall use reasonable best efforts to develop a joint communications plan and each Party shall use reasonable best efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby, to the extent they have not been previously issued or disclosed, shall be consistent with such joint communications plan. Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each Party shall consult with the other before issuing any press release or public statement with respect to the Transaction and, subject to the requirements of applicable Law (in the reasonable determination in good faith of such Party, after consultation with outside legal counsel) or the rules of any securities exchange (in the reasonable determination in good faith of such Party, after consultation with outside legal counsel), shall not issue any such press release or public statement prior to such consultation. Notwithstanding the foregoing, Company will not be obligated to engage in such consultation with respect to communications that (i) are principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with prior press releases, public disclosures or public statements in compliance with the first sentence of this Section 5.10 or (ii) principally relate to an Adverse Recommendation Change. Company and Buyer agree to issue a mutually acceptable initial joint press release announcing this Agreement.

Section 5.11 Indemnification and Insurance.

(a) Buyer agrees that, to the fullest extent permitted under applicable Law, all rights to exculpation, indemnification and advancement of expenses existing as at the date of this Agreement in favor of the current or former managers, directors, officers or employees, as the case may be, of Company or its Subsidiaries as provided in their respective articles of association or other organizational documents or in any agreement or deed of indemnity shall survive the Transaction, in each case, for any actions or omissions, or alleged actions or omissions, occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, and shall continue in full force and effect in accordance with their terms. For a period of six years from the Effective Time, to the fullest extent permitted under applicable Law, Buyer shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the articles of association or similar organizational documents of Company and its Subsidiaries in effect as at the date of this Agreement or in any indemnification agreements of Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect as at the date of this Agreement, and to the fullest extent permitted under applicable Law shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the organizational documents of Company or its Subsidiaries in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former managers, directors, officers or employees of Company or any of its Subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the final disposition of such Action or final resolution of such claim.

(b) Buyer shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing to) each current and former manager, director, officer or employee of Company or any of its Subsidiaries and each person who served as a manager, director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”), in each case against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking consistent with applicable Law and the Company Organizational Documents to repay such amounts if it is ultimately determined, in a final, non-appealable Order, that such person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such Indemnified Party serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of Company). In the event of any such Action, Buyer shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six years from the Effective Time, Buyer shall cause to be maintained in effect the coverage provided by policies of directors’ and officers’ liability insurance and fiduciary liability insurance of Company (“D&O Insurance”) with respect to acts or omissions occurring or alleged to have occurred at or prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacities as such, and on terms (including with respect to coverage, conditions, retentions, limits and amounts) not less favorable than those of the D&O Insurance. Company or Buyer (as Buyer elects) shall, prior to the Effective Time, purchase a prepaid six year “tail” policy with respect to the D&O Insurance providing coverage on the terms set out in the preceding sentence (“Tail Policy”); provided, that in no event shall the cost of such policy, if purchased by Company, exceed 200% of the annual premium payable by Company prior to the date hereof in respect of Company’s most recently bound policies of directors’ and officers’ liability insurance and fiduciary liability insurance (“Cap Amount”); provided further that if the cost of the Tail Policy exceeds the Cap Amount and Buyer elects not to spend (or authorize Company to spend) more than the Cap Amount, then the Party purchasing such Tail Policy shall obtain the greatest coverage reasonably available for such policy for the Cap Amount. If such a “tail policy” is purchased, Buyer shall have no further obligations under this Section 5.11(c) so long as such Tail Policy remains in full force and effect during the six-year period following the Effective Time.

(d) Buyer shall, to the fullest extent permitted under applicable Law, pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.11.

(e) The rights of each Indemnified Party under this Section 5.11 shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the articles of association or other organizational documents of Company or its Subsidiaries or any other indemnification arrangement, the Companies Law or otherwise.

(f) The obligations of Buyer under this Section 5.11 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 5.11 applies without the consent of such Indemnified Party. It is expressly agreed that, notwithstanding any other provision of this Agreement that may be to the contrary, (i) the Indemnified Parties to whom this Section 5.11 applies shall be third-party beneficiaries of this Section 5.11, and (ii) this Section 5.11 shall survive consummation of the Transaction and shall be enforceable by such Indemnified Parties and their respective successors and legal representatives against Buyer and its successors and assigns, provided, that if Buyer or any of its successors and assigns (A) undergoes an acquisition (or is acquired) by way of a merger, business combination, tender offer, restructuring, recapitalization or otherwise, and is not the continuing or surviving person in such transaction, or (B) transfers or conveys all or substantially all of its properties and assets to any person, then proper provisions will be made so that the successors and assigns of Buyer or any of its successors or assigns shall assume all of the obligations of Buyer set forth in this Section 5.11.

Section 5.12 Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give Company or Buyer, directly or indirectly, the right to control or direct the other Party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of Company and Buyer shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.13 Section 16 Matters. Prior to the Effective Time, Company and Buyer shall take all such steps as may be required to cause any dispositions of Company Ordinary Shares (including derivative securities with respect to Company Ordinary Shares) or acquisitions of Buyer Common Stock (including derivative securities with respect to shares of Buyer Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company or will become subject to such reporting requirements with respect to Buyer, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14 Transaction Litigation. Company shall promptly notify and give Buyer the opportunity to participate in the defense or settlement of any shareholder litigation against Company and/or its directors or executive officers relating to the transactions contemplated by this Agreement, including the Transaction. Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against Company or its directors, executive officers or similar persons by any shareholder of Company relating to this Agreement, the Transaction or any other transaction contemplated hereby without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.15 Listing Matters.

(a) Buyer shall use its reasonable best efforts to cause the New Buyer Shares to be issued in the Transaction and such other shares of Buyer to be reserved for issuance in connection with the Transaction to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

(b) Each of Company and Buyer agrees to cooperate with the other Party in taking, or causing to be taken, all action necessary to delist the Company Ordinary Shares from the NYSE and terminate its registration under the Exchange Act, provided that such delisting and termination shall not be effective until the Effective Time.

Section 5.16 Scheme Implementation by Way of Offer.

(a) If, prior to a Scheme Meeting, a takeover offer (under Article 116 of the Companies Law) is made by any person not affiliated with Buyer or its affiliates, Buyer may (in its sole discretion) elect to implement the Transaction by way of a contractual takeover offer (the “Offer”), whether or not the Scheme Document has been published, provided that the Offer is made in accordance with the terms and conditions set forth in this Agreement (with any additions, deletions, modifications or amendments to such terms and conditions as may be necessary as a result of a switch from the Scheme of Arrangement to the Offer) and provided that Buyer shall comply with clauses (b) through (d) below. If the Parties agree to implement the Transaction by way of an Offer in accordance with this Section 5.16(a), Section 5.4 and 5.5 shall cease to have any effect, and the terms and conditions set out in this Agreement shall be deemed to be modified or amended in so far as is necessary as a result of the switch from the Scheme of Arrangement to the Offer.

(b) In the event that the Transaction is implemented by way of an Offer pursuant to and in accordance with clause (a) above, Buyer shall prepare the document to be dispatched to (amongst others) the Company Shareholders under which any Offer would be made (the “Offer Document”) and shall consult with Company in relation to the preparation thereof. Buyer agrees to submit, or procure the submission of, drafts and revised drafts of the Offer Document to Company for review and comment and, where necessary, to discuss any comments with Company for the purposes of preparing revised drafts. Buyer shall afford Company sufficient time to consider the drafts and revised drafts of the Offer Document and include in the Offer Document all comments reasonably proposed by Company.

(c) Company shall afford all such cooperation and assistance as may reasonably be requested of it by Buyer in respect of the preparation and verification of any document required for the implementation of the Offer, including the provision to Buyer of such information and confirmations relating to it, its Subsidiaries and any of its or their respective directors or employees as Buyer may reasonably request (including for the purposes of preparing the Offer Document and any amendments or supplements to either the Offer Document) and to do so in a timely manner; and shall review and provide comments (if any) in a reasonably timely manner on all such documentation submitted to it.

(d) If the Transaction is implemented by way of an Offer pursuant to and in accordance with clause (a) above and such Offer is to be registered under the Securities Act, Buyer shall prepare a registration statement on Form S-4 with respect to the New Buyer Shares (the “Registration Statement”) and Buyer’s and Company’s obligations in clauses (b) and (c) above shall equally apply to the process for preparation of such Registration Statement.

(e) If the Transaction is implemented by way of an Offer pursuant to and in accordance with clause (a) above:

(i) the acceptance condition to the Offer shall be set at 90% (or such lesser percentage as Company and Buyer may agree) of the Company Ordinary Shares to which the Offer relates;

(ii) Buyer shall ensure that, unless the Parties agree otherwise in writing, the only conditions of the Offer shall be those set out in Article VI (the “Conditions”) (with (i) the condition set forth in Section 6.1(b) replaced with the acceptance condition specified in Section 5.16(e)(i), and (ii) any other additions, deletions, modifications or amendments to such conditions as the Parties agree are reasonably necessary or desirable as a result of a switch from the Scheme of Arrangement to the Offer);

(iii) Buyer shall keep Company informed, on a regular basis and in any event as promptly as reasonably practicable following a request by Company or its Representatives, of the number of Company Shareholders that have validly returned their acceptance or withdrawal forms or incorrectly completed their acceptance or withdrawal forms and the identity of such shareholders;

(iv) except where the Board of Directors of Company has effected an Adverse Recommendation Change pursuant to and in accordance with Section 5.3, (A) the Board of Directors of Company shall duly and validly adopt a resolution declaring that the Board of Directors of Company has resolved that it will recommend that the Company Shareholders accept the Offer and such recommendation shall be deemed to be the Company Board Recommendation; (B) Company agrees that the Company Board Recommendation shall be included within the Offer Document; and (C) neither the Board of Directors of Company nor any committee thereof shall withhold, withdraw or modify in a manner adverse to Buyer the Company Board Recommendation; and

(v) any failure to provide the Company Board Recommendation in accordance with clause (iv) above shall be deemed to be an Adverse Recommendation Change.

Section 5.17 Transaction Implementation by Way of Merger.

(a) The Parties may, in the circumstances set out in Section 5.16(a), prior to any election by Buyer to implement the Transaction by way of an Offer under such terms, agree to implement the Transaction by way of a merger pursuant to Part 18B of the Companies Law (the “Merger”), rather than by way of a Scheme of Arrangement and whether or not the Scheme Document has been published. If the Parties agree to implement the Transaction by way of a Merger in accordance with this Section 5.17, the Parties shall enter into a merger agreement on substantially the same terms as this Agreement but modified or amended in so far as is necessary as a result of the switch from the Scheme of Arrangement to the Merger and otherwise to incorporate the information required by Article 127D of the Companies Law.

(b) For the purposes of the Merger, the merged company (as defined in Article 127A(1) of the Companies Law) shall be Company and the merging companies (as defined in Article 127A(1) of the Companies Law) shall be:

(i) Company; and

(ii) a Jersey company to be incorporated by Buyer as a wholly owned subsidiary of Buyer.

(c) If the Transaction is implemented by way of a Merger pursuant to and in accordance with clause (a) above, Buyer and Company shall prepare the Registration Statement in the same manner as described in Section 5.16(d).

Section 5.18 Securities Act Exemption. For so long as the Transaction is being implemented by way of the Scheme of Arrangement, the Parties shall use their reasonable best efforts to cause the New Buyer Shares issued to the Company Shareholders upon the Scheme of Arrangement becoming effective to be issued in reliance on the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) of the Securities Act and in reliance on exemptions from registration under state “blue sky” or securities Laws.

Section 5.19 Post-Closing Benefits Program.

(a) For one year following the Closing Date (the “Continuation Period”), Buyer shall, or shall cause its Affiliates to, provide the Company Employees who continue to be employees of Buyer or one of its Subsidiaries immediately following the Closing with (i) base salary or base wage rate and cash incentive compensation opportunity that in the aggregate, are no less favorable than the base salary or base wage rate and cash incentive compensation opportunity to the individual provided immediately prior to the Closing date, (ii) equity-based or other long-term incentive opportunities that are no less favorable than those provided to similarly-situated employees of Buyer and its Affiliates, and (iii) employee benefits (other than equity-based, defined benefit, or retiree medical benefits) that, taken as a whole, are substantially comparable, in the aggregate, to the employee benefits (other than equity-based, defined benefit, or retiree medical benefits) provided to either (i) such individuals immediately prior to the Closing Date or (ii) similarly-situated employees of Buyer or one of its Subsidiaries, at the sole discretion of Buyer (the “Post-Closing Benefits Program”). For the avoidance of doubt, to the extent the Post-Closing Benefits Program is insufficient to provide compensation, benefits, and terms and conditions of employment to any Company Employee who continues to be an employee of Buyer or one of its Subsidiaries immediately following the Closing in compliance with local Law or Collective Bargaining Agreement, the Post-Closing Benefits Program shall be modified with respect to such Company Employee in order to so comply.

(b) Buyer shall, or cause its Affiliates to, provide each Company Employee who continues to be an employee of Buyer or one of its Subsidiaries immediately following Closing and experiences a qualifying termination during the Continuation Period with severance payments and other benefits following such qualifying termination of employment no less favorable than those severance payments and other benefits that such individual was eligible to receive immediately prior to the Closing Date.

(c) With respect to any employee benefit plans established under the Post-Closing Benefits Program, Buyer shall recognize and credit all service of Company Employees and Buyer Employees with Company, Buyer or any of their respective Subsidiaries or predecessor entities, as the case may be, for purposes of determining eligibility to participate, vesting, accruals, and entitlement to benefits where length of service is relevant (other than benefit accruals under a defined benefit pension plan) to the extent such service is recognized for similar purposes under the corresponding Benefit Plan; provided, that for the avoidance of doubt, this sentence is not intended to allow Buyer to reduce any benefits that has been accrued prior to the Closing Date under a Company Benefit Plan that is a defined benefit pension plan. With respect to the plan year during which Buyer causes participation under welfare plans of Company Employees to change from coverage under a Company Benefit Plan to coverage under another plan sponsored by Buyer or its Subsidiaries, Buyer shall, (i) use commercially reasonable efforts to seek to waive any pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements, and (ii) use commercially reasonable efforts to provide credit for any co-payments and deductibles incurred during such plan year prior to when such change occurs for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such employee benefit plans established under the Post-Closing Benefits Program with respect to the plan year in which such change occurs as if such amounts had been paid in accordance with such employee benefit plans established under the Post-Closing Benefits Program.

(d) Effective as of the day prior to the Closing Date but contingent upon the Closing, Company shall cause to be approved board resolutions terminating Company’s U.S. Salaried Retirement Savings Program (the “Company 401(k) Plan”) unless Buyer provides written notice to Company no later than five (5) Business Days prior to the Closing Date that the Company 401(k) Plan shall not be terminated. Unless Buyer provides such written notice to Company, Company shall provide Buyer copies of such board resolutions prior to the Closing. Effective as of, or as promptly as administratively practicable following, the Closing, each Company Employee in the U.S. shall be eligible to participate in a tax-qualified defined contribution plan established or designated by Buyer (the “Buyer 401(k) Plan”), subject to the terms and conditions of the Buyer 401(k) Plan. As promptly as practicable after the Closing and to the extent not prohibited under applicable Law, Buyer shall take all action necessary to provide that each Company Employee in the U.S. may elect to rollover his or her full account balance (including cash, notes (in the case of loans), or a combination thereof) in the Company 401(k) Plan to the Buyer 401(k) Plan.

(e) As soon as practicable prior to the Closing, Company shall determine in good faith in the ordinary course of business consistent with past practice, whether and to what extent, after giving effect to expected performance through the date of the Closing, the performance metrics and goals applicable to the payment of awards under Company’s Annual Incentive Plan for 2020 (the “Company Bonus Plan”) have been met. Based on such determination Company shall determine, for each participant in the Company Bonus Plan, the amount of such participant’s bonus award for 2020, assuming such participant is employed for the full 2020 performance year, which amount shall not be less than such participant’s target bonus award for 2020 (the “2020 Bonus Award Amount”), and such 2020 Bonus Award Amounts shall be certified by the compensation committee of the Company Board of Directors. For each participant who is a holder of a Scheduled RSU Award or Scheduled PSU Award and is employed on the Closing Date (“Transitioning Employees”), such Transitioning Employee shall be paid his or her 2020 Bonus Award Amount, pro-rated through the Closing Date or, if later, pro-rated through the date after the Closing Date on which such Transitioning Employee is scheduled to terminate employment, in each case, in a single lump sum cash payment no later than thirty (30) days following the Closing Date. Notwithstanding the foregoing, if Buyer’s, Company’s or its applicable Subsidiary’s payment of the 2020 Bonus Award Amount in connection with the Closing is prohibited under applicable Law, Buyer and Company will agree to an alternative arrangement with respect to any such 2020 Bonus Award Amount acting in good faith. Each participant who is not a Transitioning Employee and who continues in employment through December 31, 2020 shall receive his or her full 2020 Bonus Award Amount in a single lump sum cash payment, on or as soon as reasonably practicable after December 31, 2020, but no later than March 15, 2021 and each participant who is not a Transitioning Employee who experiences an “involuntary termination” prior to December 31, 2020 shall be paid his or her 2020 Bonus Award Amount on or within fifteen (15) days following such termination, pro-rated through the date of such involuntary termination. For this purpose, an “involuntary termination” shall mean a termination of employment due to death, due to a Qualified Termination (as defined in the Company Bonus Plan) and, for employees who have other severance or equity compensation arrangements providing for payments or benefits upon a termination for good reason, a “good reason” termination (as defined therein).

(f) Without limiting the generality of foregoing, nothing in this Section 5.19 or Section 5.20, express or implied: (i) is intended to confer any rights, benefits or, remedies under this Agreement upon any person (including any Company Employee or Buyer Employee) to continued employment, service or any severance or other benefits from Company or Buyer or any of their respective affiliates; (ii) is intended to require any Party (or any affiliate thereof) to maintain any specific level of benefits for any Company Employees or Buyer Employees for any specific period of time; (iii) shall be construed as an amendment to any employee benefit plan or similar arrangement; or (iv) shall constitute a limitation on the Parties’ rights to amend, modify or terminate, either before or after the Closing, any employee benefit plan or similar arrangement.

Section 5.20 Change in Control Arrangements. As of the Effective Time, Buyer shall automatically assume each change in control agreement listed on Section 5.20 of the Company Disclosure Schedule (the “Assumed CiC Agreements”) and, following the Effective Time, shall perform each Assumed CiC Agreement in the manner and to the extent that Company would have been required to perform such agreement had no assumption taken place.

Section 5.21 Integration Planning. Without limiting Section 5.1, from and after the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, except as may be required by Law (including Antitrust Laws), (a) upon the reasonable advance written request of Buyer to Company, Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Buyer and its

Subsidiaries to facilitate the integration of the Parties, their respective Subsidiaries and their respective businesses following the Closing and (b) without limiting the generality of the foregoing clause (a), Company shall use commercially reasonable efforts to cause the Representatives of Company and its Subsidiaries to take reasonable actions and reasonably assist Buyer with respect to integration planning and customer communications and notices reasonably required to result in a successful transition and integration following the Closing. Notwithstanding the foregoing, Company and its Subsidiaries shall not be required to take such actions if: (A) it would unreasonably disrupt the operations of Company or any of its Subsidiaries, (B) it would cause a material violation of any agreement to which Company or any of its Subsidiaries is a party, or (C) Company believes in good faith, after consulting with outside counsel and taking into account whether privilege cannot be protected by Company or its Subsidiaries through exercise of its reasonable efforts (such as redaction of certain information), it would reasonably be expected to cause a risk of a loss of privilege to Company or any of its Subsidiaries or would constitute a violation of any applicable Law.

Section 5.22 Financing Cooperation.

(a) Until the earlier of the Effective Time and the Termination Date, Company shall use its reasonable best efforts, and shall cause its Subsidiaries to use their respective reasonable best efforts, and shall use its reasonable best efforts to cause its and their Representatives to use their respective reasonable best efforts, to provide all cooperation that is reasonably requested by Buyer in writing and that is customary in connection with Buyer obtaining third-party debt financing for the purpose of financing any amounts required to be paid, or issuing new debt in exchange for any of Company’s outstanding 5.00% Senior Notes due 2025 (the “Senior Notes”), in connection with the consummation of the transactions contemplated hereby (collectively, the “Financing”, and the financial institutions participating in such Financing, the “Financing Parties”), including using reasonable best efforts with respect to:

(i) furnishing to Buyer (A) audited consolidated balance sheets and related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for Company for each of the three most recently completed fiscal years of Company ended at least sixty (60) days prior to the Closing Date (and, if such financing is an offering of securities, the launch date of such offering) prepared in accordance with GAAP applied on a basis consistent with that of the most recent fiscal year, (B) unaudited condensed consolidated balance sheets and related condensed consolidated statements of operations, comprehensive income and cash flows (in each case, subject to normal year-end adjustments and absence of certain footnotes, as permitted by the applicable rules of the SEC) for Company for the fiscal quarter ended September 30, 2019 and each subsequent fiscal quarter ended on a date that is at least forty (40) days before the Closing Date (and, if such financing is an offering of securities, the launch date of such offering), and (C) other historical financial information regarding Company and its Subsidiaries reasonably necessary to permit Buyer to prepare pro forma financial statements customarily included in marketing and offering documents for an offering of securities of Buyer on a registration statement filed with the SEC;

(ii) furnishing to the Financing Parties customary authorization letters (subject to customary confidentiality provisions and disclaimers) authorizing the distribution of information;

(iii) using reasonable best efforts to cause Company’s or any of its Subsidiary’s independent accountants to provide customary assistance and cooperation reasonably requested by Buyer or the Financing Parties with any offering of securities, including (A) providing any necessary written consents to use their audit or other reports relating to financial statements of Company and its Subsidiaries and to be named as an “Expert” in any document related to any applicable Financing that is registered under the Securities Act and (B) participating in customary accounting due diligence sessions and providing any customary “comfort” letters (including customary “negative assurance” comfort for any applicable Financing);

(iv) assisting Buyer in the preparation of customary offering and marketing documents (and any supplements thereto) in connection with any Financing; and

(v) (A) cooperating with any customary due diligence process as reasonably requested by Buyer, including participating in a reasonable number of due diligence sessions, in each case at times and at locations reasonably acceptable to Company and upon reasonable notice, and (B) and cooperating with the customary marketing efforts of Buyer, in each case, in connection with any Financing.

(b) Notwithstanding anything to the contrary in this Section 5.22 and Section 5.23 neither Company nor any Subsidiary shall, pursuant to this Section 5.22 or Section 5.23:

(i) be required to incur any out-of-pocket fees, expenses or other liabilities prior to the Effective Time for which it has not been previously or is not promptly reimbursed or simultaneously indemnified in full or pay any fee prior to the Effective Time for which it has not been previously or is not promptly reimbursed in full;

(ii) be required to cause any Representative of Company or any of its Subsidiaries to take any action that could reasonably be expected to result in such Representative incurring any personal liability;

(iii) be required to provide any information that is prohibited or restricted from being provided by applicable Law or any Contract existing as of the date hereof or provide access to or disclose information that, in the reasonable good faith determination of Company, would jeopardize or violate any attorney-client privilege or any confidentiality obligation binding on Company or any of its Subsidiaries;

(iv) be required to, nor shall any of their Representatives be required, to (A) adopt resolutions or consents to approve or authorize the execution of the agreements, documents and instruments pursuant to which the Financing is obtained or (B) execute, deliver or enter into, or perform any agreement, document or instrument (other than customary authorization letters), including any credit or other agreements, guarantees, pledge or security documents or certificates in connection with the Financing that would be effective prior to the Effective Time (other than customary authorization letters);

(v) be required to (or be required to cause their Representatives to) enter into or approve any other agreement or other documentation, or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Effective Time (except as set forth in Section 5.23);

(vi) be required to (or be required to cause their Representatives to) provide any indemnity prior to the Effective Time for which it has not received prior reimbursement in full or is not otherwise indemnified in full by or on behalf of Buyer;

(vii) be required to (or be required to cause their Representatives to) take any action that would reasonably be expected to conflict with, or result in a violation of, or result in a breach of or a default under, any charter or other organizational documents of Company or any of its Subsidiaries as in effect on the date hereof;

(viii) be required to (or be required to cause their Representatives to) take any action that would reasonably be expected to conflict with, violate, or result in breach of or default under the provisions of the Credit Agreement, dated as of September 7, 2017, among Delphi Jersey Holdings plc (renamed Delphi Technologies PLC) (“DJH”), Delphi Powertrain Corporation (“DPC”), JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders and agents party thereto (the “Company Credit Agreement”) or the Senior Notes Indenture, dated as of September 28, 2017, among DJH, the guarantors named therein, U.S. Bank National Association (“USB”) as trustee (the “Trustee”), and U.S. Bank National Association as registrar, paying agent and authenticating agent, as supplemented by the Supplemental Indenture, dated December 4, 2017, by and between DJH, the guaranteeing parties and USB relating to the Senior Notes (the “Senior Notes Indenture”);

(ix) be required to (or be required to cause their Representatives to) take any actions that would, or would reasonably be expected to, cause any representation or warranty in this Agreement to be breached by Company or any of its Subsidiaries or that would, or would reasonably be expected to, cause any condition set forth in Article VI to fail to be satisfied (in each case unless Buyer waives such breach or failure prior to Company or any of its Subsidiaries taking such action);

(x) be required to (or be required to cause their Representatives to) take any actions that would unreasonably interfere with Company’s and its Subsidiaries’ business or operations taken as a whole;

(xi) be required to (or be required to cause their Representatives to) prepare or furnish pro forma financial statements, projections or financial statements (provided that Company shall use its reasonable best efforts to provide any historical financial information regarding Company and its Subsidiaries reasonably necessary to permit Buyer to prepare pro forma financial statements customarily included in marketing and offering documents for an offering of securities of Buyer on a registration statement filed with the SEC as contemplated in Section 5.22(a)(i));

(xii) be required to be an issuer or obligor with respect to the Financing prior to the Effective Time.

(xiii) be required to (or be required to cause their Representatives to) provide opinions of internal or external counsel.

(c) Buyer shall, promptly upon request by Company, reimburse Company for all reasonable and documented costs and expenses (including attorneys’ fees) incurred by Company or any of its Subsidiaries in connection with the cooperation contemplated by this Section 5.22, and shall indemnify and hold harmless Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, expenses (including attorneys’ fees), interest, judgments and penalties suffered or incurred by them, in connection with this Section 5.22, in each case whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated.

Section 5.23 Treatment of Company Indebtedness.

(a) If requested by Buyer in writing, Company shall, and shall cause its Subsidiaries to, deliver all notices and other documents reasonably requested by Buyer that are required to cause and evidence the termination of all commitments outstanding under the Company Credit Agreement, the repayment in full of all obligations, if any, outstanding thereunder, the release of all Liens, if any, securing such obligations, and the release of all guarantees in connection therewith on the Closing Date as of the Effective Time (such notices, documents, termination, repayment and releases, the “Credit Facility Terminations”). In furtherance and not in limitation of the foregoing, Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to deliver to Buyer prior to the Closing Date an executed payoff letter with respect to the Company Credit Agreement (a “Payoff Letter”), which Payoff Letter shall include the payoff amount and provide that all Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of Company and its Subsidiaries securing such indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the Payoff Letter on the Closing Date as of the Effective Time, be released and terminated. Notwithstanding anything herein to the contrary, in no event shall this Section 5.23 require Company or any of its Subsidiaries to cause the Credit Facility Terminations to be effective unless and until the Effective Time has occurred and Buyer has provided or caused to be provided to Company or its Subsidiaries funds (or Buyer has directed Company or any of its Subsidiaries to use funds on their balance sheet) to pay in full the then-outstanding principal amount, and accrued and unpaid interest and fees outstanding, under the Company Credit Agreement.

(b) If requested by the Buyer in writing, to the extent Buyer elects to prepay, redeem, terminate or otherwise discharge any of Company’s Senior Notes, at or after the Effective Time, including in connection with an exchange offer pursuant to which the consideration for the Senior Notes will include new securities to be issued by Buyer and/or one or more of Buyer’s Subsidiaries, Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to assist Buyer, at Buyer’s request and expense, in (x) facilitating and instructing the Trustee to cooperate with the discharge of the Senior Notes at the Closing, if applicable and (y) delivering or instructing the Trustee to deliver applicable redemption notices, provided that any such notices shall (i) comply with applicable Law and with the Senior Notes Indenture, (ii) to the extent any such documentation is delivered before the Closing, expressly provide that any refinancing of the Senior Notes shall be conditioned on the occurrence of the Closing, and (iii) otherwise be in form and substance reasonably satisfactory to each of Company and Buyer.

Section 5.24 Notice and Consultation Obligations. Each of Company and Buyer agrees to use reasonable best efforts to cooperate with the other Party to timely and fully satisfy any information or notice to or approval from or any consultation with the trade unions, works councils, staff associations, employee organizing entities or other bodies representing Company Employees or Buyer Employees that are required in connection with Company or Buyer entering into this Agreement or completing the Transaction.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

Section 6.1 Conditions to Each Party’s Obligation to Effect the Transaction. The respective obligations of each Party to effect the Transaction shall be subject to the fulfillment (or waiver by all Parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) The Company Shareholder Approval shall have been obtained.

(b) The Scheme of Arrangement shall have been sanctioned by the Court with or without modification (but subject to any non de minimis modification being acceptable to both Parties acting reasonably and in good faith) and a copy of the Court Order shall have been delivered to Registrar of Companies in Jersey.

(c) The New Buyer Shares shall have been approved for listing on the NYSE, subject to official notice of issuance.

(d) No order, injunction, decree or other legal restraint by any court or other tribunal of competent jurisdiction or Governmental Entity shall have been entered and shall continue to be in effect and no Law shall have been adopted or be effective, in each case that prohibits, prevents, restrains or renders illegal the consummation of the Transaction; provided, that with respect to any such order, injunction, decree or other legal restraint that relates to Antitrust Laws or Foreign Investment Laws, such order, injunction, decree or other legal restraint shall have been entered or adopted by a jurisdiction where the consent of or filing with a Governmental Entity of such jurisdiction is required in order to satisfy the condition set forth in Section 6.1(f).

(e) All waiting periods applicable to the Transaction under the HSR Act, including any secondary acquisition notifications pursuant to 16 C.F.R. § 801.4, shall have expired or been terminated.

(f) All consents of the Governmental Entities set forth in Section 6.1(f) of the Buyer Disclosure Schedule shall have been obtained and any applicable waiting periods with respect thereto shall have expired or been terminated, as the case may be.

Section 6.2 Conditions to Obligation of Company to Effect the Transaction. The obligation of Company to effect the Transaction is further subject to the fulfillment (or waiver by Company) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Buyer set forth in (i) this Agreement (other than those specifically identified in clauses (ii)-(iv) below) shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date (except to the extent that any such representation and warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such date), except where such failures to be so true and correct (without regard to “materiality,” Buyer Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, (ii) the first sentence of Section 4.1(c) shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date (except to the extent that such representation and warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such date), except for any de minimis inaccuracies, (iii) Section 4.7(b) shall be true and correct at and as of the Closing Date, as though made at and as of the Closing Date and (iv) the first sentence of Section 4.1(a), the first and second sentences of Section 4.1(b), Section 4.1(c) (other than the first sentence thereof), and Section 4.1(e) and Section 4.2(a) shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date (except to the extent that any such representation and warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such date).

(b) Buyer shall have in all material respects performed all material obligations and complied with all material covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) Buyer shall have delivered to Company a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligation of Buyer to Effect the Transaction. The obligation of Buyer to effect the Transaction is further subject to the fulfillment (or the waiver by Buyer) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Company set forth in (i) this Agreement (other than those specifically identified in clauses (ii)-(iv) below) shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date (except to the extent that any such representation and warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such date), except where such failures to be so true and correct (without regard to “materiality,” Company Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) the first sentence of Section 3.1(c) shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date (except to the extent that such representation and warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such date), except for any de minimis inaccuracies, (iii) Section 3.7(b) shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, and (iv) the first sentence of Sections 3.1(a), the first and second sentences of Section 3.1(b), Section 3.1(c) (other than the first sentence thereof), and Section 3.1(e), and Section 3.2(a), shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date (except to the extent that any such representation and warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such date).

(b) Company shall have in all material respects performed all material obligations and complied with all material covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) Company shall have delivered to Buyer a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

Section 6.4 Frustration of Closing Conditions. Neither Company nor Buyer may rely, either as a basis for not consummating the Transaction or terminating this Agreement and abandoning the Transaction, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s Willful Breach of any provision of this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Transaction abandoned at any time prior to the Effective Time (notwithstanding that the Company Shareholder Approval may have been obtained prior to such termination) by written notice of the terminating Party (acting through such Party’s Board of Directors) to the other Party:

(a) by the mutual written consent of Company and Buyer;

(b) by either Company or Buyer, if the Transaction shall not have been consummated on or prior to October 28, 2020 (the “End Date”); provided, however, that:

(i) if all of the conditions to Closing, other than the conditions set forth in Section 6.1(d), Section 6.1(e) or Section 6.1(f), shall have been satisfied or shall be capable of being satisfied at such time, the End Date may be extended by either Party; or

(ii) if all of the conditions to Closing shall have been satisfied or shall be capable of being satisfied at such time, but Company has not sought the sanction of the Scheme of Arrangement by the Court or has not delivered the Court Order to the Registrar of Companies in Jersey to make the Scheme of Arrangement effective, the End Date may be extended by Buyer;

in both cases, by written notice to the other Party, on no more than two successive occasions of three months each (not to exceed fifteen months after the date of this Agreement), and the expiration date of the last extension period shall thereafter be deemed to be the End Date; and provided further that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a Party if the failure of the Closing to occur by such date shall be due to the material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement;

(c) by either Company or Buyer, if a court or other Governmental Entity of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Transaction and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a Party if such Order was due to the material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement;

(d) by either Company or Buyer, if the Scheme Meeting and the Company GM (including, in each case, any postponements or adjournments thereof) shall have been completed and the Company Shareholder Approval shall not have been obtained and the Parties have not agreed to implement the Transaction by way of an Offer or a Merger in accordance with Section 5.16 or Section 5.17, respectively, within fifteen business days of the relevant meeting; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to a Party where the failure to obtain the Company Shareholder Approval was due to the material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement;

(e) by Company, if Buyer shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) by its nature, cannot be cured or is not cured prior to the earlier of (A) thirty days following written notice by Company and (B) the End Date (provided that Company is not then in breach of any representation, warranty, covenant or other agreement contained herein such that the conditions set forth in Section 6.3(a) and Section 6.3(b) shall not be satisfied);

(f) by Buyer, if Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) by its nature, cannot be cured or is not cured prior to the earlier of (A) thirty days following written notice by Buyer and (B) the End Date (provided that Buyer is not then in breach of any representation, warranty, covenant or other agreement contained herein such that the conditions set forth in Section 6.2(a) and Section 6.2(b) shall not be satisfied);

(g) by Buyer, (i) in the event of an Adverse Recommendation Change occurring prior to receipt of the Company Shareholder Approval or (ii) upon any Willful Breach by Company of its obligations under Section 5.3(a);

(h) by either Company or Buyer, if the Court declines or refuses to sanction the Scheme of Arrangement, unless (i) Company or Buyer appeals the decision of the Court within any applicable time limits, in which case such termination right pursuant to this Section 7.1(h) shall not be available until a final, non-appealable judgment is given declining the Scheme of Arrangement or (ii) both Parties agree in writing to implement the Transaction by way of an Offer in accordance with Section 5.16 or Merger in accordance with Section 5.17; or

(i) by Company, if at any time prior to receiving the Company Shareholder Approval, (i) Company has received a Superior Proposal, (ii) the Board of Directors of Company has authorized Company to enter into a definitive agreement to consummate the transactions contemplated by such Superior Proposal and (iii) concurrently with such termination Company pays the Termination Fee due to Buyer in accordance with Section 7.3(c).

Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except that the provisions of Section 5.2(b), Section 5.22(c), this Section 7.2, Section 7.3 and Article VIII will each survive the termination of this Agreement), and there shall be no other liability on the part of Company or Buyer to the other (other than any payment obligation under Section 7.3), except that nothing in this Section 7.2 will relieve any Party from any liability arising out of, or resulting from, any Willful Breach of this Agreement occurring prior to such termination; provided, however, that upon payment by Company of the Termination Fee in full in accordance with Section 7.3, Company shall have no further liability of any kind pursuant to this Section 7.2. Notwithstanding anything to the contrary in the foregoing, each Party shall be entitled to all rights and remedies available to it, at law or in equity, as provided for in the Confidentiality Agreement or that certain Joint Defense, Common Interest and Confidentiality Agreement, dated as of December 30, 2019, entered into between the Parties (the “Joint Defense Agreement”).

Section 7.3 Termination Fee; Expenses.

(a) If this Agreement is validly terminated by Buyer pursuant to Section 7.1(g), Company shall pay to Buyer the Termination Fee, by wire transfer (to an account designated in writing by Buyer) in immediately available funds within three business days after the date of termination of this Agreement.

(b) If (i) this Agreement is validly terminated by (A) either Buyer or Company pursuant to Section 7.1(d), (B) Buyer pursuant to Section 7.1(f) or (C) either Buyer or Company pursuant to Section 7.1(b), (ii) at any time after the date of this Agreement and (A) prior to the Scheme Meeting, in the case of a termination pursuant to Section 7.1(d) or (B) prior to the termination of this Agreement, in the case of a termination pursuant to Sections 7.1(b) or (f), an Acquisition Proposal shall have been made publicly or shall have otherwise become publicly known, and (iii) within 12 months after such termination, Company shall have entered into a definitive agreement with respect to any Acquisition Proposal, or shall have consummated any Acquisition Proposal, then, in any such event, Company shall pay to Buyer the Termination Fee, such payment to be made within three business days from the earlier of the entry into a definitive agreement with respect to such Acquisition Proposal or the consummation of such Acquisition Proposal, by wire transfer of immediately available funds. For the purpose of this Section 7.3(b), all references in the definition of the term Acquisition Proposal to “20%” will be deemed to be references to “50%”.

(c) If this Agreement is validly terminated by Company or Buyer pursuant to Section 7.1(i), then Company shall, substantially concurrently with such termination pay, or cause to be paid, to Buyer the Termination Fee by wire transfer (to an account designated by Buyer) in immediately available funds.

(d) “Termination Fee” shall mean a cash amount equal to $53,500,000. Notwithstanding anything to the contrary in this Agreement, if the Termination Fee shall become due and payable in accordance with this Section 7.3, from and after such termination and acceptance of payment of the Termination Fee by Buyer pursuant to and in accordance with this Section 7.3, Company shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 7.3. Each of the Parties hereto agrees and acknowledges that the Termination Fee is not a penalty and that it will not be entitled to argue that the Termination Fee is unenforceable or should be reduced in any manner, but rather liquidated damages in a reasonable amount that will compensate, and are proportionate to the legitimate interests of, Buyer in the circumstances in which such Termination Fee is due and payable, in view of the efforts and resources of Buyer expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall Buyer be entitled to more than one payment of the Termination Fee in connection with a termination of this Agreement pursuant to which the Termination Fee is payable.

(e) Each of Company and Buyer acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, Company and Buyer would not enter into this Agreement. Accordingly, if Company fails to pay in a timely manner any amount due pursuant to this Section 7.3, then (i) Company shall reimburse Buyer for all out-of-pocket costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related Actions commenced and (ii) Company shall pay to Buyer interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2%.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Transaction, except for: (a) the covenants and agreements of both Parties in Section 5.2(b) and this Article VIII; (b) the covenants and agreements of Buyer in Section 5.11(d); and (c) any other covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 8.2 Expenses. Without limitation of any payment obligations of Company pursuant to Section 7.3, whether or not the Transaction is consummated, all costs and expenses incurred in connection with the Transaction, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses; provided, however, that each of Company and Buyer shall pay and bear one-half of all filing fees required under the HSR Act or for other Antitrust Laws or Foreign Investment Laws.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Party. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4 Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware (including with respect to any claim for damages pursuant to this Agreement, which calculation of damages will be determined in all respects in accordance with Laws of the State of Delaware) without regard to the conflicts of law principles thereof; provided, that, the provisions respecting the implementation, effect and consequence of the Scheme of Arrangement shall be interpreted, construed and governed by and in accordance with the Laws of the Bailiwick of Jersey without regard to the conflicts or choice of law principles thereof with respect to such matters.

Section 8.5 Jurisdiction. The Parties hereby irrevocably submit to the exclusive personal and subject matter jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, any federal court within the State of Delaware (and any courts having jurisdiction over appeals therefrom) (in such order, the “Chosen Courts”) in respect of any action, suit or proceeding with respect to the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement (including the transactions contemplated hereby or disputes relating hereto) (collectively, “Proceedings”), and hereby waive, and agree not to assert, as a defense in any such Proceeding that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the Parties hereto irrevocably agree that all claims relating to such Proceeding shall be heard and determined in the Chosen Courts; provided, that, nothing herein shall prevent the implementation and enforcement of the Scheme of Arrangement before the Court and to the extent required by applicable law, the Court shall have exclusive jurisdiction with respect of such matters. The Parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such Parties and, to the extent permitted by Law, exclusive jurisdiction over the subject matter of such disputes and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 8.7 or in such other manner as may be permitted by Law shall be valid, effective and sufficient service thereof. Each of the Parties agrees that it will not bring or support any Proceeding described in this Section 8.5 other than in the Chosen Courts as described above. The Parties further agree, to the extent permitted by Law and notwithstanding anything to the contrary herein, that final and non-appealable judgment against a Party in any Proceedings in the Chosen Courts as contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States or, where applicable, the Bailiwick of Jersey by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING, DIRECTLY OR INDIRECTLY, OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF BUYER OR COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 8.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the Party to be notified; (b) when sent by email to the Party to be notified (upon confirmation of receipt); or (c) when delivered by a courier (with confirmation of delivery), in each case to the Party to be notified at the following address:

To Company: Delphi Technologies PLC One Angel Court, 10th Floor London, EC2R 7HJ, United Kingdom Attention: James D. Harrington Email: james.harrington@delphi.com with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Attention: Eric Schiele P.C. David M. Klein P.C. Facsimile: (212) 445-4900 Email: eric.schiele@kirkland.com dklein@kirkland.com

To Buyer:

BorgWarner Inc. 3850 Auburn Hills, MI 48326 Attention: Tonit M. Calaway Email: tcalaway@borgwarner.com with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: Mario A. Ponce Kathryn K. Sudol Facsimile: 212-455-2502 Email: mponce@stblaw.com ksudol@stblaw.com or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any notice received by e-mail or otherwise at the addressee’s location on any business day after 5:00 p.m., addressee’s local time, or on any day that is not a business day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next business day. Any Party may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by a Party hereto without the prior written consent of the other Party. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 8.8 shall be null and void.

Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto, the Joint Defense Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, and, subject to Section 5.11, this Agreement is not intended to grant standing to any person other than the Parties hereto. In the event of any inconsistency or conflict between the provisions of this Agreement and the Scheme of Arrangement, the provisions of this Agreement shall prevail and govern.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, on behalf of each of Company and Buyer (pursuant to authorized action by the Board of

Directors of Company and Board of Directors of Buyer, respectively); provided, however, that after receipt of the Company Shareholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the Company Shareholders or the Buyer Shareholders, as the case may be, the effectiveness of such amendment or waiver shall be subject to the approval of the Company Shareholders or the Buyer Shareholders, as the case may be. Notwithstanding the foregoing, no failure or delay by any Party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 No Third-Party Beneficiaries.

(a) Each of Company and Buyer agrees that (i) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Party hereto, in accordance with and subject to the terms of this Agreement, and (ii) except for the provisions of (x) Section 5.11 (the “D&O Third Party Rights Clauses”) and (y) Sections 2.2, 2.3, and 2.7 (the “Equityholder Third Party Rights Clauses”, together with the D&O Third Party Rights Clauses, the “Third Party Rights Clauses”), this Agreement is not intended to, and does not, confer upon any person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

(b) From and after the Effective Time, the Third Party Rights Clauses confer a benefit on the Indemnified Parties pursuant to Section 5.11, holders of Company Ordinary Shares in respect of Sections 2.2 and 2.7, and holders of Company Equity Awards in respect of Section 2.3, in each case, who are not a Party (each for the purposes of this clause, “Third Party”) and, subject to the remaining provisions of this clause, are intended to be enforceable by the Third Party.

(c) The Parties do not intend that any term of this Agreement, apart from the Third Party Rights Clauses which are enforceable by the applicable Third Party, should be enforceable, by any person who is not a Party.

(d) Notwithstanding the provisions of clauses (a) and (b) above, save in respect of the Third Party Rights Clauses, this Agreement may be rescinded or varied in any way and at any time by the Parties without the consent of any Third Party.

Section 8.14 Remedies.

(a) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) Specific Performance.

(i) The Parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached or violated, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy at law. Accordingly, each Party agrees that, in addition to all other remedies to which it may be entitled, each of the Parties is entitled to a decree of specific performance to enforce the terms of this Agreement and shall further be entitled to an injunction restraining any violation or threatened violation of any of the provisions of this Agreement without the necessity of posting a bond or other form of security. In the event that any Proceeding should be brought in equity to enforce any of the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense, that there is an adequate remedy under applicable Law.

(ii) Each Party agrees and acknowledges that the rights to specific performance under Section 8.14(b)(i) are an integral part of the Transaction and without that right, neither Company nor Buyer would have entered into this Agreement.

Section 8.15 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a schedule or exhibit, such reference is to a schedule or exhibit to this Agreement, as applicable, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “herewith” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “or” shall be disjunctive but not exclusive. When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars If this Agreement requires the Parties to “agree” or requires an “agreement” between the Parties, such “agreements” must be in writing, unless specifically indicated otherwise. A reference to “made available”, “provided to” or other similar constructs herein means that such information, document or material was made available by or on behalf of a Party for review by the other Party in the virtual data room hosted on behalf of such first Party in connection with the Transaction (and to which such other Party and its Representatives have received access and are able to view such information, document or material) or otherwise delivered (e-mail being sufficient) to such other Party or its outside legal counsel, in each case, prior to the execution of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

Section 8.16 Definitions.

(a) General Definitions. References in this Agreement to “Subsidiaries” of any Party means any corporation, partnership, limited liability company, association, trust or other form of legal entity of which (i) more than fifty percent (50%) of the voting power of the outstanding voting securities are directly or indirectly owned by such Party or (ii) such Party or any Subsidiary of such Party is a general partner. References in this Agreement (except as specifically otherwise defined) to “affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” means an individual, a public limited company, a corporation, a partnership, a limited liability company, an association, a trust or any other legal entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Company and its Subsidiaries, the actual knowledge of the individuals listed on Section 8.16(a) of the Company Disclosure Schedule and (ii) with respect to Buyer and its Subsidiaries, the actual knowledge of the individuals listed in Section 8.16(a) of the Buyer Disclosure Schedule. As used in this Agreement, “business day” means any day other than a Saturday, Sunday or other day on which the banks in New York or Jersey are authorized by Law or executive order to remain closed or, in the case of Jersey, are customarily closed for normal banking business.

(b) Certain Specified Definitions. As used in this Agreement:

(i) “Award Agreement” means any award agreement or other written agreement between Company and a Company Equity Award holder that governs the terms and conditions of a Company Equity Award held by such Company Equity Award holder.

(ii) “Benefit Plan” means a Buyer Benefit Plan or a Company Benefit Plan, as applicable.

(iii) “Buyer Common Stock” means the common stock of Buyer, $0.01 par value per share, which, for the avoidance of doubt, is Buyer’s voting class of common stock issuable under its certificate of incorporation.

(iv) “Buyer Financial Statements” means the consolidated financial statements (including all related notes and schedules thereto) of Buyer included in the Buyer SEC Documents.

(v) “Buyer IT Assets” means the computers, software, hardware, code, systems, networks, websites, databases, applications, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology assets, infrastructure and equipment of Buyer and its Subsidiaries.

(vi) “Buyer Material Adverse Effect” means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that has had, or would reasonably be expected to have, a material adverse effect on (A) the ability of Buyer to consummate the Transaction and the other transactions contemplated by this Agreement or (B) the business, condition (financial or otherwise) or results of operations of Buyer and its Subsidiaries, taken as a whole, excluding for purposes of this clause (B), any event, change, effect, development or occurrence resulting from or arising out of: (1) any changes after the date of this Agreement in general economic, financial or capital market conditions (including prevailing interest rates and access to capital markets), (2) any changes after the date of this Agreement generally in the industries in which Buyer or any of its Subsidiaries conducts its business, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including, subject to the following proviso, the impact thereof on the relationships, contractual or otherwise, of Buyer or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding by shareholders or otherwise with respect to the Transaction or any of the other transactions contemplated by this Agreement) (provided, however, that the exceptions in this clause (3) shall not apply to any representation or warranty contained in Section 4.2 or Sections 4.18(c)(i) or (iii) to the extent that the purpose of such representation or warranty (or portion thereof) is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (4) any action taken at the written request of Company, (5) any changes after the date of this Agreement in applicable Law (or authoritative interpretations thereof), (6) any changes after the date of this Agreement in GAAP or other applicable accounting standards (or authoritative interpretations thereof), (7) earthquakes, any weather-related event, natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, (8) governmental shutdown, (9) any changes after the date of this Agreement in regulatory, legislative or political conditions, (10) any changes after the date of this Agreement in the share price or trading volume of shares of Buyer Common Stock, or (11) any failure, in and of itself, by Buyer or its Subsidiaries to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics (provided that the exceptions in clauses (10) and (11) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change or failure has resulted in, or contributed to, a Buyer Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to clauses (1), (2), (5), (6), (7), (8) and (9), to the extent disproportionately affecting Buyer and its Subsidiaries, taken as a whole, relative to other companies in the industries in which Buyer and its Subsidiaries operate.

(vii) “Buyer Permitted Lien” means (A) any Lien for Taxes not yet due or delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (B) vendors’, mechanics’, materialmens’, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary and usual course of business and consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (D) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (E) Liens relating to intercompany borrowings among Buyer and its wholly owned Subsidiaries, (F) Liens securing interest rate protection agreements or currency rate protection agreements incurred in the ordinary course of business consistent with past practice and not for speculative purposes, (G) banker’s Liens and customary rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution, (H) easements, covenants, conditions, restrictions and other similar encumbrances on real property that arise in the ordinary course of business and that do not materially detract from the value of the affected real property and do not materially interfere with the present or intended use of such real property, or (I) other non-monetary Liens that do not, individually or in the aggregate, materially interfere with the present use, or materially detract from the value of, the property encumbered thereby.

(viii) “Buyer Shareholder” means a holder of Buyer Common Stock from time to time.

(ix) “Buyer Stock Plans” means, collectively, the BorgWarner Inc. 2018 Stock Incentive Plan and any other plans or arrangements of Buyer providing for the compensatory grant of awards of shares of Buyer Common Stock or awards denominated, in whole or in part, in shares of Buyer Common Stock or options, share appreciation rights or similar awards relating to shares of Buyer Common Stock, including any and all such plans of predecessor or acquired entities that have been assumed by Buyer.

(x) “Cash Value” means an amount equal to the product of (A) the Closing Volume-Weighted Average Price and (B) the Exchange Ratio.

(xi) “Closing Volume-Weighted Average Price” means the volume-weighted average price, rounded to four decimal points, of shares of Buyer Common Stock on the NYSE (as reported on Bloomberg L.P. under the function “VWAP”) for the period of the ten (10) consecutive trading days ending on the second full trading day prior to the Effective Time.

(xii) “Code” means the United States Internal Revenue Code of 1986.

(xiii) “Collective Bargaining Agreement” means any collective bargaining agreement, labor union contract, trade union agreement, or agreements, customs, practices or arrangements (whether legally binding or not) for collective bargaining or recognition with any trade union, works council, staff association or other representative body.

(xiv) “Companies Law” means the Companies (Jersey) Law 1991.

(xv) “Company Financial Statements” means the consolidated financial statements (including all related notes and schedules thereto) of Company included in the Company SEC Documents.

(xvi) “Company GM” means the general meeting of the Company Shareholders (and any adjournment or postponement thereof) to be convened in connection with the Scheme of Arrangement, expected to be convened as promptly as reasonably practicable after the Scheme Meeting shall have been concluded or adjourned or postponed (it being understood that if the Scheme Meeting is adjourned or postponed, the Company GM shall be correspondingly adjourned or postponed).

(xvii) “Company IT Assets” means the computers, software, hardware, code, systems, networks, websites, databases, applications, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of Company and its Subsidiaries.

(xviii) “Company Material Adverse Effect” means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that has had, or would reasonably be expected to have, a material adverse effect on (A) the ability of Company to consummate the Transaction and the other transactions contemplated by this Agreement or (B) the business, condition (financial or otherwise) or results of operations of Company and its Subsidiaries, taken as a whole, excluding for purposes of this clause (B), any event, change, effect, development or occurrence resulting from or arising out of: (1) any changes after the date of this Agreement in general economic, financial or capital market conditions (including prevailing interest rates and access to capital markets), (2) any changes after the date of this Agreement generally in the industries in which Company or any of its Subsidiaries conducts its business, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including, subject to the following proviso, the impact thereof on the relationships, contractual or otherwise, of Company or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding by shareholders or otherwise with respect to the Transaction or any of the other transactions contemplated by this Agreement) (provided, however, that the exceptions in this clause (3) shall not apply to any representation or warranty contained in Section 3.2 or Sections 3.18(c)(i) or (iii) to the extent that the purpose of such representation or warranty (or portion thereof) is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (4) any action taken at the written request of Buyer, (5) any changes after the date of this Agreement in applicable Law (or authoritative interpretations thereof), (6) any changes after the date of this Agreement in GAAP or other applicable accounting standards (or authoritative interpretations thereof), (7) earthquakes, any weather-related event, natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, (8) governmental shutdown, (9) any changes after the date of this Agreement in regulatory, legislative or political conditions, (10) any changes after the date of this Agreement in the share price or trading volume of Company Ordinary Shares, or (11) any failure, in and of itself, by Company or its Subsidiaries to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics (provided that the exceptions in clauses (10) and (11) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change or failure has resulted in, or contributed to, a Company Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to clauses (1), (2), (5), (6), (7), (8) and (9), to the extent disproportionately affecting Company and its Subsidiaries, taken as a whole, relative to other companies in the industries in which Company and its Subsidiaries operate.

(xix) “Company Ordinary Shares” means the ordinary shares of Company, $0.01 par value per share.

(xx) “Company Permitted Liens” means (A) any Lien for Taxes not yet due or delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (B) vendors’, mechanics’, materialmens’, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary and usual course of business and consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (D) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (E) Liens relating to intercompany borrowings among Company and its wholly owned Subsidiaries, (F) Liens securing interest rate protection agreements or currency rate protection agreements incurred in the ordinary course of business consistent with past practice and not for speculative purposes, (G) banker’s Liens and customary rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution, (H) easements, covenants, conditions, restrictions and other similar encumbrances on real property that arise in the ordinary course of business and that do not materially detract from the value of the affected real property and do not materially interfere with the present or intended use of such real property, or (I) other non-monetary Liens that do not, individually or in the aggregate, materially interfere with the present use, or materially detract from the value of, the property encumbered thereby.

(xxi) “Company Shareholder” means a holder of Company Ordinary Shares from time to time.

(xxii) “Company Shareholder Approval” means (i) the approval of the Scheme of Arrangement by a resolution of a majority in number of the Company Shareholders representing three-fourths (75%) or more of the voting rights of the Company Shareholders, in each case present and voting either in person or by proxy, at the Scheme Meeting (or at any adjournment or postponement of such meeting) and (ii) the Company Shareholder Resolutions being duly passed by the requisite majority of Company Shareholders at the Company GM (or at any adjournment or postponement of such meeting).

(xxiii) “Company Shareholder Resolutions” means the resolutions to alter the Company Articles of Association and such other matters as may be necessary to facilitate the implementation of the Transaction and/or the Scheme of Arrangement.

(xxiv) “Company Stock Plan Committee” means the applicable body with responsibility for administering the Company Stock Plans and Award Agreements effective immediately prior to the Effective Time, whether that be the Board of Directors of Company, the compensation committee or another subcommittee thereof, or another committee duly appointed to administer the Company Stock Plans and Award Agreements under the terms thereof.

(xxv) “Company Stock Plans” means, Delphi Technologies PLC Long-Term Incentive Plan, Nonqualified Stock Option Inducement Agreement, by and between the Company and Richard F. Dauch, effective as of January 7, 2019, and any other plans or arrangements of Company providing for the compensatory grant of awards of Company Ordinary Shares or awards denominated, in whole or in part, in Company Ordinary Shares or options, share appreciation rights or similar awards relating to Company Ordinary Shares, including any and all such plans of predecessor or acquired entities that have been assumed by Company.

(xxvi) “Derivative Transaction” means a derivative transaction within the coverage of Statement of Financial Accounting Standard No. 133, including any swap transaction, option, hedge, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transaction.

(xxvii) “DTC” means The Depository Trust Company.

(xxviii) “Environmental Law” means any Law relating to the pollution, protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or Release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any Hazardous Materials, in each case as in effect as of or prior to the Closing Date.

(xxix) “ERISA” means the Employee Retirement Income Security Act of 1974.

(xxx) “ERISA Affiliate” means, with respect to any person: (i) any entity, whether or not incorporated, that is under common control with such person within the meaning of Section 4001(a)(14) of ERISA; (ii) any corporation that is a member of the same controlled group of corporations within the meaning of Section 414(b) of the Code as such person; (iii) any trade or business (whether or not incorporated) that is a member of the same group of trades or businesses under common control within the meaning of Section 414(c) of the Code as such person; and (iv) any member of the same affiliated service group within the meaning of Section 414(m) or (o) of the Code of which such person, any corporation described in clause (ii) above or any trade or business described in clause (iii) above is a member.

(xxxi) “Existing DU Award” means each award of restricted stock units (whether or not deferred) that has been granted to a non-employee member of Company’s Board of Directors under the Company Stock Plans that is outstanding immediately prior to the Effective Time.

(xxxii) “Existing Option” means each award of share options that has been granted under the Company Stock Plans that is outstanding and unexercised immediately prior to the Effective Time.

(xxxiii) “Existing PSU Award” means each award of performance-based restricted stock units that has been granted under the Company Stock Plans that is outstanding immediately prior to the Effective Time. For the avoidance of doubt, the term “Existing PSU Award” shall exclude each Existing DU Award.

(xxxiv) “Existing RSU Award” means each award of restricted stock units (other than performance-based restricted stock units) that has been granted under the Company Stock Plans that is outstanding immediately prior to the Effective Time. For the avoidance of doubt, the term “Existing RSU Award” shall exclude each Existing DU Award.

(xxxv) “Export Control Laws” means all Laws and regulations related to the regulation of imports, exports, re-exports, transfers, releases, shipments, transmissions or any other provision or receipt of goods, technology, software or services, including (a) the United States International Traffic in Arms Regulations administered by the United States State Department’s Directorate of Defense Trade Controls; (b) the Export Administration Regulations administered by the United States Commerce Department (including the antiboycott regulations administered by the Office of Antiboycott Compliance); (c) United States customs regulations administered by the United States Customs and Border Protection; and (d) all other applicable import and export controls in the countries in which the Party conducts business.

(xxxvi) “good and defensible title” means such title that is free from reasonable doubt to the end that a prudent person with knowledge of all of the facts and their legal bearing would be willing to accept the same acting reasonably.

(xxxvii) “Hazardous Materials” means all substances, materials or wastes for which liability or standards of conduct may be imposed under any Environmental Law, including any substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, and any toxic, radioactive or hazardous substance, material or agent.

(xxxviii) “Key Employee” means, with respect to Buyer or Company, any executive officer of such Party or any employee of such Party that reports directly to the board of directors of such Party or to the Chief Executive Officer of such Party.

(xxxix) “New Buyer Shares” means the new shares of Buyer Common Stock to be issued and credited as fully paid to Company Shareholders pursuant to the Transaction.

(xl) “Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative.

(xli) “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, or leaching of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

(xlii) “Relevant Authority” means the United States Department of Justice, the U.S. Federal Trade Commission, and any United States, foreign or supranational, federal, state or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any competition, antitrust or supervisory body, central bank or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority.

(xliii) “Restructuring Plan” means the current restructuring activities of Company related to the realignment of existing manufacturing capacity and closure of facilities and other exit or disposal activities as detailed in Section 8.16(b) of the Company Disclosure Schedule.

(xliv) “Rights” means rights granted in accordance with a Rights Plan.

(xlv) “Rights Plan” means a shareholder rights plan that could be put in place by Company using the relevant provisions of article 2 of the Company Articles of Association.

(xlvi) “Scheme Meeting” means such meeting(s) of the Company Shareholders as the Court may direct in relation to the Scheme of Arrangement.

(xlvii) “Scheme of Arrangement” means the proposed scheme of arrangement of Company under Part 18A of the Companies Law to effect the Transaction pursuant to this Agreement, in all material respects in the form set out in Annex II subject to any amendment thereof that the Parties agree in accordance with Section 5.7(b).

(xlviii) “Spin-Off Date” means December 4, 2017.

(xlix) “Tax” or “Taxes” means any and all federal, state, local or foreign taxes, imposts, levies, duties, fees or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, and other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not.

(l) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, or declaration of estimated Taxes (and including any amendments with respect thereto).

(li) “Trade Sanctions” means economic or trade sanctions administered by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or similar Governmental Entities.

(lii) “Treasury Regulations” means the regulations (including temporary regulations) promulgated by the U.S. Department of Treasury with respect to the Code.

(liii) “Willful Breach” means a breach that is a consequence of an act or omission undertaken by the breaching Party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement (and which results in a material breach); it being acknowledged and agreed, without limitation, that any failure by any party to consummate the Transaction and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement after the applicable conditions thereto have been satisfied or waived shall constitute a Willful Breach of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

BORGWARNER INC.

By:	/s/ Tonit M. Calaway
Name: Tonit M. Calaway
Title: Executive Vice President, Chief Legal Officer and Secretary

[Signature Page to Transaction Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

DELPHI TECHNOLOGIES PLC

By:	/s/ Richard Dauch
Name: Richard Dauch
Title: Chief Executive Officer

[Signature Page to Transaction Agreement]

ANNEX I

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	Section 5.3(f)(i)
Acquisition Proposal	Section 5.3(f)(ii)
Action	Section 5.11(b)
Adverse Recommendation Change	Section 5.3(d)
Affiliates	Section 8.16(a)
Agreement	Preamble
Antitrust Laws	Section 5.8(b)
Assumed CiC Agreements	Section 5.20
Award Agreement	Section 8.16(b)(i)
Benefit Plan	Section 8.16(b)(ii)
Bribery Act	Section 3.21
business day	Section 8.16(a)
Buyer	Preamble
Buyer Approvals	Section 4.2(b)
Buyer Benefit Plan	Section 4.15(a)
Buyer Common Stock	Section 8.16(b)(iii)
Buyer Designee	Section 1.1
Buyer Disclosure Schedule	Article IV
Buyer Employee	Section 4.14(a)
Buyer Equity Awards	Section 4.1(c)
Buyer Financial Statements	Section 8.16(b)(iv)
Buyer Governing Documents	Section 4.1(b)
Buyer Intellectual Property	Section 4.11(b)
Buyer IT Assets	Section 8.16(b)(v)
Buyer Material Adverse Effect	Section 8.16(b)(vi)
Buyer Material Contracts.	Section 4.18(a)
Buyer Material Subsidiaries	Section 4.1(b)
Buyer Organizational Documents	Section 4.1(b)
Buyer Permits	Section 4.6(b)
Buyer Permitted Lien	Section 8.16(b)(vii)
Buyer Registered IP	Section 4.11(a)
Buyer SEC Documents	Section 4.3(a)
Buyer Shareholder	Section 8.16(b)(viii)
Buyer Stock Plans	Section 8.16(b)(ix)
Buyer Transaction Documents	Section 4.2(a)
Cash Consideration	Section 2.2(a)
Cash Value	Section 8.16(b)(x)
Chosen Courts	Section 8.5
Closing	Section 1.2
Closing Date	Section 1.2
Closing Volume-Weighted Average Price	Section 8.16(b)(xi)
Code	Section 8.16(b)(xii)
Collective Bargaining Agreement	Section 8.16(b)(xiii)
Companies Law	Section 8.16(b)(xiv)
Company	Preamble
Company Approvals	Section 3.2(b)
Company Articles of Association	Section 3.1(b)
Company Benefit Plan	Section 3.15(a)

Annex I-1

Company Board Recommendation	Section 3.2(a)
Company Credit Agreement	Section 5.22(b)(viii)
Company Disclosure Schedule	Article III
Company Employee	Section 3.14(a)
Company Equity Awards	Section 2.3(e)
Company Executives	Section 5.1(b)(viii)
Company Financial Statements	(xv)Section 8.16(b)(xv)
Company GM	Section 8.16(b)(xvi)
Company Intellectual Property	Section 3.11(b)
Company IT Assets	Section 8.16(b)(xvii)
Company Leased Real Property	Section 3.12(a)
Company Material Adverse Effect	Section 8.16(b)(xviii)
Company Material Contracts	Section 3.18(a)(xiii)
Company Material Subsidiaries	Section 3.1(b)
Company Ordinary Shares	Section 8.16(b)(xix)
Company Organizational Documents	Section 3.1(b)
Company Permits	Section 3.6(b)
Company Permitted Liens	Section 8.16(b)(xx)
Company Registered IP	Section 3.11(a)
Company SEC Documents	Section 3.3(a)
Company Shareholder	Section 8.16(b)(xxi)
Company Shareholder Approval	Section 8.16(b)(xxii)
Company Shareholder Resolutions	Section 8.16(b)(xxiii)
Company Stock Plans	Section 8.16(b)(xxiv)
Company Transaction Documents	Section 3.2(a)
Conditions	Section 5.16(e)(ii)
Confidentiality Agreement	Section 5.2(b)
Consideration	Section 2.2(a)
Contract	Section 3.18(a)(xiii)
control	Section 8.16(a)
Court	Section 1.3
Court Documentation	Section 5.4(f)
Court Order	Section 1.3
Credit Facility Terminations	Section 5.23(a)
D&O Insurance	Section 5.11(c)
Derivative Transaction	Section 8.16(b)(xxvi)
DJH	Section 5.22(b)(viii)
DPC	Section 5.22(b)(viii)
DTC	Section 8.16(b)(xxvii)
Effective Time	Section 1.3
End Date	Section 7.1(b)
Enforceability Exceptions	Section 3.2(a)
Environmental Law	Section 8.16(b)(xxviii)
ERISA	Section 8.16(b)(xxix)
ERISA Affiliate	Section 8.16(b)(xxx)
Exchange Act	Section 3.2(b)
Exchange Agent	Section 2.2(c)(i)
Exchange Fund	Section 2.2(c)(i)
Exchange Ratio	Section 2.2(a)
Existing DU Award	Section 8.16(b)(xxxi)
Existing Option	Section 8.16(b)(xxxii)

Annex I-2

Existing PSU Award	Section 8.16(b)(xxxiii)
Existing RSU Award	Section 8.16(b)(xxxiv)
Export Control Laws	Section 8.16(b)(xxxv)
FCPA	Section 3.21
Financing	Section 5.22(a)
Financing Parties	Section 5.22(a)
Foreign Investment Laws	Section 5.8(b)
Forms of Proxy	Section 5.4(f)
Fractional Share Consideration	Section 2.7(b)
GAAP	Section 3.3(b)
good and defensible title	Section 8.16(b)(xxxvi)
Governmental Entity	Section 3.2(b)
Hazardous Materials	Section 8.16(b)(xxxvii)
HSR Act	Section 3.2(b)
Indemnified Party	Section 5.11(b)
Intervening Event	Section 5.3(f)(iii)
Joint Defense Agreement	Section 7.2
Key Company Customer Programs	Section 3.19(a)
Key Company Customers	Section 3.19(a)
Key Employee	Section 8.16(b)(xxxviii)
knowledge	Section 8.16(a)
Law or Laws	Section 3.6(a)
Lien	Section 3.2(c)
Merger	Section 5.17(a)
Multiemployer Plan	Section 3.15(f)
Multiple Employer Plan	Section 3.15(f)
New Buyer Shares	Section 8.16(b)(xxxix)
Non-U.S. Benefit Plans	Section 3.15(o)
NYSE	Section 3.2(b)
OFAC	Section 3.22(a)
Offer	Section 5.16(a)
Offer Document	Section 5.16(b)
Order	Section 8.16(b)(xl)
Parties	Preamble
Payoff Letter	Section 5.23(a)
Permits	Section 4.6(b)
person	Section 8.16(a)
Post-Closing Benefits Program	Section 5.19(a)
Proceedings	Section 8.5
Proxy Statement	Section 5.6
Qualified Plan	Section 3.15(b)
Registration Statement	Section 5.16(d)
Release	Section 8.16(b)(xli)
Relevant Authority	Section 8.16(b)(xlii)
Remaining Stock Plan Shares	Section 2.3(f)
Representatives	Section 5.3(a)
Restructuring Plan	Section 8.16(b)(xliii)
Rights	Section 8.16(b)(xliv)
Rights Plan	Section 8.16(b)(xlv)
Sarbanes-Oxley Act	Section 3.3(a)
Scheme Document	Section 5.4(a)

Annex I-3

Scheme Meeting	Section 8.16(b)(xlvi)
Scheme of Arrangement	Section 8.16(b)(xlvii)
Scheme Supplemental Document	Section 5.4(f)
SEC	Section 3.1(b)
Securities Act	Section 3.2(b)
Senior Notes Indenture	Section 5.22(b)(viii)
Share Consideration	Section 2.2(a)
Spin-Off Date	Section 8.16(b)(xlviii)
Subsidiaries	Section 8.16(a)
Superior Proposal	Section 5.3(f)(iv)
Tail Policy	Section 5.11(c)
Tax or Taxes	Section 8.16(b)(xlix)
Tax Return	Section 8.16(b)(l)
Termination Date	Section 5.1(a)
Termination Fee	Section 7.3(d)
Third Party	Section 8.13(b)
Third Party Rights Clauses	Section 8.13(a)
Trade Sanctions	Section 8.16(b)(li)
Transaction	Recitals
Treasury Regulations	Section 8.16(b)(lii)
U.S. Defined Benefit Plan	Section 3.15(d)
UK Pensions Transfer	Section 3.15(a)
USB	Section 5.22(b)(viii)
Willful Breach	Section 8.16(b)(liii)

Annex I-4

Annex II

[See attached]

Part [    ]

THE SCHEME OF ARRANGEMENT

IN THE ROYAL COURT OF JERSEY SAMEDI DIVISION	File No. [●]

IN THE MATTER OF DELPHI TECHNOLOGIES PLC

-AND-

IN THE MATTER OF THE COMPANIES (JERSEY) LAW 1991

SCHEME OF ARRANGEMENT

(under Article 125 of the Companies (Jersey) Law 1991)

between

DELPHI TECHNOLOGIES PLC

and

THE HOLDERS OF THE SCHEME SHARES

(as defined below)

PRELIMINARY

(A)	In this Scheme, unless inconsistent with the subject or context, the following expressions have the following meanings:

“Acquisition”	the proposed acquisition of the issued ordinary share capital of the Company by the Buyer (or its nominee), to be effected by this Scheme;

“Business Day”	any day (excluding any Saturday or Sunday or public or bank holiday) on which banks are generally open for normal banking business in New York and Jersey;

“Buyer”	BorgWarner Inc., a Delaware corporation;

“Buyer Common Stock”	the shares of Buyer common stock with a $0.01 par value per share;

“Closing Volume Weighted Average Price”	means the volume-weighted average price, rounded to four decimal points, of shares of Buyer Common Stock on the NYSE (as reported on Bloomberg L.P. under the function “VWAP”) for the period of the ten (10) consecutive trading days ending on the second full trading day prior to the Effective Time;

“Companies Law”	the Companies (Jersey) Law 1991, as amended;

“Company”	Delphi Technologies PLC, a public limited company incorporated in Jersey with registered number [●];

“Company Shareholders”	holders of issued Company Shares from time to time (excluding any treasury shares);

“Company Shares”	ordinary shares of $0.01 each in the capital of the Company;

“Court”	the Royal Court of Jersey;

“Court Hearing”	the hearing by the Court of the application to sanction this Scheme under Article 125 of the Companies Law;

“Court Meeting”	the meeting of Scheme Shareholders as at the Voting Record Time (including any adjournment thereof), convened with the permission of the Court under Article 125 of the Companies Law to consider and, if thought fit, to approve (with or without modification) this Scheme or any adjournment thereof;

“Court Order”	the Act of the Court sanctioning this Scheme under Article 125 of the Companies Law;

“Effective Date”	the date on which this Scheme becomes effective;

“Exchange Agent”	has the meaning set out in Clause 3(a) of this Scheme;

“Exchange Ratio”	has the meaning set out in Clause 2(a) of this Scheme;

“holder”	registered holder and includes any person entitled by transmission;

“Latest Practicable Date”	5.00 p.m. on [●] 2020, being the latest practicable date before publication of the Scheme Document;

“New Buyer Shares”	the new shares of Buyer Common Stock which are to be issued pursuant to the Scheme;

“NYSE”	the New York Stock Exchange;

“Registrar of Companies”	the Registrar of Companies in Jersey;

“Scheme”	this scheme of arrangement in its present form or with or subject to any modification, addition or condition which the Company and the Buyer agree and which is approved or imposed by the Court;

“Scheme Document”	the scheme circular or other similar document containing the terms of the Scheme and the appropriate explanatory statement in compliance with Article 126(2) of the Companies Law (including a proxy statement) sent to the Company Shareholders, published by, the Company in connection with this Scheme;

“Scheme Record Time”	6.00 p.m. on the date of the Court Hearing, or such later time as the Company and the Buyer may agree with the consent of the Court (if required);

“Scheme Shareholder”	a holder of Scheme Shares appearing on the register of members of the Company at the Scheme Record Time;

“Scheme Shares”	the Company Shares:

(i) in issue at the date of the Scheme Document (excluding any treasury shares);

(ii) (if any) issued after the date of the Scheme Document but before the Voting Record Time; and

(iii)  (if any) issued at or after the Voting Record Time and before the Scheme Record Time on terms that the original or any subsequent holders shall be, or shall have agreed in writing by such time to be, bound by this Scheme, in each case remaining in issue at the Scheme Record Time;

“Transaction Agreement”	the transaction agreement dated 28 January 2020 setting out, inter alia, the proposed terms of the Scheme entered into by the Company and the Buyer (as such agreement may be amended from time to time);

“Voting Record Time”	6p.m. on the day which is two Business Days prior to the date of the Court Meeting or any adjournment thereof (as the case may be).

and references to clauses or paragraphs are to clauses or paragraphs of this Scheme.

All references to “Dollars” and “$” are to the lawful currency of the United States of America.

All references to any statutory provision or law or to any order or regulation shall be construed as a reference to that provision, law, order or regulation as extended, modified, replaced or re-enacted from time to time and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom.

Words importing the singular shall include the plural and vice versa, and words importing the masculine gender shall include the feminine or neutral gender.

A reference to “includes” shall mean “includes without limitation”, and references to “including” and any other similar term shall be interpreted accordingly.

(B)	As at the Latest Practicable Date, the issued ordinary share capital of the Company consisted of [●] ordinary shares of par value $0.01 each.

(C)

As at the Latest Practicable Date, the issued ordinary share capital of the Buyer consisted of [●] shares of common stock of par value $0.01 each, all of which were credited as fully paid and none of which were held in treasury.

(D)	As at the date of the Scheme none of the Buyer, any member of its group and any of their associates own any Company Shares.

(E)

The Buyer has agreed to appear by its Advocate at the Court Hearing and to submit to be bound by and undertake to the Court to be bound by this Scheme and to execute and do, or procure to be executed and done, all such documents, acts or things as may be necessary or desirable to be executed or done by them or on their behalf for the purpose of giving effect to this Scheme.

THE SCHEME

1.	Transfer of Scheme Shares

(a)

On the Effective Date, the Buyer (or its nominee(s)) shall acquire all legal and beneficial title to all of the Scheme Shares, fully paid-up, free from all liens, equities, charges, encumbrances and other interests together with all rights at the Effective Date or thereafter attached thereto including without limitation the rights to receive and retain all dividends and other distributions (if any) announced, declared, made or paid in respect of the Scheme Shares.

(b)

For such purposes, the Scheme Shares shall be transferred to the Buyer (or its nominee(s)) and such transfer shall be effected by means of a form of transfer or other instrument or instruction of transfer. Any person may be appointed by the Buyer as attorney and/or agent and/or otherwise and shall be authorised as such attorney and/or agent and/or otherwise on behalf of the relevant holder of Scheme Shares to execute and deliver as transferor a form of transfer or other instrument or instruction of transfer (whether as a deed or otherwise) of such Scheme Shares in favour of the Buyer (or its nominee(s)) and every form, instrument or instruction of transfer so executed shall be as effective as if it had been executed by the holder or holders of the Scheme Shares thereby transferred.

(c)

Until the register of members of the Company is updated to reflect the transfer of the Scheme Shares pursuant to this clause 1, each Scheme Shareholder irrevocably appoints the Buyer and/or its nominee(s) and/or each of their agents and directors as its attorney and/or agent and/or otherwise to exercise or to direct the exercise on its behalf (in place of and to the exclusion of the relevant Scheme Shareholder) of any voting rights attached to its Scheme Shares and any or all rights and privileges attaching to its Scheme Shares (including the right to requisition the convening of a general meeting of the Company or any class of its shareholders), to sign on behalf of such Scheme Shareholders such documents, and do such things, as may in the opinion of the Buyer and/or its nominee(s) and/or each of their respective agents and directors (in each case, acting reasonably) be necessary or desirable in connection with the exercise of any voting rights and any or all rights and privileges attaching to such Scheme Shares, to sign any consent to short notice of a general or separate class meeting and to execute a form of proxy in respect of its Scheme Shares appointing any person nominated by the Buyer to attend general and separate class meetings of the Company and authorises the Company to send to the Buyer any notice, circular, warrant or other document or communication which may be required to be sent to it as a member of the Company, such that from the Effective Date, no Scheme Shareholder shall be entitled to exercise any voting rights attached to the Scheme Shares or any other rights or privileges attaching to the Scheme Shares. The authorities granted pursuant to clause 1(b) and this clause 1(c) shall be treated for all purposes as having been granted by deed.

(d)	The Company shall register or procure the registration of, any transfer(s) of Scheme Shares effected in accordance with clauses 1(a) and 1(b) of this Scheme.

2.	Consideration for the transfer of Scheme Shares

(a)

In consideration of the transfer of each Scheme Share to the Buyer and/or its nominee(s), the Buyer shall, subject to the remaining provisions of this Scheme issue 0.4534 New Buyer Shares (as may be adjusted pursuant to clause 2(c)) for each Scheme Share (the “Exchange Ratio”).

(b)

The New Buyer Shares to be issued and delivered pursuant to this clause 2 shall be fully paid, shall rank equally in all respects with the Buyer Common Stock in issue on the Effective Date and shall be entitled to dividends and other distributions (if any) declared or paid by the Buyer by reference to a record date on or after the Effective Date but not otherwise. The New Buyer Shares shall be issued free from all liens, equities, charges, encumbrances and other interests whatsoever.

(c)

If, between 28 January 2020 and the Effective Time, the outstanding Company Shares or shares of Buyer Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, share split, reverse share split, combination or exchange of shares, or a stock dividend shall be declared with a record date within such period, or any similar event shall have occurred, then the Exchange Ratio shall be equitably adjusted, without duplication, to proportionally reflect such change.

(d)

No fractional shares of New Buyer Shares shall be issued to holders of Scheme Shares in connection with the Scheme and no certificates for any such fractional shares shall be issued. All fractional shares to which a single Scheme Shareholder would be entitled shall be aggregated, and calculations shall be rounded to three decimal places. In lieu of any such fractional shares, each holder of Scheme Shares who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest and subject to any required tax withholding, rounded down to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of New Buyer Shares to which such holder would otherwise have been entitled but for this paragraph (d) and (ii) an amount equal to the Closing Volume-Weighted Average Price. It is acknowledged that payment of the net proceeds from the sale of the fractional shares of New Buyer Shares was not separately bargained-for consideration but merely represents mechanical rounding off for purposes of avoiding the expense and inconvenience to Buyer that would otherwise be caused by the issuance of fractional shares of New Buyer Shares.

3.	Settlement

(a)

Settlement shall be effected by way of the appointment by the Buyer of an exchange agent under the terms of an exchange agent agreement with the Buyer in a form reasonably acceptable to the Company and as provided under the terms of the Transaction Agreement (the “Exchange Agent”) where the Exchange Agent will perform all necessary steps in order to complete settlement and payment of the consideration under the Scheme as set out in clause 2.

(b)

All deliveries of notices, certificates, statements of entitlement and/or cheques required to be made under this Scheme shall be made by or n behalf of the Exchange Agent as provided for or in connection with the Transaction Agreement, to the address appearing in the register of members of the Company at the Scheme Record Time or, in the case of joint holders, to the address of the holder whose name stands first in such register in respect of the joint holding concerned at such time.

(c)

All cash payments shall be in Dollars and shall be made payable to the Scheme Shareholder concerned, or in the case of joint holders, to that joint holder whose name stands first in the register of members of the Company in respect of such joint holding at the Scheme Record Time by cheque or as the Exchange Agent shall otherwise determine and the encashment of any such cheque shall be a complete discharge to the Buyer for the moneys represented thereby.

(d)

None of the Company, the Buyer or their respective agents or nominees shall be responsible for any loss or delay in the transmission of the statements of entitlement or cheques sent to Scheme Shareholders in accordance with this paragraph 3, which shall be posted at the risk of the Scheme Shareholder concerned.

4.	Certificates in respect of Scheme Shares

With effect from and including the Effective Date:

(a)

all certificates representing Scheme Shares shall cease to be valid as documents of title to the shares represented thereby and every holder thereof shall be bound at the request of the Company to deliver up such certificates(s) to the Company or to destroy the same; and

(b)	appropriate entries will be made in the register of members of the Company to reflect the transfer of the Scheme Shares.

5.	Mandates

All mandates relating to the payment of dividends on any Scheme Shares and other instructions (including communications preferences) given to the Company by Scheme Shareholders in force at the Scheme Record Time relating to Scheme Shares shall, as from the Effective Date, cease to be valid.

6.	Effective time

(a)	This Scheme shall become effective as soon as the Court Order shall have been delivered to the Registrar of Companies in Jersey for registration.

(b)	Unless this Scheme has become effective on or before [●] or such later date, if any, as the Company and the Buyer may agree and the Court may allow, this Scheme shall never become effective.

7.	Modification

The Company and the Buyer may jointly consent on behalf of all persons concerned to any modification of or addition to this Scheme or to any condition which the Court may approve or impose.

8.	Governing Law

This Scheme is governed by Jersey law and is subject to the exclusive jurisdiction of the Jersey courts.

[●] 2020